SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

BANC OF CALIFORNIA, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

April 15, 2016

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of Banc of California, Inc. (the Company), we cordially invite you to attend the Company’s Annual Meeting of Stockholders (Annual Meeting, the Meeting). The Meeting will be held at 8:00 a.m., Pacific Daylight Time, on May 13, 2016 at the Pacific Club, located at 4110 MacArthur Boulevard, Newport Beach, California.

An important aspect of the Annual Meeting process is that all of the stockholders vote on corporate business items. We urge you to exercise your rights as a stockholder to vote and participate in this process. You are being asked to consider and vote upon:

Proposal Number	Proposal

I.	Election of the two Class I director nominees named in this proxy statement, each for a term of three years.

II.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

III.	An advisory (non-binding) vote to approve the compensation of the Company’s executives disclosed in this proxy statement.

IV.	Consideration, if properly presented at the Meeting, of a non-binding stockholder proposal to adopt a majority voting standard in relation to the election of directors.

Regardless of whether you plan to attend the Annual Meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying pre-postage paid return envelope as promptly as possible. Registered stockholders, that is, stockholders who hold stock in their own names, can also vote their shares by telephone or via the internet. If your shares are held through a bank, broker or other nominee, please check your proxy card to see if you can also vote by telephone or the internet. Voting promptly will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the Meeting.

Your Board of Directors and management are committed to the success of the Company and the enhancement of value to your investment. We want to express our appreciation for your confidence and support.

Sincerely, /s/ Steven A. Sugarman STEVEN A. SUGARMAN Chair of the Board	Sincerely, /s/ Chad T. Brownstein CHAD T. BROWNSTEIN Vice Chair, Lead Independent Director

Annual Proxy Statement	2016

BANC OF CALIFORNIA, INC.

18500 Von Karman Avenue, Suite 1100

Irvine, California 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 13, 2016

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders of Banc of California, Inc. will be held:

DATE	May 13, 2016.

TIME	8:00 a.m. Pacific Daylight Time.

PLACE	The Pacific Club, 4110 MacArthur Boulevard, Newport Beach, California.

ITEMS OF BUSINESS	Proposal Number	Proposal

	I.	Election of the two Class I director nominees named in this proxy statement, each for a term of three years.

	II.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

	III.	An advisory (non-binding) vote to approve the compensation of the Company’s executives disclosed in this proxy statement.

	IV.	Consideration, if properly presented at the Meeting, of a non-binding stockholder proposal to adopt a majority voting standard in relation to the election of directors.

RECORD DATE	Holders of record of the Company’s voting common stock at the close of business on March 24, 2016, will be entitled to vote at the Meeting or any adjournment or postponement of the Meeting.

ANNUAL REPORT	The Company’s 2015 Annual Report to Stockholders accompanies this proxy statement.

AVAILABILITY OF MATERIALS	The Company’s Proxy Statement and Annual Report to Stockholders are also available on the Internet at www.investorvote.com/BANC.

PROXY VOTING

It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning the enclosed proxy card. Registered stockholders, that is, stockholders who hold stock in their own names, can also vote their shares by telephone or via the internet. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can also vote by telephone or the internet. Regardless of the number of shares you own, your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ John C. Grosvenor

John C. Grosvenor

Executive Vice President, General Counsel and

Corporate Secretary

Irvine, California

April 15, 2016

Annual Proxy Statement	2016

BANC OF CALIFORNIA, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 13, 2016

Annual Proxy Statement	2016	Page	i

Page	ii	Annual Proxy Statement	2016

PROXY STATEMENT INTRODUCTION

BANC OF CALIFORNIA, INC.

18500 Von Karman Avenue, Suite 1100

Irvine, California 92612

(949) 236-5211

The Board of Directors of Banc of California, Inc. (Banc of California, the Company, we, us and our) is using this proxy statement to solicit proxies from the holders of the Company’s voting common stock, par value $0.01 per share, for use at the upcoming Annual Meeting of Stockholders of the Company and at any adjournments or postponements of the Meeting. The Meeting will be held on May 13, 2016 at 8:00 a.m., Pacific Daylight Time, at the Pacific Club, located at 4110 MacArthur Boulevard, Newport Beach, California. At the Meeting, stockholders will be asked to vote on the following four items:

Proposal Number	Proposal
I.	Election of the two Class I director nominees named in this proxy statement, each for a term of three years.

II.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

III.	An advisory (non-binding) vote to approve the compensation of the Company’s executives disclosed in this proxy statement.

IV.	Consideration, if properly presented at the Meeting, of a non-binding stockholder proposal to adopt a majority voting standard in relation to the election of directors.

These items are described in more detail below. Stockholders also will consider any other matters that may properly come before the Meeting or any adjournment or postponement of the Meeting, although the Board of Directors knows of no other business to be presented.

Some of the information in this proxy statement relates to the Company’s wholly owned banking subsidiary, Banc of California, National Association (the Bank).

By submitting your proxy, you authorize the Company’s Board of Directors to represent you and vote your shares at the Meeting in accordance with your instructions. The Board also may vote your shares to adjourn the Meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the Meeting.

The accompanying Notice of Annual Meeting of Stockholders and proxy and this proxy statement are first being sent to stockholders on or about April 15, 2016.

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2015, which includes the Company’s audited financial statements, accompanies this proxy statement. The Annual Report does not constitute a part of the proxy solicitation materials and is not incorporated into this proxy statement by reference.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly submit your proxy.

Annual Proxy Statement	2016	Page	1

INFORMATION ABOUT THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Copies of Materials

Securities and Exchange Commission (SEC) rules allow a single copy of the proxy materials to be delivered to multiple stockholders sharing the same address and last name, or who the Company reasonably believes are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.

The Company may household its proxy card, notices, annual report and proxy statement to stockholders of record that share an address. This means that stockholders of record sharing an address may not each receive a separate paper copy of the proxy materials. The Company also understands that certain brokerage firms, banks, or other similar entities holding the Company’s voting common stock for their customers may household proxy materials. Stockholders sharing an address whose shares of voting common stock are held by such an entity should contact such entity if they now receive: (a) multiple copies of the Company’s proxy materials and wish to receive only one copy of these materials per household in the future; or (b) a single copy of the Company’s proxy materials and wish to receive separate copies of these materials in the future. Additional copies of proxy materials are available upon request by contacting the Company at:

Banc of California, Inc.

c/o Tim Sedabres

Senior Vice President, Investor Relations

18500 Von Karman Avenue, Suite 1100

Irvine, California, 92612

(855) 361-2262

IR@bancofcal.com

Who Can Vote

The record date for the Meeting is March 24, 2016. Only holders of record of the Company’s voting common stock as of the close of business on that date are entitled to notice of and to vote at the Meeting. Each stockholder is entitled to one vote for each share of voting common stock held as of the record date; provided, however, that under Section F of Article 6 of the Company’s charter, no stockholder who beneficially owns more than 10.0% of the shares of voting common stock outstanding as of that date may vote shares held in excess of that amount. At the close of business on the record date, there were 43,882,096 outstanding shares of voting common stock.

Voting Shares Held in “Street Name” by a Broker

If your shares are held in “street name” by a broker, your broker is required to vote your shares in accordance with your instructions. If you do not give instructions to your broker, your broker will nevertheless be entitled to vote your shares with respect to any “discretionary” items, but will not be permitted to vote your shares with respect to “non-discretionary” items. In the case of non-discretionary items, your shares will be treated as “broker non-votes”. Whether or not an item is discretionary is determined by the exchange rules governing your broker.

Proposal II, the ratification of the appointment of the Company’s independent registered public accounting firm, is expected to be a discretionary item. The remaining proposals are expected to be non-discretionary items. See How Shares are Treated when no Voting Instructions are Provided.

Number of Shares Required to be Present to Hold the Meeting

A quorum must be present at the Meeting for any business to be conducted. The presence at the Meeting, in person or by proxy, of the holders of at least one-third of the shares of voting common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Meeting.

Page	2	Annual Proxy Statement	2016

INFORMATION ABOUT THE 2016 ANNUAL MEETING OF STOCKHOLDERS

If a quorum is not present at the scheduled time of the Meeting, the chair of the Meeting or the holders of a majority of the shares of voting common stock entitled to vote who are present, in person or by proxy, may adjourn the Meeting to another date, place or time. The time and place of the adjourned Meeting will be announced at the time the adjournment is taken. An adjournment will have no effect on the business that may be conducted at the Meeting.

How to Vote Your Shares

1.	You can vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.

2.

You can vote by telephone. If you are a registered stockholder, that is, if your shares are held in your own name, you can vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can vote by telephone.

3.

You can vote via the internet. If you are a registered stockholder, you can vote via the internet by following the instructions included on the proxy card. If your shares are held through a bank, broker or other nominee, check your proxy card to see if you can also vote via the internet.

4.

You can vote in person at the Meeting. If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Meeting. Note, however, that if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a legal proxy from the holder of your shares indicating that you were the beneficial owner of those shares on March 24, 2016, the record date for voting at the Meeting, and that you are authorized to vote such shares. You are encouraged to vote by proxy prior to the Meeting even if you plan to attend the Meeting in person.

Revoking Your Proxy

If you are a registered stockholder, you can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:

•	submitting another proxy with a later date;
•	giving written notice of the revocation of your proxy to the Company’s Corporate Secretary prior to the Meeting; or
•	voting in person at the Meeting. Your proxy will not be automatically revoked by your mere attendance at the Meeting; you must actually vote at the Meeting to revoke a prior proxy.

If you hold your shares through a bank, broker or other nominee, you will need to follow the instructions of your bank, broker or other nominee in order to change your vote.

Board of Directors Voting Recommendations

The voting recommendations from the Board of Directors are as follows:

Proposal Number	Proposal	The Board of Directors recommends you vote as follows:

I.	Election of the two Class I director nominees named in this proxy statement, each for a term of three years.	FOR

II.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.	FOR

III.	Advisory (non-binding) vote to approve the compensation of the Company’s executives disclosed in this proxy statement.	FOR

Annual Proxy Statement	2016	Page	3

INFORMATION ABOUT THE 2016 ANNUAL MEETING OF STOCKHOLDERS

As explained in this proxy statement, the Board of Directors makes no recommendation with respect to voting on Proposal IV, the non-binding stockholder proposal to adopt a majority voting standard in relation to the election of directors.

How Shares are Treated when no Voting Instructions are Provided

Registered Stockholders. If you are a registered stockholder and you submit a proxy but do not indicate any voting instructions, your shares will be voted according to the Board of Directors’ recommendations:

Proposal Number	Proposal	How shares will be voted if a proxy is submitted with no voting instructions

I.	Election of the two Class I director nominees named in this proxy statement, each for a term of three years.	FOR

II.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.	FOR

III.	Advisory (non-binding) vote to approve the compensation of the Company’s executives disclosed in this proxy statement.	FOR

IV.	Consideration, if properly presented at the Meeting, of a non-binding stockholder proposal to adopt a majority voting standard in relation to the election of directors.	ABSTAIN

Holders of Shares in “Street” Name. If you hold your shares in “street” name through a broker and do not provide your broker with voting instructions, it is expected that your broker will be able to vote your shares on Proposal II, the ratification of the appointment of the independent registered public accounting firm, but will be unable to vote your shares on any of the other proposals. See Voting Shares Held in “Street Name” by a Broker.

Other Matters to be Presented

The Board of Directors knows of no other business that will be presented at the Meeting. If any other matter properly comes before the stockholders for a vote at the Meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

Vote Required to Elect Directors (Proposal I) and Treatment of Abstentions and Broker Non-Votes

For Proposal I, the election of directors, the affirmative vote of a plurality of the votes cast at the Meeting is required to elect the nominees as directors. This means that the two director nominees will be elected if they receive more affirmative votes than any other persons nominated for election. No persons have been nominated for election other than the two director nominees named in this proxy statement. If you vote “Withhold” with respect to the election of either director nominee or both director nominees, your shares will not be voted with respect to the person or persons indicated, although your shares will be counted for purposes of determining whether there is a quorum. Because directors will be elected by a plurality of the votes cast, abstaining is not offered as a voting option for this proposal.

Page	4	Annual Proxy Statement	2016

INFORMATION ABOUT THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Vote Required for Each of the Other Proposals and Treatment of Abstentions and Broker Votes

The vote required for each of the other proposals and the treatment of abstentions and broker non-votes with respect to each of the other proposals is as follows:

Proposal Number	Proposal	Vote Required	Do abstentions count as votes cast?	Do broker non-votes count as votes cast?
II.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.	Affirmative vote of a majority of the votes cast.	No	No

III.	Advisory (non-binding) vote to approve the compensation of the Company’s executives disclosed in this proxy statement.	Affirmative vote of a majority of the votes cast.	No	No

IV.	Consideration, if properly presented at the Meeting, of a non-binding stockholder proposal to adopt a majority voting standard in relation to the election of directors.	Affirmative vote of a majority of the votes cast.	No	No

If you abstain from voting on any of Proposals II through IV, your shares will still be included for purposes of determining whether a quorum is present. As indicated above, an abstention on any of these proposals will not be counted as a vote cast and, therefore, will have no effect on the proposal.

Shares treated as broker non-votes on one or more items will be included for purposes of calculating the presence of a quorum but will not be counted as votes cast. Consequently, broker non-votes will have no effect on any of the items to be voted on at the Meeting.

Inspector of Election

The Board of Directors has appointed Computershare to act as Inspector of Election at the 2016 Annual Meeting to tabulate the votes cast.

Proxy Solicitor and Proxy Solicitation Costs

We will pay the costs of soliciting proxies. We have retained D.F. King & Co. to assist with the Annual Meeting, including the distribution of proxy materials and solicitation of votes, for a fee of $7,500, plus reimbursement of expenses to be paid by us.

We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s voting common stock. In addition, our directors, officers or employees may solicit proxies for us in person or by telephone, facsimile, internet or other electronic means for which they will not receive any compensation other than their regular compensation as directors, officers and employees.

Director Nominees Unable to Stand for Election

If a director nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute director nominee. If a substitute director nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute director nominee unless you have withheld authority to vote for the director nominee replaced.

Annual Proxy Statement	2016	Page	5

STOCK OWNERSHIP

Stock Ownership of Greater than 5% Stockholders

The following table shows the beneficial ownership of the voting common stock by those persons or entities known by management to beneficially own more than five percent of the outstanding shares of our voting common stock as of March 24, 2016.

Name and Address of Greater than 5% Stockholders	Amount and Nature of Beneficial Ownership	Percent of Voting Common Stock Outstanding (1)
Patriot Financial Group Cira Centre 2929 Arch Street, 27th Floor Philadelphia, Pennsylvania 19104 (2)	3,100,564	7.07%
PL Capital 67 Park Place East Suite 675 Morristown, New Jersey 07960 (3)	2,216,919	5.05%

(1)

The percent was calculated based on shares reported as beneficially owned on the relevant forms filed with the SEC, as indicated in footnotes (2) and (3), divided by the 43,882,096 shares of voting common stock issued and outstanding as of the March 24, 2016 record date.

(2)

As reported in an Amended Schedule 13-D filed with the SEC on November 10, 2014 by Patriot Financial Partners, L.P. (Patriot Fund); Patriot Financial Partners Parallel, L.P. (Patriot Parallel Fund and together with the Patriot Fund, the Funds); Patriot Financial Partners GP, L.P., the general partner of the Funds (Patriot GP); Patriot Financial Partners GP, LLC, the general partner of Patriot GP (Patriot LLC); Patriot Financial Partners II, L.P. (Patriot Fund II); Patriot Financial Partners Parallel II, L.P. (Patriot Parallel Fund II and together with the Patriot Fund II, the Funds II), Patriot Financial Partners GP II, L.P. the general partner of the Funds II (Patriot II GP); Patriot Financial Partners GP II, LLC, a Delaware limited liability company and general partner of Patriot II GP (Patriot II LLC); and W. Kirk Wycoff, Ira M. Lubert and James J. Lynch as general partners of the Funds, the Funds II, Patriot GP and Patriot II GP and as members of Patriot LLC and Patriot II LLC. The Amended Schedule 13-D indicates as follows:

¡	Messrs. Wycoff, Lubert and Lynch have shared voting and dispositive power over all 3,100,564 shares;
¡	Patriot Fund has shared voting and dispositive powers over 1,397,748 of the total shares;
¡	Patriot Parallel Fund has shared voting and dispositive powers over 241,463 of the total shares;
¡	Patriot GP has shared voting and dispositive powers over 1,639,211 of the total shares;
¡	Patriot LLC has shared voting and dispositive powers over 1,639,211 of the total shares;
¡	Patriot Fund II has shared voting and dispositive powers over 1,204,097 of the total shares;
¡	Patriot Parallel Fund II has shared voting and dispositive powers over 257,256 of the total shares;
¡	Patriot II GP has shared voting and dispositive powers over 1,461,353 of the total shares; and
¡	Patriot II LLC has shared voting and dispositive powers over 1,461,353 of the total shares.

(3)

As reported in an Amended Schedule 13-D filed on December 15, 2015 by Financial Edge Fund, L.P. (Financial Edge Fund); Financial Edge-Strategic Fund, L.P. (Financial Edge Strategic); PL Capital/Focused Fund, L.P. (Focused Fund); PL Capital, LLC (PL Capital), the General Partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund; PL Capital Advisors, LLC (PL Capital Advisors), the investment advisor to Financial Edge Fund, Financial Edge Strategic, Goodbody/PL Capital, L.P. and Focused Fund; Goodbody/PL Capital, L.P. (Goodbody/PL LP); Goodbody/PL Capital, LLC (Goodbody/PL LLC), the General Partner of Goodbody/PL LP; John W. Palmer, as (1) a Managing Member of PL Capital, PL Capital Advisors and Goodbody/PL LLC and (2) an individual; and Richard J. Lashley, as (1) a Managing Member of PL Capital, PL Capital Advisors and Goodbody/PL LLC and (2) an individual. The Amended Schedule 13-D reports as follows:

¡	Messrs. Lashley and Palmer have shared voting and dispositive powers over all 2,216,919 shares;
¡	Financial Edge Fund has shared voting and dispositive powers over 1,084,909 of the total shares;
¡	Financial Edge Strategic has shared voting and dispositive powers over 444,134 of the total shares;
¡	Focused Fund has shared voting and dispositive powers over 204,200 of the total shares;
¡	PL Capital has shared voting and dispositive powers over 1,733,243 of the total shares;
¡	PL Capital Advisors has shared voting and dispositive powers over all 2,216,919 shares;
¡	Goodbody/PL LP has shared voting and dispositive powers over 483,676 of the total shares;
¡	Goodbody/PL LLC has shared voting and dispositive powers over 483,676 of the total shares;
¡	Mr. Lashley has sole voting and dispositive powers over 10,000 of the total shares; and
¡	Mr. Palmer has sole voting and dispositive powers over 500 of the total shares.

Page	6	Annual Proxy Statement	2016

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of our voting common stock on March 24, 2016 by:

•	each director and director nominee of the Company;

•	each Named Executive Officer (as defined under Compensation Discussion and Analysis/Introduction); and

•	all of the executive officers and directors of the Company as a group.

The address of each of the beneficial owners, except where otherwise indicated, is the same main address as that of the Company. To the extent any of the beneficial owners hold fractional shares of voting common stock, such fractional shares have been rounded down to whole shares. As of March 24, 2016, there were 43,882,096 shares of voting common stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership by that person, shares of voting common stock subject to outstanding rights to acquire shares of voting common stock held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage of ownership by any other person, however.

Directors and Executive Officers	Voting Common Stock	Total Number of Shares Subject to Exercisable Options	Total Number of Shares Subject to Exercisable SARs (1)	Total Number of Shares Beneficially Owned (2)	Percent of Voting Common Stock Outstanding
Steven A. Sugarman (3)	300,733	16,165	1,548,426	1,865,324	4.10%
Chair and Director Nominee, President and Chief Executive Officer
Chad T. Brownstein,	34,896	366	N/A	35,262	0.08%
Vice Chair, Lead Independent Director
Halle J. Benett, Director	15,376	366	N/A	15,742	0.04%
Eric L. Holoman, Director	28,239	366	N/A	28,605	0.07%
Jeffrey Karish, Director	37,230	366	N/A	37,596	0.09%
Jonah F. Schnel, Director Nominee	29,342	366	N/A	29,708	0.07%
Robert D. Sznewajs, Director	17,023	366	N/A	17,389	0.04%
James J. McKinney	25,110	—	N/A	25,110	0.06%
Executive Vice President, Chief Financial Officer and Principal Accounting Officer
Hugh F. Boyle	71,766	26,000	N/A	97,766	0.22%
Executive Vice President, Chief Risk Officer
John C. Grosvenor	50,472	87,000	N/A	137,472	0.31%
Executive Vice President, General Counsel and Corporate Secretary
Jeffrey T. Seabold (4)	143,782	76,713	N/A	220,495	0.50%
Executive Vice President, Chief Banking Officer
Ronald J. Nicolas, Jr.	54,956	45,000	N/A	99,956	0.23%
Former Chief Financial Officer
Directors and Executive Officers of the Company as a group (15 persons) (2)	888,577	253,074	1,548,426	2,690,077	5.89%

(1)

Includes shares subject to the following stock appreciation rights (SARs) held by Mr. Sugarman: 1,077,474 SARs, which became fully vested and exercisable on August 21, 2014, 216,334 additional SARs which became fully vested and exercisable on November 7, 2014, 2,973 additional SARs which became fully vested and exercisable on September 30, 2015 and 251,645 additional SARs (the TEU Additional SARs) which were fully vested and exercisable as of March 24, 2016. The TEU Additional SARs have an originally scheduled vesting date of May 21, 2017, but all or a portion of the TEU Additional SARs vest earlier than May 21, 2017 in certain situations as described further under Grants of Plan Based Awards.

Annual Proxy Statement	2016	Page	7

STOCK OWNERSHIP

The SARs will be settled, on a net basis, in shares of voting common stock. Upon exercise, each SAR will entitle Mr. Sugarman to receive a number of shares of voting common stock equal to the quotient of (i) the product of (A) the excess, if any, of (x) the fair market value of one share of voting common stock on the date of exercise over (y) the base price of the SAR multiplied by (B) the number of shares with respect to which the SAR is being exercised divided by (ii) the fair market value of one share of voting common stock on the date of exercise. Based on the base prices of the SARs and the numbers of shares of voting common stock to which the SARs relate ($12.12 as to 500,000 shares, $13.06 as to 150,933 shares, $13.60 as to 88,366 shares, $13.55 as to 15,275 shares, $12.83 as to 70,877 shares, $10.09 as to 503,668 shares, $11.62 as to 216,334 shares and $12.27 as to 2,973 shares), and assuming a fair market value per share on the date of exercise of $16.10, which was the per share closing price of the voting common stock on the New York Stock Exchange on March 24, 2016, if Mr. Sugarman were to exercise all 1,548,426 of his currently exercisable SARs, he would be entitled to receive an aggregate of 431,557 shares of voting common stock. Using the 431,557 shares to calculate beneficial ownership, then the aggregate shares of voting common stock Mr. Sugarman beneficially owned would be 748,455, or 1.69% and the aggregate shares of voting common stock all directors and executive officers of the Company at a group beneficially owned would be 1,573,208, or 3.53%.

(2)

Includes shares held directly, as well as shares held jointly with certain family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the individual’s or group members’ families, held by corporations or other entities controlled by the individual or group member, or held by trusts of which the individual or group member is a trustee or substantial beneficiary, with respect to which shares the individual or group member may be deemed to have sole or shared voting and/or investment powers. In addition, includes shares subject to options or stock appreciation rights which were exercisable as of, or which will become exercisable within 60 days after, March 24, 2016. The number of directors and executive officers as a group includes each of Mr. McKinney as the Company’s current Chief Financial Officer and Mr. Nicolas as the Company’s former Chief Financial Officer. Share information for Mr. Nicolas is based on information known to the Company as of the record date. In addition, Brian Kuelbs as the Company’s Chief Investment Officer, Thedora Nickel as the Company’s Chief Administrative Officer and J. Francisco A. Turner as the Company’s Chief Strategy Officer are included in the directors and executive officers of the Company as a group.

(3)

Does not include shares underlying a warrant held by Mr. Sugarman (together with his spouse through a living trust) to acquire 960,000 shares of the Company’s Class B non-voting common stock. The warrant vests in tranches, with each tranche being exercisable for five years after the tranche’s vesting date; 50,000 shares vested on October 1, 2011 and the remainder vested in seven equal quarterly installments beginning January 1, 2012 and ending on July 1, 2013. See Warrants and Non-Voting Common Stock.

(4)

Does not include shares underlying a warrant held by Mr. Seabold to acquire 210,000 shares of non-voting common stock. This table also does not include 91,066 shares of non-voting common stock currently outstanding and held by Mr. Seabold. Mr. Seabold’s warrant vests in tranches, with each tranche being exercisable for five years after the tranche’s vesting date; 130,000 shares vested on July 1, 2011 and 80,000 shares vested on October 1, 2011. See Warrants and Non-Voting Common Stock.

Warrants and Non-Voting Common Stock. In addition to their beneficial ownership of shares of voting common stock reflected in the table above, Messrs. Sugarman and Seabold beneficially own 960,000 and 301,066 shares of the Company’s Class B non-voting common stock, respectively, which have been issued or are issuable under currently exercisable warrants held by Messrs. Sugarman (together with his spouse through a living trust) and Seabold. These warrants were originally issued on November 1, 2010 to COR Advisors LLC, an entity controlled by Mr. Sugarman, and were subsequently transferred. The warrants are exercisable for voting common stock in lieu of non-voting common stock following the transfer of the warrants in a widely dispersed offering or in other limited circumstances. Of the 301,066 shares beneficially owned by Mr. Seabold, 91,066 are outstanding shares of non-voting common stock that he acquired upon exercise of a portion of the warrant he holds. These warrants vest in tranches, with each tranche being exercisable for five years after the tranche’s vesting date. With respect to the warrants transferred to Mr. Sugarman, 50,000 shares vested on October 1, 2011 and the remainder vested in seven equal quarterly installments beginning January 1, 2012 and ending on July 1, 2013. With respect to the warrants transferred to Mr. Seabold that are still outstanding, 130,000 shares vested on July 1, 2011, and 80,000 shares vested on October 1, 2011.

Based on 91,066 shares of non-voting common stock issued and outstanding as of March 24, 2016 and held by Mr. Seabold and also including (as outstanding for this purpose) the shares of non-voting common stock underlying the warrants Mr. Sugarman held as of that date, if Mr. Sugarman exercised his warrant (assuming no further exercises by Mr. Seabold of his warrant), he would have beneficially owned approximately 91% of the outstanding shares of non-voting common stock as of March 24, 2016. Likewise, based on the 91,066 shares of non-voting common stock issued and outstanding as of March 24, 2016 and held by Mr. Seabold, and also including (as outstanding for this purpose) the shares of non-voting common stock underlying the warrants Mr. Seabold held as of that date, if Mr. Seabold exercised his warrant (assuming no other warrant holder exercised), then Mr. Seabold would have beneficially owned 100% of the outstanding shares of non-voting common stock as of March 24, 2016.

Series C Preferred Stock. In addition to the information reflected above with respect to the beneficial ownership of the Company’s common stock, as of March 24, 2016, Mr. Sugarman beneficially owned 4,000 depositary shares (Series C Depositary Shares), each representing a 1/40th ownership interest in a share of the Company’s 8.00% Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share and liquidation amount $1,000 per share. The 4,000 Series C Depositary Shares beneficially owned by Mr. Sugarman represented 0.25% of the outstanding Series C Depositary Shares as of March 24, 2016. To the Company’s knowledge, none of the other directors or executive officers of the Company beneficially owned any Series C Depositary Shares as of March 24, 2016.

Page	8	Annual Proxy Statement	2016

STOCK OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s voting common stock, to report to the SEC their initial ownership of the Company’s equity securities and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this report any late filings or failures to file.

To the Company’s knowledge, based solely on its review of the copies of these reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to the Company’s officers and directors during 2015 were met, except for the inadvertent failures by: (i) Mr. Grosvenor to timely report on a Form 4 a disposition of 425 shares on October 15, 2015 to satisfy his tax liability incurred by the vesting of a previously granted award, which was reported on a Form 5 filed on February 16, 2016; and (ii) Mr. Sugarman to timely report on a Form 4 a stock appreciation right award that was granted on November 30, 2015, which was reported on a Form 5 filed on January 29, 2016 and was previously disclosed by the Company in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015.

Annual Proxy Statement	2016	Page	9

PROPOSAL I - ELECTION OF DIRECTORS

General

The Company’s Board of Directors is divided into three classes and currently consists of seven directors. Directors in each class are generally elected to serve for three-year terms that expire in successive years. The current term of Class I directors will expire at the 2016 Annual Meeting of Stockholders, which includes Steven A. Sugarman, Board Chair and Jonah F. Schnel, Enterprise Risk Committee Chair, each of whom has been nominated for re-election for a three-year term. See Nominees for Director at the Annual Meeting.

Director	Age (1)	Director Since	Independent	Class (2)	Affiliate Directorship / Election Year	Principal Occupation
Halle J. Benett	49	2014	Yes	II	Bank – 2013	Managing Director and Head of Diversified Financials Investment Banking, Keefe, Bruyette & Woods
Chad T. Brownstein	43	2011	Yes	III	Bank – 2013 Palisades Board of Managers, Lead Independent Manager – 2013(3)	Chief Executive Officer, Rocky Mountain Resource Holdings, Inc. and RMR Industrials, Inc.
Eric L. Holoman	55	2013	Yes	II	Bank – 2013	President, Magic Johnson Enterprises
Jeffrey Karish	42	2011	Yes	III	Bank – 2013	Investor and Director, Heritage Group
Jonah F. Schnel	43	2013	Yes	I	Bank – 2013	Chair and President, Fast A/R Funding
Steven A. Sugarman	41	2010	No	I	Bank – 2010 Palisades Board of Managers, On behalf of the Company as the Significant Member – 2013(3)	Chair, President and Chief Executive Officer, the Company and the Bank
Robert D. Sznewajs	69	2014	Yes	II	Bank – 2013	Former President and Chief Executive Officer, West Coast Bancorp

(1)	As of March 24, 2016.

(2)

The terms of the director classes are as follows: Class I with terms expiring at the 2016 Annual Meeting; Class II with terms expiring at the 2017 Annual Meeting; and Class III with terms expiring at the 2018 Annual Meeting.

(3)

Messrs. Sugarman and Brownstein will resign from the Board of Managers of The Palisades Group LLC (Palisades), a wholly owned subsidiary of the Company, at the time of the closing of the transactions contemplated by an agreement entered into by the Company on April 4, 2016 to sell its membership interests in Palisades to an entity wholly owned by Stephen Kirch and Jack Macdowell, who currently serve as the Chief Executive Officer and Chief Investment Officer of Palisades, respectively.

Director Nominations by Stockholders

Director nominations by stockholders must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in Section 1.09 of the Company’s bylaws. In general, to be timely, a stockholder’s notice must be received by the Company not less than 150 days nor more than 180 days prior to the first anniversary of the preceding year’s annual meeting. If however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be delivered not earlier than 180 days prior to the date of the meeting and not later than the close of business on the later of the 150th day prior to the date of the meeting or the 10th day following the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was first made. The stockholder’s notice must also include the information set forth in Section 1.09 of the Company’s bylaws.

Any stockholder wishing to nominate a director candidate should review and must comply in full with the procedures set forth in the Company’s bylaws and Maryland law.

Page	10	Annual Proxy Statement	2016

PROPOSAL I - ELECTION OF DIRECTORS

Director Nominees

At the recommendation of the Compensation, Nominating and Corporate Governance Committee, the Board is nominating the following directors for re-election as Class I directors, each for a three-year term:

•	Steven A. Sugarman, and
•	Jonah F. Schnel.

Messrs. Sugarman and Schnel have each consented to being named as a director nominee in this proxy statement and agreed to serve if re-elected. As the Company’s President and Chief Executive Officer, Mr. Sugarman does not qualify as an independent director. Mr. Schnel qualifies as an independent director under the corporate governance standards of the New York Stock Exchange (NYSE), as applied in accordance with the Company’s Corporate Governance Guidelines.

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute director nominee. If a substitute director nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute director nominee, unless you have withheld authority to vote for the director nominee replaced. The affirmative vote of a plurality of the votes cast at the Meeting is required to elect the director nominees.

Nominees for Director at the Annual Meeting

Set forth below is information about the two director nominees, including each such individual’s principal occupation, business experience and qualifications that led the Company’s Board of Directors to conclude that each such director nominee should serve on the Board of Directors.

The Board of Directors unanimously recommends that you vote FOR Messrs. Sugarman and Schnel.

Annual Proxy Statement	2016	Page	11

PROPOSAL I - ELECTION OF DIRECTORS

Class I

Director Nominees with Terms Expiring at the 2016 Annual Meeting

STEVEN A. SUGARMAN
Chair and Non-Independent Director Class I Age: 41

Mr. Sugarman is the Chair, President and Chief Executive Officer of the Company. Mr. Sugarman has served as a director of the Company and the Bank since November 2010, Chief Executive Officer of the Company since September 2012 (and for a month prior, acted as co-Chief Executive Officer of the Company) and President of the Company and President and Chief Executive Officer of the Bank since November 2013. Mr. Sugarman continues as the Chief Executive Officer and director of COR Securities Holdings Inc., the parent company of COR Clearing LLC (of which he is Chair of the Board), a national securities clearing firm, and remains the Managing Member of COR Capital LLC, a Southern California-based firm that was a lead investor in the November 2010 recapitalization of the Company. Prior to that, Mr. Sugarman was a founding partner of GPS Partners LLC, a $2 billion investment firm. Previously, Mr. Sugarman worked at Lehman Brothers; founded and serves as Chief Executive Officer of Sugarman Enterprises, Inc.; and founded The Law Offices of Steven Sugarman, Inc. Mr. Sugarman began his career as a management consultant at McKinsey & Company and is a graduate of the Yale Law School and Dartmouth College.

Under Mr. Sugarman’s leadership, the Company has successfully executed its strategic plan in achieving market leading growth and strong profitability and has attracted highly talented management personnel. Additionally, during Mr. Sugarman’s time as Chief Executive Officer, the Company has successfully raised more than $800 million in additional gross capital, through both equity and debt financings, to fund its growth initiatives, was awarded an investment grade credit rating by Kroll Credit Services, received approval to become a Financial Holding Company by the Federal Reserve Board, received a rating of “Outstanding” during the Bank’s Community Reinvestment Act examination with the Office of the Comptroller of the Currency, and was named one of America’s Best Banks by Forbes Magazine.

Mr. Sugarman’s experience in running the day-to-day operations of the Bank and in capital markets and investment matters makes him a valued member of the Board.

Page	12	Annual Proxy Statement	2016

PROPOSAL I - ELECTION OF DIRECTORS

Director Nominees with Terms Expiring at the 2016 Annual Meeting (cont.)

JONAH F. SCHNEL
Independent Director Class I Age: 43

Mr. Schnel is the Chairman and President of Fast A/R Funding, a private company focused on lending to small businesses throughout the United States. Presently, Mr. Schnel also manages Timco CNG, a company operating public-access, compressed, natural gas stations in Southern California. Previously, Mr. Schnel led the recapitalization of National Capital Management, an acquirer and servicer of distressed consumer debt, and assisted management during that company’s significant growth through its acquisition by Portfolio Recovery Group, Inc. in 2012. Prior to that, Mr. Schnel was a Partner at ITU Ventures for 7 years, a venture capital firm making early-stage investments in technology companies associated with innovation emerging from leading research universities in the United States. Earlier in his career, Mr. Schnel worked as a manager at SunAmerica Investments, Inc. in the real estate investment division with a primary focus on first lien lending in a diversified range of commercial real estate assets. Mr. Schnel currently serves as the Chair and President of the Southern California Chapter of the Tourette Association of America, formerly the Tourette Syndrome Association. Mr. Schnel completed the director training and certification program at the UCLA Anderson School of Management and received his Bachelor’s degree, summa cum laude, from Tulane University.

Mr. Schnel’s diverse experience in founding and managing numerous privately-held companies and investments in various industries such as specialty finance and lending, alternative energy, gaming and technology, as well as his proficiency in commercial real estate and managerial oversight of a diverse set of finance-related businesses, has considerably strengthened the Board. Mr. Schnel is the Chair of the Enterprise Risk Committee through which he leads the Board’s oversight of the enterprise-wide risk program as well as the preparations for the Company’s plan to grow to over $10 billion in assets which impacts the Company’s regulatory requirements under the Dodd-Frank Act. His leadership, knowledge and experience are key assets to the oversight of the Company’s strategic plan and regulatory obligations.

Annual Proxy Statement	2016	Page	13

PROPOSAL I - ELECTION OF DIRECTORS

Continuing Directors

Set forth below is information about the directors whose terms of office continue beyond the Meeting, including each such individual’s principal occupation, business experience and qualifications that led the Company’s Board of Directors to conclude that each such director should serve on the Board of Directors.

Class II

Terms to Expire at the 2017 Annual Meeting

ERIC L. HOLOMAN
Independent Director Class II Age: 55

Mr. Holoman is the Operating Partner of Magic Johnson Enterprises (MJE) and oversees the company’s day-to-day operations of its largest portfolio companies including acting as President of EquiTrust, MJE’s $16 billion dollar life and annuity business, Managing Partner of JLC Infrastructure Fund which focuses on P3 investing across the United States, and Managing Director of the award-winning television network, ASPIRE. Prior to joining Magic Johnson Enterprises, Mr. Holoman held several positions in private banking with Bank of America and as the head of the private mortgage bank with Wells Fargo Bank. Mr. Holoman has been active in public service, having previously served on the Board of Administration of the Los Angeles City Employees’ Retirement System which included two terms as President, and served as the Chair of the Investment Committee that oversaw the investment strategies of a $12 billion dollar investment fund. More recently, Mr. Holoman served as Vice President on the Board of the Los Angeles Department of Water and Power, the largest municipally owned utility in the country, where he served as Chair of the Economic Development, Investments and Contracts Committee. Mr. Holoman holds a degree in Finance from the University of Southern California and is a member of the Board of Leaders for the Marshall School of Business at University of Southern California.

Mr. Holoman brings to the Board a broad range of business experience and strong ties to the community through various positions of public service. Under Mr. Holoman’s leadership as Chair of the Community Development Committee, the Bank received an “Outstanding” Community Reinvestment Act (CRA) rating by the Office of the Comptroller of the Currency, making it the largest independent public bank in California with an “Outstanding” CRA rating.

Page	14	Annual Proxy Statement	2016

PROPOSAL I - ELECTION OF DIRECTORS

Terms to Expire at the 2017 Annual Meeting (cont.)

HALLE J. BENETT
Independent Director Class II Age: 49

Mr. Benett is the Managing Director and Head of Diversified Financials Investment Banking at Keefe, Bruyette & Woods, a Stifel Company. Mr. Benett has completed over 100 equity and debt capital raises in addition to having participated in more than 40 merger and acquisition transactions. Before joining Keefe, Bruyette & Woods in 2014, Mr. Benett was a Senior Advisor for Ares Management, working with the firm’s capital markets, private debt, private equity and real estate groups. Prior to that, Mr. Benett spent 16 years at UBS Financial Institutions, Investment Banking in the Americas, serving as the head from 2011 through 2013 and as co-head from 2008 through 2010. Prior to that, Mr. Benett headed Global Specialty Finance at PaineWebber/UBS Investment Bank after having advanced from his role with the company as Managing Director. Mr. Benett began his career at Ryan, Beck & Co. and received his Masters of International Affairs from Columbia University with a Bachelor’s degree in Political Science and History from Rutgers University.

Mr. Benett’s wide range of experience with the financial industry, including mortgage companies, thrifts, insurance, alternative asset management and specialty finance has considerably broadened the Board’s perspective. This has made him especially valuable in relation to the Company’s strategic initiatives such as mergers and acquisitions and its assessment of capital market transactions.

ROBERT D. SZNEWAJS
Independent Director Class II Age: 69

Mr. Sznewajs is the former President and Chief Executive Officer of West Coast Bancorp, an Oregon-based bank holding company which was sold in 2013 with $2.5 billion in assets. Mr. Sznewajs has held a variety of executive level roles in large financial services institutions consisting of positions such as: Vice Chair of U.S. Bancorp; President and Chief Operating Officer of BankAmericard; Executive Vice President and Manager of Valley National Bancorp; and President and Chief Executive Officer of Michigan National Bank. After nearly 40 years of experience in the areas of regulatory matters, operations and technology, consumer and commercial banking, sales and marketing, investment portfolios, in addition to mergers and acquisitions, Mr. Sznewajs serves on several boards and executive committees, including Outerwall, Inc. (formerly Coinstar); the Portland Branch Board of the Federal Reserve Bank of San Francisco; the Oregon’s Bankers Association; the United Way; the Association for Corporate Growth; and the Bates Group, LLC. Mr. Sznewajs received both his Master’s and Bachelor’s degrees from the University of Detroit and is a CPA.

Mr. Sznewajs, who serves as the board designated “financial expert” and Chair of the Audit Committee, possesses extensive experience in the banking industry, especially as a Chief Executive Officer of a publicly-held bank holding company, which makes him a significant asset to the Board.

Annual Proxy Statement	2016	Page	15

PROPOSAL I - ELECTION OF DIRECTORS

Class III

Terms to Expire at the 2018 Annual Meeting

CHAD T. BROWNSTEIN
Vice Chair, Lead Independent Director Class III Age: 43

Mr. Brownstein has served as Chief Executive Officer of Rocky Mountain Resource Holdings, Inc., a natural resources operating and investment company, since 2008, where he is responsible for corporate strategy and board oversight for all investments. In 2014, Mr. Brownstein was also appointed as Chief Executive Officer of RMR Industrials, Inc., a company focused on the acquisition of industrial minerals. Prior thereto, from 2009 to 2012, Mr. Brownstein was a principal member of Crescent Capital Group, an investment firm (formerly Trust Company of the West Leveraged Finance Group) which focused on special situations. During 2008, Mr. Brownstein was a Senior Advisor at Knowledge Universe Ltd., a global education company, where he concentrated on turnaround operations. Prior to that, Mr. Brownstein served as a Partner at ITU Ventures for 7 years, a venture capital firm specializing in corporate strategy for venture and growth investments. Mr. Brownstein began his career at Donaldson Lufkin & Jenrette in the Merchant and Investment Banking divisions and is either a current or past member of: the Cedars Sinai Board of Governors; Los Angeles Conservation Corps; and Prospect Global Resources. Mr. Brownstein attended Columbia Business School and received his Bachelor’s degree from Tulane University.

Mr. Brownstein’s strong background and experience in the areas of board governance, fiduciary oversight of fund investments in portfolio companies, and corporate strategy has provided the Board with key perspectives relating to strategic planning and governance.

JEFFREY KARISH
Independent Director Class III Age: 42

Mr. Karish is a private equity investor and director of the Heritage Group, an investment holding company focused on healthcare and medical research. Mr. Karish is the former Chairman of Whitney Shelter LLC, a private equity and venture capital firm focused on consumer facing media and technology platforms. Prior to that, Mr. Karish was the President of Windsor Media LLC, with a focus on investment and finance which included private equity funding, early stage venture capital funding and general investment management of a significant portfolio of fixed income assets. Previously, Mr. Karish was Head of Media Strategy and Corporate Development at Yahoo with a primary focus in strategic growth initiatives and M&A. Before joining Yahoo, he was a management consultant at McKinsey & Company, and a key member of McKinsey’s West Coast Media and Technology practice. Having also practiced in project finance with several large law firms, Mr. Karish currently sits on the board of another public company, Digital Turbine, Inc. where he chairs the Compensation, Nominating and Corporate Governance Committee. Mr. Karish holds a J.D. from Harvard University, a Masters of Philosophy in International Relations from Cambridge University, and a Bachelor’s degree in History from U.C. Berkeley.

Mr. Karish’s managerial expertise in the areas of strategic consulting, mergers and acquisitions, governance and fiduciary oversight of investments in portfolio companies, and finance has significantly enhanced the Board.

Page	16	Annual Proxy Statement	2016

CORPORATE GOVERNANCE MATTERS

Overview

The Board of Directors is responsible for overseeing the business of the Company and its subsidiaries to serve the long-term interests of our stockholders. In order to do this, the Board and management are committed to sound and effective corporate governance practices in which the Company has established a corporate governance framework, with policies and programs that not only satisfy regulatory requirements applicable to our organization but also to build value for the Company’s stockholders. The key components of our corporate governance framework are set forth in the following documents:

Corporate Governance Highlights

Corporate Governance Guidelines. The Board of Directors has adopted Corporate Governance Guidelines to provide a framework for effective governance of the Company and its subsidiaries. These Corporate Governance Guidelines are reviewed on a regular basis by the Compensation, Nominating and Corporate Governance Committee, and based upon their review, any revisions that are believed to be in the best interest of the Company are then recommended to the Board for review and approval, as appropriate.

Code of Business Conduct and Ethics. The Company’s Code of Business Conduct and Ethics (the Code), which is intended to enhance the Company’s governance practices, applies to all directors, officers and employees of the Company and its subsidiaries and is reviewed on a regular basis by the Board.

Stock Ownership Guidelines. The Board has determined that long-term, significant equity ownership by all directors and senior officers is in the best interest of the Company and serves to align the interests of the directors and senior officers with the interests of the Company’s stockholders. To that end, the Board adopted the following stock ownership guidelines:

¡

As required by the Company’s Corporate Governance Guidelines, directors are expected to own stock or stock equivalents with a value (based on the NYSE closing price) equal to three times the then-current annual cash retainer by the end of the fifth fiscal year following their appointment to the Board. If there is a subsequent decline in the Company’s stock price that causes a director’s ownership to fall below this guideline, the director will not be required to purchase additional stock but should refrain from selling or transferring stock until the guideline is again satisfied.

¡	Stock ownership guidelines are also applicable to senior officers as described in more detail in the Other Compensation Policies and Practices/Stock Ownership Guidelines.

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Directors are expected to be long-term stockholders and to refrain from selling stock other than for legitimate tax or estate planning or portfolio diversification reasons. For this reason, other than the case of sales through Rule 10b-5 plans or other similar automated selling programs or sales to pay taxes on compensation paid by the Company, directors are required to provide the Compensation, Nominating and Corporate Governance Committee and the Corporate Secretary six-months’ notice of any planned sale by such director (or any of his or her affiliates or immediate family members) unless prior approval is received by the Board of Directors.

Insider Trading Policy. Directors, officer and employees are obligated to comply in all respects with the Code and the Company’s Insider Trading Policy, as well as all Company black-outs or similar trading restrictions as communicated by the Corporate Secretary.

Board and Committee Self-Evaluations. The Board and the Audit and Compensation, Nominating and Corporate Governance Committees conduct annual self-evaluations to assess their performance. These evaluations are completed and submitted anonymously by Board and Committee members to allow for each director to respond candidly and make any recommendations that would promote the enhancement of the Board or Committee, as applicable, in fulfilling its duties.

The completed responses, along with any recommendations, are then reviewed and discussed with the full Board.

Director Education. In accordance with the Corporate Governance Guidelines, all directors are expected to maintain the necessary continuing educational requirements which include but are not limited to: (i) a component covering professional development in corporate governance; and (ii) a component which covers educational development in subject matter areas that are deemed relevant to the Company’s business. In support of continuing education, the Company incurs reasonable expenses to facilitate any mandatory educational and professional development programs or any voluntary programs which the Compensation, Nominating and Corporate Governance Committee has deemed appropriate.

Additionally, each director is required to participate in the Company’s compliance training program, wherein the Board is expected to complete annual compliance training which is overseen by the Company’s Chief Compliance Officer.

Annual Proxy Statement	2016	Page	17

CORPORATE GOVERNANCE MATTERS

Corporate Governance Documents. The full texts of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and the charters of the Board’s standing committees are publicly available on the Company’s website at www.bancofcal.com by selecting Investors/Governance Documents or you may obtain free copies by contacting the Company at:

Banc of California, Inc.

c/o Tim Sedabres

Senior Vice President, Investor Relations

18500 Von Karman Avenue, Suite 1100

Irvine, California 92612

(855) 361-2262

IR@bancofcal.com

Director Independence

In accordance with the NYSE Corporate Governance Listing Standards and the Company’s Corporate Governance Guidelines, the Board conducted an annual review of all relationships between the Company and each Director and Director Nominee and has affirmatively determined that, with the exception of Mr. Sugarman, who is a Company employee, each non-employee director (Messrs. Benett, Brownstein, Holoman, Karish, Schnel and Sznewajs) has only immaterial relationships with the Company, and accordingly each has been determined by the Board to be independent under these standards. Additionally, the Board has also made affirmative determinations that each member of the Audit Committee and the Compensation, Nominating and Corporate Governance Committee is independent as that term is defined for purposes of members of these committees under the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Board Leadership Structure

The Corporate Governance Guidelines provide an alternative to determining whether it is best for the Company at any given point in time to separate or combine the roles of the Chief Executive Officer and Chair of the Board and, if separate, whether the Chair should be an independent director or an employed director. Although there is no single Board structure considered by the Board to be superior, the Corporate Governance Guidelines provide the opportunity for a desirable balance between the Board and the Company’s Chief Executive Officer which can be accomplished if: (a) an independent director is selected to Chair; or (b) the Board elects not to separate the Chair and Chief Executive Officer positions, a “Lead Independent Director” position would be established to be filled by an independent director. The Lead Independent Director would preside at executive sessions of the “Non-Management Directors” (which will include the independent directors and any other directors who are not officers of the Company even though they may have another relationship to the Company or its management that prevents them from being independent directors), have approval over information sent to the Board and over the Board agenda and otherwise exercise many of the powers normally exercised by the Chair.

Chair and Chief Executive Officer. Mr. Sugarman currently serves as the Chair and Chief Executive Officer of the Company. Mr. Sugarman was appointed Chief Executive Officer of the Company effective September 21, 2012 (and for a month prior, acted as co-Chief Executive Officer of the Company). On November 6, 2013, Mr. Sugarman was appointed as President of the Company as well as President and Chief Executive Officer of the Bank and Chair of the Bank Board as of that same date. Mr. Sugarman was appointed as Chair of the Company Board upon the retirement of the former chair on May 15, 2014.

Vice Chair and Lead Independent Director. The Corporate Governance Guidelines provide that when the position of the Board Chair is held by the Chief Executive Officer, the independent directors must either select from among the independent directors a Lead Independent Director who will serve as Vice Chair of the Board and preside at meetings of the Non-Management Directors or adopt a procedure for selecting from among the independent directors a specific Lead Independent Director to preside at each such separate meeting. Mr. Brownstein was appointed as Vice Chair and Lead Independent Director of the Boards of the Company and the Bank effective November 6, 2013. On that same date, Mr. Brownstein was also appointed as Lead Independent Director and Lead Independent Manager of the Palisades Board of Managers.

Currently, the Company’s Board leadership structure consists of the Chair (who is also President and Chief Executive Officer), the Vice Chair and Lead Independent Director, and committee chairs. The Board believes that this structure provides independent board leadership and engagement while providing the benefit of having the Company’s President and Chief Executive Officer, the individual with primary responsibility for managing the Company’s day-to-day operations, chair regular Board meetings as key business and

Page	18	Annual Proxy Statement	2016

CORPORATE GOVERNANCE MATTERS

strategic issues are discussed. At this time, the Board also believes that the Company is best served by having the same individual as both the Board Chair and Chief Executive Officer, but reviews and considers the continued appropriateness of this structure annually.

Risk Oversight and Succession Planning

The Board of Directors oversees the Company’s risk profile and management’s process for assessing and managing risks, both as a whole Board and through its committees. The Board has two primary methods for overseeing risk. The first method is oversight by the Board as a whole and the second method is through its Enterprise Risk Committee whose primary focus is to assist the Board in discharging its oversight duties with respect to the policies and practices applicable to the risks inherent in the business of the Company and its subsidiaries to then report back to the full Board. In accordance with its charter, the Enterprise Risk Committee is responsible for ensuring that the Company has in place an appropriate enterprise-wide framework and processes to identify, prioritize, measure and monitor significant risks, including, without limitation, capital risk, compliance/legal risk, credit risk, interest rate risk, liquidity risk, operational risk, and reputation/strategic risk.

During 2015, the Enterprise Risk Committee and the full Board received reports from executive management and employees who oversee day-to-day risk management duties on the most critical strategic issues and risks facing the Company. The Board and Enterprise Risk Committee also received reports from the Company’s Chief Risk Officer, Chief Internal Audit Officer, the Company’s independent auditors, third-party advisors, and other executive management regarding compliance with applicable risk-related policies, procedures and limits in order to ensure compliance by properly evaluating the effectiveness of the Company’s risk controls.

In addition to the Enterprise Risk Committee, each committee of the Board oversees specific areas of risk relevant to their respective committees through direct interactions with the Chief Executive Officer, executive management and key management personnel and the full Board receives reports by each committee chair regarding the committee’s considerations and actions. Each of the committees may address risks directly with management, or, where appropriate, may elevate a risk for consideration by the full Board.

The Board is actively engaged and involved in talent management and periodically reviews the adopted succession plan which identifies successors for key positions including the Chair, Vice Chair and Lead Independent Director of the Board, committee chairs, and key management level personnel.

Board Composition and Meetings

During 2015, each director attended 75% or more of the aggregate total number of Board meetings held during the year.

Attendance by the directors at the Company’s Annual Meeting of Stockholders is not required; however, the Board of Directors generally requests that the Board Chair attend the Meeting and, if the Chair is not an independent director, the Board generally requests that an independent (non-employee) director attend the Meeting to represent such directors. The 2015 Annual Meeting was attended by two of the seven directors: the Board Chair and the Chair of the Enterprise Risk Committee.

The following table shows the members of the Board of Directors of the Company and the affiliate boards on which they have served.

Affiliate Boards
Member	Company Board	Bank Board	Palisades Board of Managers(1)
Halle J. Benett	•	•
Chad T. Brownstein	LID	LID	LIM
Eric L. Holoman	•	•
Jeffrey Karish	•	•
Jonah F. Schnel	•	•
Steven A. Sugarman	C	C	SM
Robert D. Sznewajs	•	•

(1)

Messrs. Sugarman and Brownstein will resign from the Board of Managers of Palisades, a wholly owned subsidiary of the Company, at the time of the closing of the transactions contemplated by an agreement entered into by the Company on April 4, 2016 to sell its membership interests in Palisades to an entity wholly owned by Stephen Kirch and Jack Macdowell, who currently serve as the Chief Executive Officer and Chief Investment Officer of Palisades, respectively.

C  Chair        LID  Lead Independent Director

LIM  Lead Independent Manager

SM  On behalf of the Company as the Significant Member

Annual Proxy Statement	2016	Page	19

CORPORATE GOVERNANCE MATTERS

Regular meetings of the Company’s Board of Directors were held on a quarterly basis during 2015, with additional meetings (special meetings) held as needed, each of which included an executive session of directors without the presence of management, unless specifically invited by an independent director. Likewise, separate sessions of only independent directors were held when required or determined by the independent directors to be necessary. Meetings held during the fiscal year ended December 31, 2015, as well as actions taken in the form of a Unanimous Written Consent by the Company’s Board of Directors in lieu of holding a special meeting were as follows:

Company Board Meetings and Actions	Total
Regular Meetings	4
Special Meetings	2
Actions by Unanimous Written Consent	12
Annual Total	18

Committee Composition of the Board of Directors and Meeting Attendance

The Board of Directors currently has five standing committees. The Compensation, Nominating and Corporate Governance Committee is responsible for evaluating such committees to determine, and recommend to the Board when appropriate, whether the structure, composition and the duties of each committee (as defined in their respective charters) are necessary and in the best interest of the Company and its stockholders. The current composition of these individual standing committees and the number of meetings held during 2015 are reflected in the table below.

Member	Audit	Compensation, Nominating and Corporate Governance	Community Development	Strategic and Executive	Enterprise Risk
Halle J. Benett					•
Chad T. Brownstein		C	•	•
Eric L. Holoman		•	C	•
Jeffrey Karish	•			•
Jonah F. Schnel	•	•		•	C
Steven A. Sugarman			•	C	•
Robert D. Sznewajs	C				•
Meetings Held in 2015	15	12	4	5	8
Actions by Unanimous Written Consent	2	2	0	1	1

C  Chair

During 2015, each member attended 75% or more of the aggregate total number of meetings held by each committee on which the directors served during the year.

Page	20	Annual Proxy Statement	2016

CORPORATE GOVERNANCE MATTERS

Role and Composition of the Audit Committee

The following table reflects further information regarding the principal roles and responsibilities of the Audit Committee. For a more comprehensive description, please refer to its charter which is publically available on the Company’s website at www.bancofcal.com by selecting Investor Relations/Governance Documents. The Audit Committee’s Report is included on page 76 of this proxy statement.

Name, Composition and Board Determinations	Responsibilities Include	Required Meeting Frequency

Audit Committee

Robert D. Sznewajs (Chair)

Jeffrey Karish

Jonah F. Schnel

After review of each individual’s employment experience and other relevant factors, the Board has determined that each member has met the independence and financial literacy requirements of the NYSE Listed Company Manual as well as the regulations of the Federal Deposit Insurance Corporation, and any additional requirements specific to audit committee membership. Further, the Board has affirmatively determined that each member of the Audit Committee is financially literate and at least one member is designated as an “audit committee financial expert” as defined by the SEC.

¡    Hiring, terminating and/or reappointing the Company’s independent registered public accounting firm;

¡    Monitoring and oversight of the qualifications, independence and performance of the Company’s internal auditors and independent registered public accounting firm;

¡    Approving non-audit and audit services to be performed by the independent registered public accounting firm;

¡    Reviewing the annual audit report prepared by the Company’s independent registered public accounting firm;

¡    Monitoring and oversight of the integrity of the Company’s financial statements and financial accounting practices;

¡    Monitoring and oversight of the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements;

¡    Monitoring and oversight of the effectiveness of the Company’s internal control over financial reporting and compliance with legal and regulatory requirements; and

Not less than four times annually. May convene additional meetings from time to time as necessary or appropriate.

¡    Reviewing and assessing the adequacy of the Audit Committee charter on an annual basis.

Based on the recommendations of the Compensation, Nominating, and Corporate Governance Committee, the Board has determined that Mr. Sznewajs is an “audit committee financial expert,” as defined in Item 407(d)(5) of SEC Regulation S-K, and that he meets the independence and financial literacy requirements under the NYSE Listed Company Manual. The Board made a qualitative assessment of Mr. Sznewajs’ level of knowledge and experience based on several factors, including his formal education, extensive finance background, expertise in the areas of management, operations and technology, consumer and commercial banking, sales and marketing, investment portfolios and regulatory matters in addition to mergers and acquisitions. With more than 39 years in banking, Mr. Sznewajs has held a variety of executive level positions in financial services organizations across the United States in community and large banks and was the Chief Executive Officer of a publicly held bank holding company. Mr. Sznewajs is a certified public accountant.

Annual Proxy Statement	2016	Page	21

CORPORATE GOVERNANCE MATTERS

Role and Composition of the Compensation, Nominating and Corporate Governance Committee

The following table reflects further information regarding the principal roles and responsibilities of the Compensation, Nominating and Corporate Governance Committee. For a more comprehensive description, please refer to its charter which is publically available on the Company’s website at www.bancofcal.com by selecting Investor Relations/Governance Documents. The Compensation, Nominating and Corporate Governance Committee’s Report is included on page 57 of this proxy statement.

Name, Composition and Board Determinations	Responsibilities Include	Required Meeting Frequency

Compensation, Nominating

and Corporate Governance Committee

Chad T. Brownstein (Chair)

Eric L. Holoman

Jonah F. Schnel

After review of each member’s experience and other relevant factors, the Board has determined that each member is:

–     independent, as defined under the NYSE Listed Company Manual, including the additional independence requirements specific to the Compensation, Nominating and Corporate Governance Committee membership set forth in the NYSE Listed Company Manual;

–     a “non-employee director” as defined in Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended;

–     an “outside director” as defined for purposes of Section 162 (m) of the Internal Revenue Code and the regulations thereunder; and

–     meets the considerations specifically relevant to independence from management in connection with performing their duties relating to compensation as defined under the charter.

¡      Compensation

–     Reviewing and approving director and officer compensation plans, policies and programs;

–     Determining, or recommending to the Board for its determination, the compensation of the Company’s Chief Executive Officer and other executive officers of the Company, as well as all other officers with total compensation of $1,000,000 or more;

–     Making recommendations to the Board as to the appropriate level of compensation and the suitable mix of cash and equity compensation for directors;

–     Reviewing and recommending to the Board for approval, subject as necessary or appropriate to stockholder approval, stock option plans and other equity based compensation plans that permit payment in or based upon the Company’s stock;

–     Administering the Company’s stock option plans and other equity based compensation plans that permit payment in or based upon the Company’s stock; and

–     Produce a report on executive compensation for inclusion in the Company’s annual proxy statement and/or annual report on Form 10-K.

¡      Nominating

–     Annually assess the independence of the Board members;

–     Identifying, screening and recommending to the Board candidates for membership on the Board, including director nominees proposed by stockholders, in accordance with the Company’s bylaws and applicable law. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations. Final approval of any candidate shall be determined by the full Board;

Not less than two times annually. May convene additional meetings from time to time as necessary or appropriate.

–     As set forth in the Company’s Corporate Governance Guidelines, the following are the minimum requirements for Board membership: (a) the director must possess a breadth and depth of management, business, governmental, nonprofit or professional experience, preferably in a leadership or

Page	22	Annual Proxy Statement	2016

CORPORATE GOVERNANCE MATTERS

Name, Composition and Board Determinations	Responsibilities Include	Required Meeting Frequency

policymaking role, that indicates the ability to make a meaningful contribution to the Board’s discussion of and decision making on the array of complex issues which the Company faces and expects to face in the future; (b) the director must possess sufficient financial literacy or other professional business experience relevant to an understanding of the Company and its business that will enable such individual to provide effective oversight as a director; (c) the director must possess the ability to think and act independently, as well as the ability to work constructively in a collegial environment; (d) the director must demonstrate behavior that indicates that he or she is committed to the highest ethical standards; and (e) the director must possess the ability to devote sufficient time and energy to the performance of his or her duties as a director. It is also desired that individual directors possess special skills, expertise and background that would complement the attributes of the other directors and promote diversity and the collective ability of the Board to function effectively; and

–     Actively seek individuals qualified to become Board members for recommendation to the Board for appointment or nomination for election as directors.

¡      Corporate Governance

–     Developing and recommending to the Board a set of corporate governance guidelines and other policies and guidelines which the committee determines necessary and appropriate for adoption by the Company;

–     Reviewing and approving any insider or related party transactions (as defined in Item 404 of Regulation S-K);

–     Leading the Board in its annual review of the Board’s performance, and the performance of various Committees of the Board; and

–     Recommending to the Board the membership of each Board committee.

The charter of the Compensation, Nominating and Corporate Governance Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee as it relates to compensation. Typically, the Company’s Chief Executive Officer makes recommendations to the committee with respect to the compensation of executive officers who report to him and such executive officers are not present at the time of these deliberations. The committee Chair makes recommendations to the committee with respect to the compensation of the Chief Executive Officer, who is not in attendance at the time of such discussions.

Annual Proxy Statement	2016	Page	23

CORPORATE GOVERNANCE MATTERS

The committee may then accept or adjust such recommendations. Director compensation is determined by the full Board based on the recommendations of the committee. Other than the Company’s Chief Executive Officer acting in his capacity as a member of the Board, none of the Company’s executive officers has any role in determining the amount of director compensation.

Additionally, the charter of the Compensation, Nominating and Corporate Governance Committee authorizes the committee to select and retain compensation consultants, legal counsel or other advisors to advise the committee in carrying out its duties. See Director Compensation/Components of Director Compensation and Compensation Discussion and Analysis/Role of Compensation Consultants.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation, Nominating and Corporate Governance Committee is an officer, employee or former officer of the Company or any of its subsidiaries. No executive officer has served as a member of the compensation committee (or other board committee performing equivalent functions) or as a director of any other entity that has an executive officer serving as a member of the Compensation, Nominating and Corporate Governance Committee or the Company’s Board of Directors.

Communications with the Board

Stockholders and other interested parties who wish to communicate with the Board or any particular director, including any committee of the Board, or with the chair of any committee, may do so by writing to the Vice Chair and Lead Independent Director, by using the following address:

Banc of California, Inc.

c/o Chad T. Brownstein

Vice Chair, Lead Independent Director

18500 Von Karman Avenue, Suite 1100

Irvine, California 92612

Page	24	Annual Proxy Statement	2016

DIRECTOR COMPENSATION

Overview

The Compensation, Nominating and Corporate Governance Committee is responsible for the periodic review of compensation provided to the non-employee directors and making recommended changes to the Board, when the committee deems appropriate. As indicated below under Employee Directors, directors who are also employees of the Company, the Bank or Palisades receive no compensation for their service as directors.

The existing elements of the Company’s director compensation program are a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on the Boards of the Company or its subsidiaries. In determining the components of non-employee director compensation, the Compensation, Nominating and Corporate Governance Committee considers the significant amount of time that directors expend to fulfill their duties, the skill level required of the members of the Board and the nature of the Company’s business objectives. For the 2015 fiscal year, there were no changes to the non-employee director compensation program from the prior year.

Components of Director Compensation

Non-employee directors of the Company receive fees for their service on each Board of which they are a member. Directors serving on each of the Company Board and the Bank Board receive compensation as a Company director as well as separate compensation as a Bank director. Currently, the members of the Company Board and the Bank Board are identical. Separate compensation is also paid to those non-employee directors of the Company who serve on the Palisades Board of Managers. The Company does not provide non-equity incentive plan awards or deferred compensation or retirement plans for non-employee directors.

The schedule below summarizes the existing components of fees paid to non-employee directors for their service on the boards of the Company, the Bank or Palisades. See Corporate Governance Matters/Board Composition and Meetings for the existing composition of the affiliate boards.

Schedule of Current Director Fees

Compensation Element	Company	Bank	Palisades (1)
Annual Cash Retainer (2)	$55,000	$55,000	$25,000
Annual Equity Retainer (3)	$45,000 in restricted shares $10,000 in grant date fair value of options (3)	$45,000 in restricted shares $10,000 in grant date fair value of options (3)
Additional Compensation
Audit Committee Member Fees (other than Lead Independent Director)	$10,000 in restricted shares (3)	$10,000 in cash
Committee Chair Fees (other than Lead Independent Director or Audit Committee)	$10,000 in restricted shares (3)	$10,000 in cash
Lead Independent Director Fees	$25,000 in restricted shares (3)	$25,000 in cash	$25,000 in restricted shares (3)

(1)

This column sets forth the fees paid to non-employee directors for their service on the Board of Managers of Palisades, a wholly owned subsidiary of the Company. Mr. Brownstein is the only non-employee director who serves on the Palisades Board of Managers. Mr. Brownstein will resign from the Board of Managers of Palisades at the time of the closing of the transactions contemplated by an agreement entered into by the Company on April 4, 2016 to sell its membership interests in Palisades to an entity wholly owned by Stephen Kirch and Jack Macdowell, who currently serve as the Chief Executive Officer and Chief Investment Officer of Palisades, respectively.

(2)

Cash compensation is payable in equal monthly installments, up to the maximum amount of the specified annual retainer; provided, however, that no monthly cash retainer will be paid after any termination of service; provided further, that with respect to any amounts not paid as a result of a period less than 12 months having elapsed since the previous Annual Meeting of Stockholders, any such unpaid amount will become due and payable upon the subsequent Annual Meeting of Stockholders.

(3)

Both restricted shares and stock options are granted and vest in equal annual installments over a five year period, subject to acceleration upon a Change of Control or qualifying termination of service, commencing on the first anniversary of the date of grant and continuing on each anniversary thereafter until fully vested. The restricted shares and options for service as a director for July 1, 2015 through June 30, 2016, were granted to each non-employee director immediately after the 2015 Annual Meeting.

Annual Proxy Statement	2016	Page	25

DIRECTOR COMPENSATION

Employee Directors

Directors who are also employees of the Company, the Bank or Palisades receive no compensation for their service as directors. Such directors currently include: Mr. Sugarman who serves as the Chair, President and Chief Executive Officer of the Company and the Bank as well as on the Palisades Board of Managers on behalf of the Company as the Significant Member of Palisades; Company executive officers, Jeffrey T. Seabold, and Brian P. Kuelbs, each of whom serves on the Palisades Board of Managers; and certain officers of Palisades. Messrs. Sugarman, Seabold and Kuelbes will resign from the Board of Managers of Palisades at the time of the closing of the transactions contemplated by an agreement entered into by the Company on April 4, 2016 to sell its membership interests in Palisades to Palisades executives.

2015 Summary Table of Director Compensation

The following table provides information regarding compensation paid to directors of the Company during 2015, with the exception of Mr. Sugarman who does not receive any compensation for his service as a director as he is an employee of the Company and the Bank.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Halle J. Benett	110,000		90,008	19,999	4,551	224,558
Chad T. Brownstein	160,000	(5)	140,003	19,999	7,080	327,082
Eric L. Holoman	120,000		100,004	19,999	5,057	245,060
Jeffrey Karish	120,000		100,004	19,999	5,057	245,060
Jonah F. Schnel	130,000		110,000	19,999	5,563	265,562
Robert D. Sznewajs	120,000		100,004	19,999	5,057	245,060

(1)

Includes compensation paid for: (a) service on the Boards of the Company and the Bank for Messrs. Benett, Holoman, Karish, Schnel, and Sznewajs; and (b) service on the Boards of the Company, the Bank and Palisades for Mr. Brownstein.

(2)

Represents the grant date fair values of the stock and option awards under ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 16, of the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission. The grant date fair value is calculated using the closing market price of the Company’s voting common stock on the business day preceding the grant date, which is then recognized as an expense, subject to market value changes, over the scheduled vesting period of the award.

(3)

Includes: (a) restricted stock awards granted for service as an audit committee member, committee chair and lead independent director, as applicable, from July 2014 through June 2015 for Messrs. Brownstein, Holoman, Karish, Schnel and Sznewajs; and (b) restricted stock and option awards for the equity portion of the annual retainer for Messrs. Benett, Brownstein, Holoman, Karish, Schnel and Sznewajs. As of December 31, 2015, the restricted stock awards and options reflected in the table above and the aggregate number of outstanding unvested restricted stock awards and options (both vested and unvested) were as follows, all of which vest in substantially equal annual installments over a period of five years beginning on the first anniversary of the grant date:

	Restricted Stock Awards and Options in the Table Above
Name	Number of Unvested Shares of Restricted Stock Awards	Number of Vested Shares of Restricted Stock Awards	Number of Unvested Shares Underlying Options	Number of Vested Shares Underlying Options	Aggregate Number of Unvested Restricted Stock Awards Outstanding	Aggregate Number of Options Outstanding
Halle J. Benett	6,546	—	5,616	—	13,154	7,452
Chad T. Brownstein	10,182	—	5,616	—	20,461	7,452
Eric L. Holoman	7,273	—	5,616	—	14,614	7,452
Jeffrey Karish	7,273	—	5,616	—	14,614	7,452
Jonah F. Schnel	8,000	—	5,616	—	16,076	7,452
Robert D. Sznewajs	7,273	—	5,616	—	14,614	7,452

(4)	Includes dividends paid during 2015 on unvested shares of restricted stock awards held by each director.

(5)	Includes the annual cash retainer of $25,000 for service on the Palisades Board of Managers.

Page	26	Annual Proxy Statement	2016

EXECUTIVE OFFICERS

Designation of Executive Officers

The Board periodically evaluates the persons who are designated as executive officers of the Company. The Company’s executive officers are the Chief Executive Officer and Chief Financial Officer and the Board assesses other individuals based on whether the officer performs a policy-making function or whether the officer is in charge of a principal business unit division or function. These executive officers are subject to reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended, and are referred to herein as “executive officers” or “Section 16 officers”.

Name	Age(1)	Position
Steven A. Sugarman	41	President and Chief Executive Officer
James J. McKinney	36	Executive Vice President, Chief Financial Officer and Principal Accounting Officer
Hugh F. Boyle	55	Executive Vice President, Chief Risk Officer
John C. Grosvenor	66	Executive Vice President, General Counsel and Corporate Secretary
Brian P. Kuelbs	53	Executive Vice President, Chief Investment Officer
Thedora A. Nickel	51	Executive Vice President, Chief Administrative Officer
Jeffrey T. Seabold	48	Executive Vice President, Chief Banking Officer
J. Francisco A. Turner	41	Executive Vice President, Chief Strategy Officer

(1)	As of March 24, 2016

In addition to the Chief Executive Officer and Chief Financial Officer, the executive officers, who are designated as Section 16 officers, are appointed by the Board and serve at the discretion of the Board, subject to applicable employment agreements.

Executive Officer Biographies

Steven A. Sugarman     President and Chief Executive Officer

Biographical information for Mr. Sugarman is set forth above under Proposal I/Election of Directors.

James J. McKinney     Executive Vice President, Chief Financial Officer and Principal Accounting Officer

Mr. McKinney was appointed as Executive Vice President and Principal Accounting Officer of the Company and the Bank on July 29, 2015 and shortly thereafter appointed as Chief Financial Officer on November 15, 2015. Before joining the Company, Mr. McKinney served as Vice President and Controller of International Lease Finance Corporation (ILFC) for three years, a wholly owned subsidiary of American International Group, Inc., the world’s largest independent aircraft lessor. Subsequent to the acquisition of ILFC by Aercap Aviation Solutions in May 2014, Mr. McKinney managed the stub period financial statement audit in addition to leading the finance transformation initiative. Prior thereto, Mr. McKinney was employed at RBS Citizens Asset Finance from 2004 to 2012 in various capacities, culminating in the position of Vice President, Head of Balance Sheet Management, Operations and Strategy. Mr. McKinney started his career with the Federal Reserve Bank of Chicago before joining KPMG LLP; he served in various financial and accounting roles with these entities. Mr. McKinney received his Master’s degree in Accounting Science from Northern Illinois University and a Bachelor’s degree in Economics and Computer Science from DePauw University.

Hugh F. Boyle     Executive Vice President, Chief Risk Officer

Mr. Boyle is Executive Vice President and Chief Risk Officer of the Company and the Bank effective September 30, 2013. Prior to joining the Company, Mr. Boyle served as Chief Risk Officer for Flagstar Bank, a $13 billion financial institution and mortgage originator and the largest community bank domiciled in Michigan. Prior thereto, Mr. Boyle was Chief Risk Officer (Caribbean Region) of Canadian Imperial Bank of Commerce, a $12 billion U.S. financial institution operating in 17 countries throughout the Caribbean and South and Central America. Mr. Boyle then served as an independent consultant in a variety of areas comprised of banking and risk management issues for financial services clients. Mr. Boyle also served as: Senior Vice President and Chief Credit Officer at Washington Mutual; Senior Vice President and Regional Credit Manager for the Americas with Lehman Brothers; and Vice President of Credit at Goldman Sachs & Company. Mr. Boyle holds a Master’s degree and Bachelor of Science degree from Pennsylvania State University.

Annual Proxy Statement	2016	Page	27

EXECUTIVE OFFICERS

John C. Grosvenor     Executive Vice President, General Counsel and Corporate Secretary

Mr. Grosvenor is Executive Vice President and General Counsel of the Company effective August 22, 2012 and was appointed as the Corporate Secretary effective June 2, 2014. Prior to his employment, Mr. Grosvenor served as a partner at the law firm of Manatt, Phelps & Phillips, LLP, where his clients included the Company. While in private practice, Mr. Grosvenor specialized in capital markets transactions, including public and private offerings of equity and debt securities, representing underwriters and issuers, including commercial banks, specialty finance companies, thrift institutions and equity and mortgage real estate investment trusts. In addition, Mr. Grosvenor has substantial experience in merger and acquisition transactions, particularly in the financial services industry, and advised frequently on regulatory aspects of transactions involving depository institutions. Mr. Grosvenor has also represented numerous boards of directors as corporate governance counsel. Mr. Grosvenor holds a B.A. from UCLA and a J.D. from Loyola Law School, an L.L.M. (in Taxation) from George Washington University National Law Center and is a member of the California and Washington D.C. bars.

Brian P. Kuelbs     Executive Vice President, Chief Investment Officer

Mr. Kuelbs was appointed as Executive Vice President and Chief Investment Officer of the Company on August 4, 2015 and serves as a member of the Palisades Board of Managers. Prior to joining the Company, Mr. Kuelbs served as Executive Managing Director, Chief Financial Officer and Head of Capital Markets for Home Point Financial Corporation, where he led acquisition due diligence, transaction structuring and pricing, post-settlement integration, and business strategy. Mr. Kuelbs has held various senior management positions throughout his more than 25 years in capital management including: Chief Investment Officer and Chief Financial Officer of Aurora Bank FSB; Managing Director of Capital Markets at Countrywide Financial; Executive Vice President and Chief Financial Officer of GMAC Bank; and Founder, Chief Executive Officer and President of GMAC Mortgage Asset Management Inc. and Core Cap, Inc. Mr. Kuelbs has focused on enterprise risk modeling, institutional investor business development, and transaction execution in addition to having launched start-up financial services companies, and managed scale and complex organizations. Mr. Kuelbs received his Masters with honors from the University of Notre Dame and his Bachelors with a focus on Mathematics, Quantitative Analysis and Finance from the University of Wisconsin.

Thedora A. Nickel     Executive Vice President, Chief Administrative Officer

Ms. Nickel was appointed as Executive Vice President and Chief Administrative Officer of the Bank on February 23, 2016, in which capacity she oversees the strategic direction and management of the Central Operations, Treasury Management Services, Product Management, Human Resources and Operational Excellence divisions. Prior to her appointment, Ms. Nickel served as the Bank’s Executive Vice President of Operations for more than two years, in which capacity she managed deposit and loan operations for commercial and residential lending as well as restructured the Call Center and Central Operations divisions. Before joining the Company, Ms. Nickel spent 14 years at Bank of America, serving in various management positions such as Senior Vice President of Client Research and Resolution Services for Technology and Operations, managing and directing national research; and resolution and reconcilement functions in support of the bank’s 5,200 bank center capture sites and cash vaults; West Region Executive of Operations and Treasury Management; and Los Angeles Regional Manager of Global Client Services. With over 20 years of experience in the financial services industry, Ms. Nickel mentors MBA students at the University of California, Irvine and is a certified Six Sigma Green Belt in Process Excellence and Business Process Management.

Jeffrey T. Seabold     Executive Vice President, Chief Banking Officer

Mr. Seabold became Executive Vice President and Chief Banking Officer of the Company and the Bank on April 1, 2015. Before that time, Mr. Seabold served as the Bank’s Executive Vice President and Chief Lending Officer since his appointment in March 2014 and as the Managing Director of Residential Lending since March 2013. From 2011 until May 12, 2013, Mr. Seabold served as a director of the Company and the Bank. Mr. Seabold is the founder, Chief Executive Officer and President of CS Financial Inc. (CS Financial), a Southern California-based mortgage firm which was acquired by the Bank on October 31, 2013. During the period of December 27, 2012 through May 12, 2013, Mr. Seabold served as Executive Vice President and Chief Lending Officer of the Bank in a non-employee capacity under the Management Services Agreement between CS Financial and the Bank in which CS Financial provided financial analysis, management consulting, knowledge sharing, training and general advisory services with respect to the Bank’s residential mortgage lending business, including strategic plans and business objectives, compliance function, monitoring, reporting and related systems, and policies and procedures to the Bank. Mr. Seabold also serves as a member of the Palisades Board of Managers.

Page	28	Annual Proxy Statement	2016

EXECUTIVE OFFICERS

J. Francisco A. Turner     Executive Vice President, Chief Strategy Officer

Mr. Turner was appointed as Executive Vice President and Chief Strategy Officer of the Bank on November 9, 2015. Prior to his appointment, Mr. Turner served as the Bank’s Managing Director of the Financial Institutions Bank for nearly two years, a division of the Bank that partners with financial organizations, registered investment advisors, broker/dealers, and similar institutions to provide comprehensive and customized lending, liquidity and cash solutions. Prior to joining the Company, Mr. Turner served as the Head and Managing Director of Institutional Banking for The Bancorp Bank, with more than 300 private-label affinity partner programs globally, representing over $1 trillion in assets. With more than 15 years of domestic and international experience, Mr. Turner led business development in addition to serving on the Board of Directors for Transact Network, which was later acquired by The Bancorp Bank, and has worked in a variety of roles including Spectrum Equity Investors, a private equity firm managing $4.7 billion of capital, and Bank of America Robertson Stephens with a focus on investment banking, corporate finance, and merger and acquisitions. Mr. Turner received his Bachelor’s degree in Romance Languages from Harvard University.

Annual Proxy Statement	2016	Page	29

TRANSACTIONS WITH RELATED PERSONS

General

The Company and the Bank may engage in a transaction or series of transactions with its directors, executive officers and certain persons related to them. Except for loans by the Bank, which are governed by a separate policy, those transactions that constitute “related party” transactions under Item 404 of SEC Regulation S-K are subject to the review, oversight and approval by the Compensation, Nominating and Corporate Governance Committee as set forth in its committee charter. Alternatively, the Charter also provides that the Compensation, Nominating and Corporate Governance Committee may recommend these transactions to the full Board for approval by the non-interested members of the Board. All other transactions with executive officers, directors and related persons other than those in the ordinary course of business are approved by the disinterested members of the Board of Directors.

Loans to Officers and Directors

The Bank has written policies for granting loans to officers and directors, consistent with all applicable federal regulations. The Bank has an Employee Loan Program (the Program) which is available to all employees and offers executive officers, directors and principal stockholders that meet the eligibility requirements the opportunity to participate on the same terms as employees generally, provided that any loan to an executive officer, director or principal stockholder must be approved by the Bank’s Board of Directors. The sole benefit provided under the Program is a reduction in loan fees. Deposits from principal officers, directors, and their related interests amounted to $2.5 million and $4.5 million at December 31, 2015 and 2014, respectively.

Loans to directors, executive officers and their related interests, whether under the Program or otherwise, are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with non-insiders prevailing at the time, in accordance with each Bank’s underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features.

As of December 31, 2015, loan(s) outstanding to officers, directors and their related interests amounted to $236 thousand, which were performing in accordance with their terms.

Other Transactions

Underwriting Services. Keefe, Bruyette & Woods, Inc., a Stifel company, acted as an underwriter of public offerings of the Company’s securities in 2016, 2015 and 2014. Halle J. Benett, a director of the Company and the Bank, became employed as a Managing Director and Head of the Diversified Financials Group at Keefe, Bruyette & Woods, Inc. in 2014. The details of these underwritten public offerings are as follows:

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On March 8, 2016, the Company issued and sold 5,577,500 shares of its voting common stock. Pursuant to an underwriting agreement with the Company entered into on March 2, 2016 for that offering, Keefe, Bruyette & Woods, Inc. received gross underwriting fees and commissions from the Company of approximately $1 million (less estimated expenses, the amount was $846 thousand).

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On February 8, 2016, the Company issued and sold 5,000,000 depositary shares each representing a 1/40th ownership interest in a share of 7.00 percent Non-Cumulative Perpetual Preferred Stock, Series E, with a liquidation preference of $1,000 per share (equivalent to $25 per depositary share). Pursuant to an underwriting agreement entered into with the Company for that offering on February 1, 2016, Keefe, Bruyette & Woods, Inc. received gross underwriting fees and commission from the Company of approximately $944 thousand (less expenses, the amount was $849 thousand).

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On April 8, 2015, the Company issued and sold 4,600,000 depositary shares each representing 1/40th ownership interest in a share of 7.375 percent Non-Cumulative Perpetual Preferred Stock, Series D, with a liquidation preference of $1,000 per share (equivalent to $25 per depositary share). Pursuant to an underwriting agreement entered into with the Company for that offering on March 31, 2015, Keefe, Bruyette & Woods, Inc. received gross underwriting fees and commissions from the Company of approximately $590 thousand (less expenses, the amount was $515 thousand).

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On April 6, 2015, the Company issued and sold $175.0 million aggregate principal amount of its 5.25 percent Senior Notes due April 15, 2025. Pursuant to a purchase agreement entered into with the Company for that offering on March 31, 2015, Keefe, Bruyette & Woods, Inc. received gross underwriting fees and commissions from the Company of approximately $263 thousand (less expenses, the amount was $221 thousand).

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On May 21, 2014, the Company issued and sold 5,922,500 shares of its voting common stock. Pursuant to an underwriting agreement with the Company entered into on May 15, 2014 for that offering, Keefe, Bruyette & Woods, Inc. received gross underwriting fees and commissions from the Company of approximately $521 thousand (less expenses, the amount was $481 thousand).

TCW Affiliates. TCW Shared Opportunity Fund V, L.P. (SHOP V Fund), an affiliate of The TCW Group, Inc., initially became a holder of the Company’s voting common stock and non-voting common stock as a lead investor in the November 2010 recapitalization of the Company (the Recapitalization). In connection with its investment in the Recapitalization, SHOP V Fund also was issued by the Company an immediately exercisable five-year warrant (the SHOP V Fund Warrant) to purchase 240,000 shares of non-voting common stock or, to the extent provided therein, shares of voting common stock in lieu of non-voting common stock. SHOP V Fund was issued shares of non-voting common stock in the Recapitalization because at that time, a controlling interest in TCW Asset Management Company, the investment manager to SHOP V Fund, was held by a foreign banking organization, and in order to prevent SHOP V Fund from being considered a bank holding company under the Bank Holding Company Act of 1956, as amended, the number of shares of voting common stock it purchased in the Recapitalization had to be limited to 4.99 percent of the total number of shares of voting common stock outstanding immediately following the Recapitalization. For the same reason, the SHOP V Fund Warrant could be exercised by SHOP V Fund for voting common stock in lieu of non-voting common stock only to the extent SHOP V Fund’s percentage ownership of the voting common stock at the time of exercise would be less than 4.99 percent as a result of dilution occurring from additional issuances of voting common stock subsequent to the Recapitalization.

In 2013, the foreign banking organization sold its controlling interest in TCW Asset Management Company, eliminating the need to limit SHOP V Fund’s percentage ownership of the voting common stock to 4.99 percent. As a result, on May 29, 2013, the Company and SHOP V Fund entered into a Common Stock Share Exchange Agreement, dated May 29, 2013 (Exchange Agreement), pursuant to which SHOP V Fund could from time to time exchange its shares of non-voting common stock for shares of voting common stock issued by the Company on a share-for-share basis, provided that immediately following any such exchange, SHOP V Fund’s percentage ownership of voting common stock did not exceed 9.99 percent. The shares of non-voting common stock that could be exchanged by SHOP V Fund pursuant to the Exchange Agreement included the shares of non-voting common stock it purchased in the Recapitalization, the additional shares of non-voting common stock SHOP V Fund acquired subsequent to the Recapitalization pursuant to the Company’s Dividend Reinvestment Plan and any additional shares of non-voting common stock that SHOP V Fund acquired pursuant to its exercise of the SHOP V Fund Warrant.

On December 10, 2014, SHOP V Fund and two affiliated entities, Crescent Special Situations Fund Legacy V, L.P. (CSSF Legacy V) and Crescent Special Situations Fund Investor Group, L.P. (CSSF Investor Group), entered into a Contribution, Distribution and Sale Agreement pursuant to which SHOP V Fund agreed to transfer shares of non-voting common stock and portions of the SHOP V Fund Warrant to CSSF Legacy V and CSSF Investor Group. Also on December 10, 2014, SHOP V Fund, CSSF Legacy V, CSSF Investor Group and the Company entered into an Assignment and Assumption Agreement pursuant to which all of SHOP V Fund’s rights and obligations under the Exchange Agreement with respect to the shares of non-voting common stock transferred by it to CSSF Legacy V and CSSF Investor Group pursuant to the Contribution, Distribution and Sale Agreement were assigned to CSSF Legacy V and CSSF Investor Group, including the right of SHOP V Fund to exchange such shares for shares of voting common stock on a one-for-one basis.

Based on a Schedule 13-G amendment filed with the SEC on February 12, 2015, as of December 31, 2014, The TCW Group, Inc. and its affiliates held 1,318,462 shares of voting common stock (which included, for purposes of the calculation, the 240,000 shares of stock underlying the as yet unexercised SHOP V Fund Warrant). On June 3, 2013, January 5, 2015, January 20, 2015, and March 16, 2015, SHOP V Fund or CSSF Legacy V or CSSF Investor Group exchanged 550,000 shares, 522,564 shares, 86,620 shares, and 934 shares, respectively, of non-voting common stock for the same number of shares of voting common stock. In addition, on August 3, 2015, the SHOP V Fund Warrant, which was held in separate portions by CSSF Legacy V and CSSF Investor Group, was exercised in full using a cashless (net) exercise, resulting in a net number of shares of non-voting common stock issued in the aggregate of 70,690, which were immediately thereafter exchanged for an aggregate of 70,690 shares of voting common stock. Based on automatic adjustments to the original $11.00 exercise price of the SHOP V Fund Warrant, the exercise price at the time of exercise was $9.13 per share. As a result of these exchanges and exercises The TCW Group, Inc. and its affiliates no longer hold any shares of non-voting common stock or warrants to acquire stock. Based on TCW Group’s prior report of owning 1,318,462 shares of the Company’s voting common stock, TCW Group, Inc. would have owned 3.5 percent of the Company’s outstanding voting common stock as of December 31, 2015.

Oaktree Affiliates. As reported in a Schedule 13-G filed with the SEC on January 16, 2015, OCM BOCA Investor, LLC (OCM), an affiliate of Oaktree Capital Management, L.P., owned 3,288,947 shares of the Company’s voting common stock as of November 7, 2014, which OCM reported represented 9.9 percent of the Company’s total shares outstanding as of the dates set forth in the Schedule 13-G. For

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TRANSACTIONS WITH RELATED PERSONS

the details of the transaction in which OCM acquired these shares, see “Securities Purchase Agreement” below. However, as reported in a Schedule 13-G amendment filed with the SEC on February 12, 2016 OCM and its affiliates owned 958,296 shares of the Company’s voting common stock as of December 31, 2015, which OCM reported represented less than 5 percent of the Company’s total shares outstanding.

Loans. Effective September 30, 2015, the Bank provides a $15.0 million committed revolving line of credit to Teleios LS Holdings DE, LLC and Teleios LS Holdings II DE, LLC (Teleios), which generate income through the purchase, monitoring, maintenance and maturity of life insurance policies. The Teleios entities are hedge funds in which Oaktree Capital Management L.P. or one of its affiliates is a controlling investor.

Advances under the Teleios line of credit are secured by life insurance policies purchased by Teleios that have a market value in excess of the balance of the advances under the line of credit. As of December 31, 2015, outstanding advances by the Bank (and the largest aggregate amount outstanding) under the Teleios line of credit were $3.6 million. Interest on the outstanding balance under the Teleios line of credit accrues at the Prime Rate plus a margin. During the year ended December 31, 2015, no principal and $14 thousand in interest was paid by Teleios on the line of credit to the Bank.

Effective June 26, 2015, the Bank provides a $35.0 million committed revolving repurchase facility (the Sabal repurchase facility) to Sabal TL1, LLC, a Delaware limited liability company, with a maximum funding amount of $40.0 million in certain situations. At the time the facility was executed, Sabal TL1, LLC was controlled by an affiliate of Oaktree Capital Management, L.P. Under the Sabal repurchase facility, commercial mortgage loans originated by Sabal are purchased from Sabal by the Bank, together with a simultaneous agreement by Sabal to repurchase the commercial mortgage loans from the Bank at a future date. The advances under the Sabal repurchase facility are secured by commercial mortgage loans that have a market value in excess of the balance of the advances under the facility. During the year ended December 31, 2015, the largest aggregate amount of principal outstanding under the Sabal repurchase facility (and the amount outstanding as of December 31, 2015) was $26.3 million. Interest on the outstanding balance under the Sabal repurchase facility accrues at the six month LIBOR rate plus a margin. $105.0 million in principal and $252 thousand in interest was paid by Sabal on the facility to the Bank during the year ended December 31, 2015.

Securities Purchase Agreement. As noted above, as reported in a Schedule 13-G filed with the SEC on January 16, 2015, OCM owned 3,288,947 shares of the Company’s voting common stock. OCM purchased these shares from the Company on November 7, 2014 at a price of $9.78 per share pursuant to a securities purchase agreement entered into on April 22, 2014 (and amended on October 28, 2014) in order for the Company to raise a portion of the capital to be used to finance the acquisition of select assets and assumption of certain liabilities by the Bank from Banco Popular North America (BPNA) comprising BPNA’S network of 20 California branches (the BPNA Branch Acquisition), which was completed on November 8, 2014. In consideration for its commitment under the securities purchase agreement, OCM was paid at closing an equity support payment from the Company of $1.6 million.

Management Services. Approximately nine months before OCM became a stockholder of the Company, The Palisades Group, LLC (Palisades) and certain affiliates of Oaktree Capital Management, L.P. (collectively, the Oaktree Funds) entered into a management agreement, effective as of January 30, 2014, as amended (the Management Agreement), pursuant to which Palisades serves as the credit manager of pools of single family residential mortgage loans held in securitization trusts or other vehicles beneficially owned by the Oaktree Funds. Under the Management Agreement, Palisades is paid a monthly management fee primarily based on the amount of certain designated pool assets and may earn additional fees for advice related to financing opportunities. During the years ended December 31, 2015 and 2014, the Oaktree Funds paid Palisades $5.1 million and $5.3 million as management fees, respectively, which in some instances represent fees for partial year services. In addition to the Management Agreement, the Bank may from time to time in the future enter into lending transactions with portfolio companies of investment funds managed by Oaktree Capital Management, L.P.

Patriot Affiliates. As reported in a Schedule 13-D amendment filed with the SEC on November 10, 2014, Patriot Financial Partners, L.P and Patriot Financial Partners Parallel, L.P. (Patriot) owned 3,100,564 shares of the Company’s voting common stock as of November 7, 2014, which Patriot reported represented 9.33 percent of the Company’s outstanding voting common stock. For the details of the transaction in which Patriot acquired certain of these shares, see “Securities Purchase Agreement” below. Based on Patriot’s prior report of owning 3,100,564 shares, Patriot owned 8.2 percent of the Company’s outstanding voting common stock as of December 31, 2015.

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Bank Owned Life Insurance. On July 14, 2015, the Bank made a $50.0 million investment in Bank Owned Life Insurance (BOLI) and on September 15, 2015, the Bank made an additional $30.0 million investment in BOLI, with the BOLI being issued by Northwestern Mutual Life Insurance Company (Northwestern), which is rated AAA by Fitch Ratings, Aaa by Moody’s and AA+ by Standard and Poor’s. With respect to these BOLI investments, the Bank’s BOLI vendor and a provider of certain compliance, accounting and management services related to the BOLI is BFS Financial Services Group (BFS Group), which was referred to the Bank by Kirk Wycoff, a principal of Patriot. Mr. Wycoff’s son, Jordan Wycoff, is employed as a regional director with BFS Group. As long as BFS Group is the broker of record for BOLI purchased from and issued by Northwestern, then the services BFS Group provides to the Bank are given free of charge, although BFS Group receives remuneration from Northwestern for the BOLI the Bank purchases that are issued by Northwestern.

The BOLI is a single premium purchase life insurance policy on the lives of a group of designated employees. The Bank is the owner of the policy and beneficiary of the policy. As of the year ended December 31, 2015, the Bank owned $100.2 million in BOLI or approximately 13.8 percent of the Bank’s Tier 1 Capital at December 31, 2015. Pursuant to guidelines of the OCC, BOLI holdings by a financial institution must not exceed 25 percent of Tier 1 capital.

Securities Purchase Agreement. As noted above, as reported in a Schedule 13-D amendment filed on November 10, 2014 with the SEC, Patriot owned 3,100,564 shares of the Company’s voting common stock as of November 7, 2014, which Patriot reported represented 9.33 percent of the Company’s total shares outstanding as of the dates set forth in the Schedule 13-D. On April 22, 2014, the Company entered into a Securities Purchase Agreement (Patriot SPA) with Patriot to raise a portion of the capital to be used to finance the BPNA Branch Acquisition. The Patriot SPA was due to expire by its terms on October 31, 2014. Prior to such expiration, the Company and Patriot Financial Partners, L.P., Patriot Financial Partners Parallel, L.P., Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. (together referred to as Patriot Partners) entered into a Securities Purchase Agreement, dated as of October 30, 2014 (New Patriot SPA). Pursuant to the New Patriot SPA, substantially concurrently with the BPNA Branch Acquisition, Patriot Partners purchased from the Company (i) 1,076,000 shares of its voting common stock at a price of $9.78 per share and (ii) 824,000 shares of its voting common stock at a price of $11.55 per share, for an aggregate purchase price of $20.0 million. In consideration for Patriot’s commitment under the New SPA and pursuant the terms of the New SPA, on the closing of the sale of such shares on November 7, 2014, the Company paid Patriot an equity support payment of $538 thousand and also reimbursed Patriot $100 thousand in out-of-pocket expenses.

On October 30, 2014, concurrent with the execution of the New Patriot SPA, Patriot and the Company entered into a Settlement Agreement and Release (the Settlement Agreement) in order to resolve, without admission of any wrongdoing by either party, a prior dispute regarding, among other things, the proper interpretation of certain provisions of the SPA, including but not limited to the computation of the purchase price per share (the Dispute). Pursuant to the Settlement Agreement, Patriot and the Company released any claims they may have had against the other party with respect to the Dispute. In addition, Patriot and the Company agreed for the period beginning on the date of the Settlement Agreement and ending on December 31, 2016, that neither Patriot nor the Company would disparage the other party or its affiliates.

During the period beginning on the date of the Settlement Agreement and ending on December 31, 2016, Patriot also agreed not to:

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institute, solicit, assist or join, as a party, any proxy solicitation, consent solicitation, board nomination or director removal relating to the Company against or involving the Company or any of its subsidiaries, affiliates, successors, assigns, directors, officers, employees, agents, attorneys or financial advisors;

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take any action relative to the governance of the Company that would violate its passivity commitments or vote the shares of voting common stock held or controlled by it on any matters related to the election, removal or replacement of directors or the calling of any meeting related thereto, other than in accordance with management’s recommendations included in the Company’s proxy statement for any annual meeting or special meeting;

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form or join in a partnership, limited partnership, syndicate or other group, or solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the voting common stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, voting common stock or such other securities (such other securities, together with the voting common stock, being referred to as Voting Securities), or become a participant in or assist, encourage or advise any person in any solicitation of any proxy, consent or other authority to vote any Voting Securities; or

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TRANSACTIONS WITH RELATED PERSONS

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enter into any negotiations, agreements, arrangements or understandings with any person with respect to any of the foregoing or advise, assist, encourage or seek to persuade any person to take any action with respect to any of the foregoing.

The Company also agreed, during the same period, not to:

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institute, solicit, assist or join, as a party, any proxy solicitation, consent solicitation, board nomination or director removal relating to Patriot against or involving Patriot or any of its subsidiaries, affiliates, successors, assigns, officers, partners, principals, employees, agents, attorneys or financial advisors; or

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enter into any negotiations, agreements, arrangements or understandings with any person with respect to any of the foregoing or advise, assist, encourage or seek to persuade any person to take any action with respect to any of the foregoing.

St. Cloud Affiliates. On November 24, 2014, the Bank invested as a limited partner in an affiliate of St. Cloud Capital LLC (St. Cloud). Based on a Schedule 13-G amendment filed with the SEC on February 14, 2012, St. Cloud holds 700,538 shares of the Company’s voting common stock (approximately 1.8 percent of the Company’s outstanding shares as of December 31, 2015). The affiliate is St. Cloud Capital Partners III SBIC, LP (the Partnership), which applied for a license granted by the U.S. Small Business Administration to operate as a debenture Small Business Investment Company (SBIC) under the Small Business Investment Act of 1958 and the regulations promulgated thereunder. The Community Reinvestment Act of 1977 expressly identifies an investment by a bank in an SBIC as a type of investment that is presumed by the regulatory agencies to promote economic development. The Boards of Directors of the Company and the Bank approved the Bank’s investment. The Bank has agreed to invest a minimum of $5.0 million, but up to $7.5 million as long as the Bank’s limited partnership interest in the Partnership remains under 9.9 percent.

Other affiliated funds of St. Cloud have previously invested in CORSHI, of which Steven A. Sugarman (the Chair, President and Chief Executive Officer of the Company and the Bank) is the Chief Executive Officer as well as a controlling stockholder (both directly and indirectly). St. Cloud Capital Partners III SBIC, LP has provided oral representations to the Bank that the Partnership will not make any investments in COR Securities Holdings, Inc.

Consulting Services to the Company. On May 15, 2014, the disinterested members of the Board of Directors of the Company approved a strategic advisor agreement with Chrisman & Co. pursuant to which Chrisman & Co. would provide strategic advisory services for the Company. Timothy Chrisman, who retired from the Company’s Board on May 15, 2014 upon the expiration of the term of his directorship after the Company’s 2014 Annual Meeting of Stockholders, is the Chief Executive Officer and founding principal of Chrisman & Co. The term of the strategic advisor agreement was for a period of one year, which ended on May 15, 2015. For services performed during the term of the agreement, a fixed annual advisory fee of $200 thousand was paid to Chrisman & Co. during the year ended December 31, 2014 and no additional fees were paid during the year ended December 31, 2015.

Consulting Services to Palisades. The Company acquired Palisades on September 16, 2013. Effective as of July 1, 2013, prior to the Company’s acquisition of Palisades, Palisades entered into a consulting agreement with Jason Sugarman, the brother of the Company’s and the Bank’s Chair, President and Chief Executive Officer, Steven A. Sugarman. Jason Sugarman provides advisory services to financial institutions and other institutional clients related to investments in residential mortgages, real estate and real estate related assets and Palisades entered into the consulting agreement with Jason Sugarman to provide these types of services. The consulting agreement is for a term of 5 years, with a minimum payment of $30 thousand owed at the end of each quarter (or $600 thousand in aggregate quarterly payments over the five-year term of the agreement). These payments do not include any bonuses that may be earned under the agreement. For the years ended December 31, 2015, 2014 and 2013 base and bonus amounts earned by Jason Sugarman under the consulting agreement totaled $30 thousand, $1.2 million, and $121 thousand, respectively. Effective as of March 26, 2015, the bonus amount earned by Jason Sugarman for consulting services he provided during the year ended December 31, 2014 was credited in satisfaction and full discharge of all then currently accrued but unpaid quarterly payments as well as any future quarterly payments specified under the consulting agreement, but not against any future bonuses that he may earn under the consulting agreement. The consulting agreement may be terminated at any time by either Palisades or Jason Sugarman upon 30 days prior written notice. Following the Company’s acquisition of Palisades, the consulting agreement with Jason Sugarman was reviewed as a related party transaction and approved by the Compensation, Nominating and Corporate Governance Committee and approved by the disinterested directors of the Board.

Lease Payment Reimbursements for Palisades. At the time it was acquired by the Company on September 16, 2013, Palisades occupied premises in Santa Monica, California leased by COR Securities Holding, Inc. (CORSHI). Steven A. Sugarman, the Chair, President and Chief Executive Officer of the Company and the Bank, is the Chief Executive Officer, as well as a controlling

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stockholder (both directly and indirectly), of CORSHI. In light of the benefit received by Palisades of its occupancy of the Santa Monica premises, the disinterested directors of the Company’s Board ratified reimbursement to CORSHI for rental payments made for the Santa Monica premises for the period from September 16, 2013 through June 27, 2014, the last date Palisades occupied the premises. Palisades negotiated with an unaffiliated third party a lease for new premises and occupied those premises on June 27, 2014.

The aggregate amount of rent payments reimbursed to CORSHI from September 16, 2013 through December 30, 2013 was $40 thousand. In addition, the Company reimbursed CORSHI for a $34 thousand security deposit and Palisades, in turn, reimbursed the Company for this cost. For the period from January 1, 2014 through June 27, 2014, CORSHI granted Palisades a rent abatement equal to the $34 thousand security deposit and, combined with additional payments, Palisades paid leasing costs totaling $58 thousand to CORSHI for that same time period. The Compensation, Nominating and Corporate Governance Committee of the Board monitored all the reimbursement costs and reviewed the aggregate reimbursement costs.

CS Financial Acquisition. Effective October 31, 2013, the Company acquired CS Financial, which was controlled by Jeffrey T. Seabold (who is currently employed as Executive Vice President, Chief Banking Officer and previously served as a director of the Company and the Bank) and in which certain relatives of Steven A. Sugarman (the Chair, President and Chief Executive Officer of the Company and the Bank) directly or through their affiliated entities also owned certain minority, non-controlling interests.

CS Financial Services Agreement. On December 27, 2012, the Company entered into a Management Services Agreement (Services Agreement) with CS Financial. On December 27, 2012, Mr. Seabold was then a member of the Board of Directors of each of the Company and the Bank. Under the Services Agreement, CS Financial agreed to provide the Bank such reasonably requested financial analysis, management consulting, knowledge sharing, training services and general advisory services as the Bank and CS Financial mutually agreed upon with respect to the Bank’s residential mortgage lending business, including strategic plans and business objectives, compliance function, monitoring, reporting and related systems, and policies and procedures, at a monthly fee of $100 thousand. The Services Agreement was recommended by disinterested members of management of the Bank and negotiated and approved by special committees of the Board of Directors of each of the Company and the Bank (Special Committees), comprised exclusively of independent, disinterested directors of the Boards. Each of the Boards of Directors of the Bank and the Company also considered and approved the Services Agreement, upon the recommendation of the Special Committees.

On May 13, 2013, the Bank hired Mr. Seabold as Managing Director and Chief Lending Officer by entering into a three-year employment agreement with Mr. Seabold (the 2013 Employment Agreement, which was amended and restated effective as of April 1, 2015 subsequent to Mr. Seabold’s appointment as Chief Banking Officer). Simultaneously with entering into the 2013 Employment Agreement, the Bank terminated, with immediate effect, its Services Agreement with CS Financial. For the year ended December 31, 2013, the total compensation paid to CS Financial under the Services Agreement was $439 thousand.

Option to Acquire CS Financial. Under the 2013 Employment Agreement, Mr. Seabold granted to the Company and the Bank an option (CS Call Option), to acquire CS Financial for a purchase price of $10.0 million, payable pursuant to the terms provided under the 2013 Employment Agreement. Based upon the recommendation of the Special Committees, with the assistance of outside financial and legal advisors and consultants, the Boards of Directors of the Company and the Bank, with Mr. Sugarman recusing himself from the discussions and vote due to previously disclosed conflicts of interest, approved the recommendation of the Special Committees and, pursuant to a letter dated July 29, 2013, the Company indicated that the CS Call Option was being exercised by the Bank, subject to the negotiation and execution of definitive transaction documentation consistent with the applicable provisions of the 2013 Employment Agreement and the satisfaction of the terms and conditions set forth therein.

Merger Agreement. After exercise of the CS Call Option as described above, the Company and the Bank entered into an Agreement and Plan of Merger (Merger Agreement) with CS Financial, the stockholders of CS Financial (Sellers) and Mr. Seabold, as the Sellers’ Representative, and completed its acquisition of CS Financial on October 31, 2013.

Subject to the terms and conditions set forth in the Merger Agreement, which was approved by the Board of Directors of each of the Company, the Bank and CS Financial, at the effective time of the Merger, the outstanding shares of common stock of CS Financial were converted into the right to receive in the aggregate: (i) upon the closing of the Merger, (a) 173,791 shares (Closing Date Shares) of the Company’s voting common stock, par value $0.01 per share, and (b) $1.5 million in cash and $3.2 million in the form of a noninterest-bearing note issued by the Company to Mr. Seabold that was due and paid by the Company on January 2, 2014; and (i) upon the achievement of certain performance targets by the Bank’s lending activities following the closing of the Merger that are set forth in the Merger Agreement, up to 92,781 shares (Performance Shares) of voting common stock ((i) and (ii), together, Merger Consideration).

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Seller Stock Consideration. The Sellers under the Merger Agreement included Mr. Seabold, and the following relatives of Mr. Sugarman, Jason Sugarman (brother), Elizabeth Sugarman (sister-in-law), and Michael Sugarman (father), who each owned minority, non-controlling interests in CS Financial.

Upon the closing of the Merger and pursuant to the terms of the Merger Agreement, the aggregate shares of voting common stock issued as the consideration to the Sellers was 173,791 shares, which was allocated among the Sellers and issued as follows: (i) 103,663 shares to Mr. Seabold; (ii) 16,140 shares to Jason Sugarman; (iii) 16,140 shares to Elizabeth Sugarman; (iv) 3,228 shares to Michael Sugarman; and (v) 34,620 shares to certain employees of CS Financial. Of the 103,663 shares to be issued to Mr. Seabold, as allowed under the Merger Agreement and in consideration of repayment of a certain debt incurred by CS Financial owed to an entity controlled by Elizabeth Sugarman, Mr. Seabold requested the Company to issue all 103,663 shares directly to Elizabeth Sugarman, and such shares were so issued by the Company to Elizabeth Sugarman.

On October 31, 2014, certain of the Performance Shares were issued as follows: (i) 28,545 shares to Mr. Seabold; (ii) 1,082 shares to Jason Sugarman; (iii) 1,082 shares to Elizabeth Sugarman; and (iv) 216 shares to Michael Sugarman. An additional portion of the Performance Shares was issued on November 2, 2015 as follows: (i) 28,545 shares to Mr. Seabold; (ii) 1,082 shares to Jason Sugarman; (iii) 1,082 shares to Elizabeth Sugarman; and (iv) 216 shares to Michael Sugarman.

Approval of the CS Call Option, Merger Agreement and Merger. All decisions and actions with respect to the exercise of the CS Agreement Option, the Merger Agreement and the Merger (including without limitation the determination of the Merger Consideration and the other material terms of the Merger Agreement) were subject to and under the purview and authority of special committees of the Board of Directors of each of the Company and the Bank, each of which was composed exclusively of independent, disinterested directors of the Boards of Directors, with the assistance of outside financial and legal advisors. Mr. Sugarman abstained from the vote of each of the Boards of Directors of the Company and the Bank to approve the Merger Agreement and the Merger.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we describe the material components of our executive compensation program, the material compensation policy decisions we have made under those programs since January 1, 2015 and the measurable factors we took into consideration in making compensation decisions for our “Named Executive Officers” set forth below, whose compensation earned or paid for 2015 is set forth in a series of tables following this section:

Our Named Executive Officers for Fiscal Year 2015:
Steven A. Sugarman	President and Chief Executive Officer
James J. McKinney	Executive Vice President, Chief Financial Officer and Principal Accounting Officer
Hugh F. Boyle	Executive Vice President, Chief Risk Officer
John C. Grosvenor	Executive Vice President, General Counsel and Corporate Secretary
Jeffrey T. Seabold	Executive Vice President, Chief Banking Officer
Ronald J. Nicolas, Jr.	Former Chief Financial Officer

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Our Corporate Values and the Philosophy and Objectives of Our Compensation Program

Our Vision	Our vision is to be California’s Bank.
Our Mission	Our mission is to empower California’s diverse businesses, entrepreneurs and communities.
Our Core Values	Our core values are operational excellence, superior analytics, and entrepreneurialism.

Our Mission, Vision and Core Values guide our compensation programs. Our compensation programs are designed to accomplish the following:

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Allow the Company to compete for, hire and retain skilled and talented executives critical to our success today, as well as the capabilities to fulfill the future growth and complexity required by the pursuit of our mission, vision, core values and strategic plan.

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Incent executives to achieve our strategic objectives without undue risk-taking. Our vision and mission guide our strategic plans and, in turn, determine the compensation programs we use to incent executives to achieve strategic objectives.

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Reward long-term growth and profitability. Encourage achievement of key operating objectives, such as growth in deposits, prudent lending and enduring customer relationships, growth of operating earnings and earnings per share and, ultimately, in attaining an increased market price for our stock.

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Recognize and reward the success of the management team as a whole in managing the Company, and use that overall performance as the basis for determining overall compensation, taking into consideration pertinent economic conditions, interest rate trends, and the competitive market environment.

¡	Recognize and reward individual achievement and contributions that are consistent with our long-term objectives and core values.

¡

Align executive compensation with interests of stockholders. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option, restricted stock grants and other equity incentive programs. Our approach to compensating management includes a review of all incentive programs to avoid imprudent risk-taking and to promote safety and soundness. In that regard, the Company intends to continuously review its compensation programs during 2016 to mirror the needs of its strategic goals and business objectives. We believe that compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives.

¡	Use performance based compensation where appropriate to link the success of the executive with the success of the Company.

Annual Proxy Statement	2016	Page	37

COMPENSATION DISCUSSION AND ANALYSIS

Our Performance Highlights

Our vision and mission has resulted in value enhancement to our stockholders year over year since 2013 as follows:

¡ Our pre-tax profits grew from $8 million to $104 million.

¡ Our return on tangible common equity rose from 0.1% to 14.2%.

(1)   For a reconciliation of (and related information regarding) return on average tangible common equity, which is not calculated in accordance with accounting principles generally accepted in the Unites States (GAAP), to return on average equity, which is calculated in accordance with GAAP, see “Item 6. Selected Financial Data – Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2015.

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COMPENSATION DISCUSSION AND ANALYSIS

¡ Our return on assets rose from 0% to .94%.

¡ Our assets grew from $3.6 billion to $8.2 billion.

¡	Since 2013, our commercial banking segment profitability increased from $27 million to $100 million.

¡	Since 2013, our cost of deposits fell from 0.8% to less than 0.5%.

¡	Since 2013, our net interest income grew from $97 million to $224 million.

Our 2015 performance highlights include:

¡	The Bank was ranked number 56, and ranked number 1 for total stockholder return of all West Coast banks, on the Forbes Magazine list of America’s Top 100 Banks.

¡	The Bank was awarded an “Outstanding” rating for CRA activities by the OCC.

¡	Net income increased $31.9 million, or 105.5%, to $62.1 million for the year ended December 31, 2015 from $30.2 million for the year ended December 31, 2014.

¡	We continued to maintain sound regulatory standing as reflected by our status as a Financial Holding Company.

¡	We grew capital through the April 8, 2015 issuance and sale of $175.0 million aggregate principal amount of 5.25% Senior Notes due April 15, 2025.

¡

We also grew capital through the April 8, 2015 issuance and sale of depositary shares, each representing a 1/40th interest in a share of Non-Cumulative Perpetual Preferred Stock, Series D, for gross proceeds of $111.4 million, including $14.5 million from the exercise in full of the underwriters’ over-allotment option.

Subsequent to December 31, 2015, we successfully raised additional capital through the February 8, 2016 issuance and sale of depositary shares, each representing a 1/40th interest in a share of Non-Cumulative Perpetual Preferred Stock, Series E, for gross proceeds of $121.1 million, and the March 8, 2016 issuance and sale of 5,577,500 shares of voting common stock for gross proceeds of $76.4 million, including $10.0 million from the exercise in full of the underwriters’ over-allotment option.

Annual Proxy Statement	2016	Page	39

COMPENSATION DISCUSSION AND ANALYSIS

Our 2015 Executive Compensation Highlights

The following are the highlights of changes to or actions taken with respect our executive compensation program for the year ended 2015:

¡

We introduced qualified performance-based awards to incent superior performance of executives and ensure that the total compensation of each executive remains dependent on our corporate performance and aligned with stockholders’ interests as well as to establish performance objectives pursuant to Section 162(m) of the Internal Revenue Code.

¡

We negotiated an Amended and Restated Employment Agreement with Mr. Seabold in order to better reflect the nature of the enhanced executive duties and the expanded scope of responsibilities that relate to his role as Chief Banking Officer. This amendment increased the alignment of Mr. Seabold with the overall success of the Company and eliminated performance incentives tied exclusively to the Company’s mortgage business. This agreement also transitioned Mr. Seabold to a bonus structure that was entirely performance based.

¡

We began an overall review and evaluation of our executive compensation program, which included obtaining input from stockholders (described below) and continued to review and evaluate Mr. Sugarman’s overall compensation. For more information about this process, see Our Executive Compensation Highlights Subsequent to December 31, 2015.

Our Executive Compensation Highlights Subsequent to December 31, 2015.

The following are highlights of actions taken subsequent to December 31, 2015 with respect to our executive compensation programs.

¡

During the first quarter of 2016, at the direction of our Board of Directors, our Compensation, Nominating and Corporate Governance Committee completed its comprehensive strategic evaluation of executive compensation, which included a review of executive employment agreements, compensation structure and performance based awards.

¡

During 2015, we obtained stockholder feedback about executive compensation in a variety of ways. We sought input from our largest and most strategic local investors and reported this investor feedback to our Board of Directors. Additionally, we solicited multiple investment banks to provide market analysis and anonymous investor feedback, which provided insight to and changes made to our governance process related to executive compensation, nominations and business oversight.

¡

Stockholder feedback received in 2015 is directly reflected in the modifications made to the executive compensation program during the first quarter of 2016 (as described below), including termination of the anti-dilution provision of Mr. Sugarman’s stock appreciation rights (SARs) and the restructuring of Mr. Sugarman’s overall compensation package.

¡	We expect to continue to discuss executive pay with stockholders and investors and expect executive compensation programs to evolve further over time.

Subsequent to December 31, 2015, with respect to our executive compensation programs generally, as a result of the foregoing process, our Compensation, Nominating and Corporate Governance Committee implemented the following changes to executive compensation:

¡

We granted additional performance awards for our Section 16 officers to transition all applicable executives to consistent performance award criteria relating to certain regulatory and profitability requirements as well as to be deductible under Section 162(m) of the Internal Revenue Code for officers covered by Section 162(m). The awards will be both quarterly and annual in nature. This approach reflects a new compensation process that compensates executives for their performance throughout the course of the year, such that their performance is more closely aligned to achieving objectives based on quarterly and annual goals, rather than general performance, and with incentives being paid when the objectives are achieved, rather than providing one lump sum bonus after year end. This process provides that executives will be awarded cash incentives, additional performance awards tied to future objectives or equity awards that may vest over time.

¡

We entered into new or fully amended and restated employment agreements with Mr. McKinney, Ms. Nickel, Mr. Kuelbs and Mr. Turner and we entered into amended employment agreements with each of Mr. Boyle, Mr. Grosvenor and Mr. Seabold. In addition:

–

In view of the continued growth of our assets, which were slightly less than $1 billion as of December 31, 2011 and were $8.2 billion as of December 31, 2015, we evaluated these agreements against best practices and regulatory requirements for banks that have grown to more than $10 billion in assets.

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COMPENSATION DISCUSSION AND ANALYSIS

–	We evaluated base compensation for our Section 16 officers, which resulted in increases to base salaries, considering the continued growth of our assets and competitive practices among peer companies.

–

We added non-solicit and non-competition provisions and a requirement that these key executives provide the Company adequate and proper notice prior to any resignation or leave of absence to ensure the Company’s business is not harmed.

–	We standardized the executive employment agreements for consistent treatment and alignment to the Company’s objectives among similarly situated executives.

Additionally, our Compensation, Nominating and Corporate Governance Committee, at the direction of our Board of Directors, completed its ongoing evaluation of Mr. Sugarman’s overall compensation package, including an evaluation of certain attributes of his SARs. The initial SAR (Initial SAR) was granted to Mr. Sugarman In connection with his appointment as Chief Executive Officer in 2012. Continued and strategic growth was encouraged pursuant to an anti-dilution provision in the Initial SAR, which provides that additional SARs (Additional SARs) are issued to Mr. Sugarman upon the Company’s issuance of common stock pursuant to certain capital raises (which we refer to as the “anti-dilution provision”). The highlights of the Chief Executive Officer compensation evaluation are:

¡

We consulted with and retained Semler Brossy, a nationally recognized compensation consulting firm, to further assist with our ongoing review and evaluation of Mr. Sugarman’s overall compensation and to recommend competitive, ongoing Chief Executive Officer annual compensation opportunities.

¡

Since his appointment as Chief Executive Officer in 2012, Mr. Sugarman has overseen the Company’s growth from approximately $1.7 billion in assets as of December 31, 2012 to $8.2 billion in assets as of December 31, 2015, leading to overall increased earnings, profitability and total stockholder returns and improved operating metrics.

¡

In order to continue to incent Mr. Sugarman and shift incentives to align with the Company’s continued growth as it approaches $10 billion in assets, we entered into an Amended and Restated Employment Agreement with Mr. Sugarman that took effect on March 24, 2016. For a detailed description of the terms of the new employment contract, see Employment Agreements. The highlights of the new employment agreement are:

–

Concurrent with signing the new employment agreement, Mr. Sugarman signed a wavier letter that eliminates the anti-dilution provision of his Initial SAR and the new employment agreement also eliminates the guaranteed minimum bonus to Mr. Sugarman that equaled 10% of the EBITDA of the Company’s non-deposit businesses.

–

Before the new employment agreement was finalized, Mr. Sugarman waived his right under the anti-dilution provision to an additional stock appreciation right of 223,218 underlying shares at a price of $15.12 that would have been issued to him with respect to the Company’s March 8, 2016 offering of 5,577,500 shares of its voting common stock.

–

In connection with the removal of the anti-dilution provision of the Initial SAR, we agreed to grant Mr. Sugarman a one-time performance based restricted stock award having an aggregate grant date fair market value of up to $5 million, subject to the Company’s achievement of certain performance goals. If the award is earned pursuant to the achievement of performance goals, the award would be expected to vest on March 24, 2017. In the discretion of the Compensation, Nominating and Corporate Governance committee, the restricted stock would also be subject to restrictions on sale or transfer for an additional four-year period following the vesting date.

¡	With the assistance of Semler Brossy, we evaluated and determined a specific compensation peer group to better evaluate executive compensation.

Further, during January 2016, while we continued the evaluation of the overall executive compensation programs, we took the following actions:

¡

We provided a bonus opportunity based on the Company’s 2016 first quarter performance to Mr. Sugarman and other executive officers that may be satisfied in cash, fully vested stock or stock that vests over a period of time and include metrics related to profitability and regulatory standing. For Mr. Sugarman, the bonus opportunity is $3 million, which could be payable to Mr. Sugarman in cash. Although the value of performance awards granted to Mr. Sugarman (and other executives) may be based on evaluation of their past success (for example, on the Company’s performance in 2015), the criteria and performance objectives are based on future periods and these awards will be reported for purposes of our proxy as compensation for the year in which they are earned (for cash incentives) or granted (for equity incentives).

Annual Proxy Statement	2016	Page	41

COMPENSATION DISCUSSION AND ANALYSIS

¡

We granted a performance-based option award of 80,000 shares to Mr. McKinney which vests in equal annual installments of up to 16,000 shares on each January 1, 2017, 2018, 2019, 2020 and 2021, assuming achievement of the certain performance conditions relating to profitability and regulatory standing.

Lastly, on April 1, 2016, we also granted: (a) performance based option awards of 120,000 shares to each of Messrs. Kuelbs and Turner, respectively, with each award vesting in equal annual installments of up to 24,000 shares on each April 1, 2017, 2018, 2019, 2020 and 2021; and (b) a performance based restricted stock award of 50,000 shares to Mr. Turner which vests in equal annual installments of up to 10,000 shares on each April 1, 2017, 2018, 2019, 2020 and 2021. These awards are linked to certain performance conditions relating to profitability and regulatory standing.

Overview of Executive Compensation Program

Our policy for allocating between long-term and short-term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives with an appropriate level of risk to maximize long-term value for our Company and our stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive norms and reward good performance on an annual basis in the form of merit salary adjustments and bonus compensation to reward superior performance against specific short-term goals. We provide equity-based compensation as a long-term incentive and a means of directly aligning the interests of our executive officers with the interests of our stockholders. We believe that our overall compensation package, including benefits and equity-related awards, is competitive within the marketplace and consistent with the philosophy and objectives of our compensation program.

Key elements of compensation for our executives include the following:

Base Salary

We pay base salaries commensurate with an executive’s position and experience. Subject to the terms of their employment agreements, base salaries for our executive officers are generally reviewed, at least annually, at a meeting of the Compensation, Nominating and Corporate Governance Committee. See Employment Agreements.

Employee Bonus Performance Based Incentive Plan

The Compensation, Nominating and Corporate Governance Committee considers executive officer performance and makes recommendations for bonus payments to our Chief Executive Officer based on a variety of factors, in its discretion, and for our other executive officers based on recommendations from the Chief Executive Officer.

Equity Performance Based Incentive Awards

The Compensation, Nominating and Corporate Governance Committee also considers executive officer performance and makes recommendations for equity incentive awards to our Chief Executive Officer based on a variety of factors, in its discretion, and for our other executive officers based on recommendations from the Chief Executive Officer. The Compensation, Nominating and Corporate Governance Committee’s decisions reflect the value that equity incentives influence executives to focus on long-term stockholder value creation and foster alignment with our stockholders.

Other Compensation	We provide 401(k) plan, and health, disability and life insurance benefits, as well as other benefits.

The foregoing elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our entry into new markets, providing proper regulatory compliance and helping to create a cohesive team.

Page	42	Annual Proxy Statement	2016

COMPENSATION DISCUSSION AND ANALYSIS

2015 Pay Decisions

Below is a summary of the basic pay actions for our Named Executive Officers for 2015. This summary is not a substitute for and does not describe all compensation set forth in the Summary Compensation Table.

				Equity Incentives
Executive	Base Salary		Cash Incentives	Award Type		Grant Date Fair Value		Vesting Period	TOTAL
Steven A. Sugarman President and Chief Executive Officer	$600,000		$ 250,000	SAR RSA	(2) (3)	$ $	5,114 1,499,998	Immediate 1 Year	$2,355,112
James J. McKinney EVP, Chief Financial Officer and Principal Accounting Officer	$325,000		$ 170,000	RSA			$309,104	5 Years	$804,104
Hugh F. Boyle EVP, Chief Risk Officer	$500,000	(1)	$ 375,000	RSA Option	(3)	$ $	299,295 317,600	1 Year 5 Years	$1,491,895
John C. Grosvenor EVP, General Counsel and Corporate Secretary	$450,000	(1)	$ 400,000	RSA Option	(3)	$ $	400,001 238,200	1 Year 5 Years	$1,488,201
Jeffrey T. Seabold EVP, Chief Banking Officer	$750,000		$1,500,000	RSA			$50,004	1 Year	$2,300,004
Ronald J. Nicolas, Jr. Former Chief Financial Officer	$400,000		—	RSA			$187,506	1 Year	$587,506

(1.)	For Messrs. Boyle and Grosvenor, the base salary reflects the annualized salary at year end, after adjustments were made during the year.

(2.)

Mr. Sugarman was awarded on August 21, 2012 a stock appreciation right (Initial SAR) with respect to 500,000 shares of the Company voting common stock that includes an anti-dilution provision for the issuance of additional SARs (Additional SARs) upon the Company’s issuance of common stock pursuant to capital raises. During 2015, under the anti-dilution provision of the Initial SAR, Mr. Sugarman was granted Additional SARs with respect to 2,973 shares in connection with the full cashless (net) exercise of a warrant that was originally issued on November 1, 2010 to TCW Shared Opportunity Fund V, L.P. for up to 240,000 shares of non-voting common stock. In connection with entering into his new employment agreement with the Company on March 24, 2016, Mr. Sugarman agreed to waive his right to receive Additional SARs in connection with future stock issuances by the Company. See Employment Agreements. Mr. Sugarman also waived his right to receive Additional SARs in connection with the common stock offering completed by the Company on March 8, 2016.

(3.)	For performance options and performance restricted stock awards, the grant date fair value assumes achievement of the maximum level of performance conditions.

The following charts illustrate the basic pay mix for: (i) our Chief Executive Officer during 2015; and (ii) our other Named Executive Officers during 2015, on average. The charts use the pay data from the 2015 Pay Decisions table above.

Annual Proxy Statement	2016	Page	43

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Program Best Practices

Based upon the evolving nature of the Company’s businesses and its dynamic profile, the Compensation, Nominating and Corporate Governance Committee has implemented the following compensation strategies, which the Compensation, Nominating and Corporate Governance Committee considers to be key elements for a program of compensation plans as set forth in the table below:

Strong Alignment with Stockholders—What We Do and What We Don’t Do

Strong Alignment with Stockholders – What We Do

Compensation Principles. We believe our compensation principles promote a best practice approach to compensation, by aligning the interests of our officers and our long-term strategy with the interests of stockholders and appropriately integrating risk with compensation so there are no features that could impact the safety and soundness of the Company.

Risk Events Are Considered in Pay Decisions. Our Compensation, Nominating and Corporate Governance Committee conducts an annual assessment of the Bank’s executive and broad-based compensation programs to ensure prudent risk management.

Share Ownership Guidelines. We require that our Chief Executive Officer own shares equal to at least 300% of his after-tax base salary and that the other Named Executive Officers own shares equal to at least 100% of their after-tax base salary.

Hedging/Pledging Policy. We have a “no-hedging” policy and a “no-pledging” policy of Company shares.

Performance Based Awards. Our executive compensation practice focuses on performance awards that are tied to overall stockholder objectives and generally are intended to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code.

Strong Alignment with Stockholders – What We Don’t Do

No Tax Gross Ups. Our employment agreements do not provide for tax gross-ups in the event of a change of control event

No Repricing or Repurchase of Underwater Equity Awards. Unless our stockholders approve, we do not permit the repricing or repurchase of underwater stock options or stock appreciation rights.

No Multi-Year Guaranteed Bonuses.

No “Single Trigger” Severance Payments on Change in Control in Employment Agreements. Our employment agreements do not have “single-trigger” cash severance payments resulting solely from the occurrence of a change of control.

No “Single Trigger” Severance Payments for Equity Awards Granted under Our 2013 Omnibus Stock Incentive Plan. Other than the unvested portion of Mr. Sugarman’s stock appreciation rights, all equity awards under our 2013 Omnibus Stock Incentive Plan made to employees generally require a “double trigger” (i.e., a termination of employment other than by the Company for cause or by the participant without good reason) before vesting can accelerate following a change in control. For performance based awards, our 2013 Omnibus Stock Incentive Plan provides that unless the performance award is replaced by a similar award, that it shall be deemed earned and payable in an amount equal to at least the target level of performance.

Page	44	Annual Proxy Statement	2016

COMPENSATION DISCUSSION AND ANALYSIS

How We Make Compensation Decisions

The Compensation, Nominating and Corporate Governance Committee will consider information from a variety of sources when assessing the competitiveness of the Company’s current and future compensation levels. These sources include, but are not limited to, committee members, management, other members of the Board of Directors, publicly available compensation data regarding executive officers within the industry, the Company’s understanding of compensation arrangements at other financial institutions with similar growth strategies, feedback from key stakeholders (including stockholders, regulators and holders of our senior notes and preferred stock), and advice from the Compensation, Nominating and Corporate Governance Committee’s consultants.

Role of the Chief Executive Officer

Typically, the Chief Executive Officer makes compensation recommendations to the Compensation, Nominating and Corporate Governance Committee with respect to the executive officers who report to him. Such executive officers are not present at the time of these deliberations.

The committee Chair then makes compensation recommendations to the Compensation, Nominating and Corporate Governance Committee with respect to the Chief Executive Officer, who does not attend that portion of the meeting. The Compensation, Nominating and Corporate Governance Committee may accept or adjust such recommendations.

Role of the Compensation Consultants

The Compensation, Nominating and Corporate Governance Committee at times retains the services of independent consultants to assist the Compensation, Nominating and Corporate Governance Committee with its consideration of the Company’s compensation policies, programs and practices. During 2015, the Compensation, Nominating and Corporate Governance Committee consulted with Pearl Meyer & Partners (PM&P), which provided data and analysis to the committee during 2015 on compensation matters generally and the compensation for 2014 specifically.

In connection with its determinations of the amount of discretionary incentive compensation for Mr. Sugarman’s 2015 performance, as well as discretionary incentive and retention awards for 2016, the Compensation, Nominating and Corporate Governance Committee deemed it to be desirable and in the best interests of the Company and its stockholders to engage the independent compensation consulting firm Semler Brossy, which was first engaged in 2016, to advise the Compensation, Nominating and Corporate Governance Committee.

Compensation Decisions Subsequent to 2015: Role of the Compensation Consultants and Peer Group

Role of Compensation Consultants for Compensation Decisions Subsequent to 2015. As discussed above under Our Executive Compensation Highlights Subsequent to December 31, 2015, with respect to compensation decisions for compensation that will go into effect for executives on April 1, 2016, we retained Semler Brossy to assist us, by providing the following specific services:

¡	An analysis of the anti-dilution value of Mr. Sugarman’s Initial SAR.

¡	Advice and recommendations with respect to competitive compensation elements for the Chief Executive Officer.

¡	An overall proposed compensation package for the Chief Executive Officer for 2016 to the Compensation, Nominating and Corporate Governance Committee without prior Chief Executive Officer review.

¡	Recommendation of a specific compensation peer group to be used for competitive analysis for purposes of the Chief Executive Officer compensation package.

Annual Proxy Statement	2016	Page	45

COMPENSATION DISCUSSION AND ANALYSIS

Role of Peer Group for Compensation Decisions Subsequent to 2015. In connection with the review of the Chief Executive Officer overall compensation, with assistance from Semler Brossy, the Compensation, Nominating and Corporate Governance Committee used compensation data compiled from the following peer companies to evaluate Mr. Sugarman’s proposed compensation package.

Peer Group for 2016 CEO Compensation

Bank United Inc. BofI Holding, Inc. Capital Bank Financial Corp. CVB Financial Corp.	East West Bancorp FCB Financial Holdings, Inc. OneWest Opus Bank	PacWest Bancorp South State Corporation Washington Federal, Inc. Western Alliance Bancorporation

We believe the peer group represents an appropriate group for competitive benchmarking and determination of how to appropriately evaluate our Chief Executive Officer compensation as we considered banks with strong asset and earnings per share growth, those banks pursuing an aggressive growth strategy, with a preference for West Coast banks.

Company	State	Total Assets ($B)	1-Year Asset Growth	1-Year EPS Growth	1-Year TSR as of 12/31/2015
BankUnited, Inc.	FL	$24.0	24%	21%	27%
BofI Holding, Inc.	CA	$6.7	28%	38%	8%
Capital Bank Financial Corp.	NC	$7.5	9%	16%	20%
CVB Financial Corp.	CA	$7.7	4%	-5%	9%
East West Bancorp	CA	$32.4	13%	12%	9%
FCB Financial Holdings, Inc.	FL	$7.3	22%	112%	45%
OneWest(1)	CA	$—	—	—	—
Opus Bank	CA	$6.7	31%	30%	32%
PacWest Bancorp	CA	$21.5	31%	45%	-1%
South State Corporation	SC	$8.6	10%	33%	9%
Washington Federal, Inc.	WA	$14.7	1%	7%	10%
Western Alliance Bancorporation	AZ	$14.3	35%	22%	29%
Peer Average		$13.8	19%	30%	18%
Peer Median		$8.6	22%	22%	10%
Banc of California	CA	$8.2	38%	47%	32%
Rank of Banc of California		7	1	2	2

(1)	Subsidiary of CIT Bank; information not available.

Note: Peer Average, Peer Median, and Rank of Banc of California do not include OneWest given full information is not available.

Page	46	Annual Proxy Statement	2016

COMPENSATION DISCUSSION AND ANALYSIS

2015 Compensation Decisions

Compensation decisions made by the Compensation, Nominating and Corporate Governance Committee in 2015 related to components of the Named Executive Officer compensation such as base salary, annual incentives and long term incentives are described below.

Base Salary

Each of the Named Executive Officers was hired pursuant to an employment agreement or subsequently signed an employment agreement that established the Named Executive Officer’s minimum base salary. Each employment agreement was the result of negotiations between the Company and the Named Executive Officer. Salaries are typically reviewed and adjusted annually at the discretion of the Committee or the Board of Directors.

During 2015, we reviewed information about executive compensation trends in consultation with PM&P. Thereafter, we negotiated an Amended and Restated Employment Agreement with Mr. Seabold that went into effect on April 1, 2015 in order to better reflect the nature of the enhanced executive duties and the expanded scope of responsibilities that relate to his role as Chief Banking Officer and, under the terms of that Agreement, Mr. Seabold’s base salary was increased to $750,000. In addition, we increased Mr. Boyle’s salary to $375,000 effective April 1, 2015 and to $500,000 effective September 1, 2015 to bring Mr. Boyle’s compensation in line with other executives and to be commensurate with Mr. Boyle’s level of service. In addition, we increased Mr. Grosvenor’s salary to $375,000 effective April 1, 2015 and to $450,000 effective August 22, 2015 to bring Mr. Grosvenor’s compensation in line with other executives and to be commensurate with his level of service. The below chart shows the annual rate of base salary for each Named Executive Officer as of December 31, 2014 and 2015 as well as the percentage of change.

		Annual Rate of Base Salary
Executive	Title	2014	2015	% Change
Steven A. Sugarman	President and Chief Executive Officer	$600,000	$600,000	0%
James J. McKinney	EVP, Chief Financial Officer and Principal Accounting Officer	N/A	$325,000	N/	A
Hugh F. Boyle	EVP, Chief Risk Officer	$350,000	$500,000	43%
John C. Grosvenor	EVP, General Counsel and Corporate Secretary	$350,000	$450,000	29%
Jeffrey T. Seabold	EVP, Chief Banking Officer	$400,000	$750,000	88%
Ronald J. Nicolas, Jr.	Former Chief Financial Officer	$400,000	$400,000	0%

Subsequent to December 31, 2015, we adopted and approved the following as a result of the overall analysis of our compensation, which included increases to base salaries based on the continued growth of our assets and based on a review of competitive practices among peer companies:

•

An Amended and Restated Employment Agreement for Mr. Sugarman, effective as of March 24, 2016, pursuant to which, among other changes, Mr. Sugarman’s base salary was set at $800,000 (see Employment Agreements);

•

An Amended and Restated Employment Agreement for Mr. McKinney, effective as of April 1, 2016, pursuant to which, among other changes, Mr. McKinney’s base salary was set at $500,000 (see Employment Agreements); and

•	Effective as of January 1, 2016, we increased Mr. Boyle’s base salary to $600,000 and Mr. Grosvenor’s base salary to $500,000.

Annual Proxy Statement	2016	Page	47

COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentives

The employment agreements with our Named Executive Officers provide for additional or special compensation, such as incentive pay or bonuses, as the Board of Directors or Compensation, Nominating and Corporate Governance Committee may from time to time determine. Employment agreements for Named Executive Officers specify the following target bonus amounts; however, these amounts are targets only and the actual bonus amounts may be higher or lower than the targeted amounts at the discretion of the Compensation, Nominating and Corporate Governance Committee:

Executive	Annual Target Incentive as defined by Employment Agreement
Steven A. Sugarman President and Chief Executive Officer	$300,000 (1) (target of 50% of Mr. Sugarman’s base salary), and not less than an amount equal to 10% of the EBITDA of the Company’s non-deposit businesses, which as of December 31, 2015 was $551,000.
James J. McKinney EVP, Chief Financial Officer and Principal Accounting Officer	$162,500 (1) (target of 50% of Mr. McKinney’s base Salary).
Hugh F. Boyle EVP, Chief Risk Officer	$375,000 (1) (target of 75% of Mr. Boyle’s base salary).
John C. Grosvenor EVP, General Counsel and Corporate Secretary	No specific range set forth in Mr. Grosvenor’s employment agreement.
Jeffrey T. Seabold EVP, Chief Banking Officer

$750,000 (1) annual bonus (target of 100% of Mr. Seabold’s base salary).

In addition to the annual bonus, Mr. Seabold’s employment agreement also provides for the following target incentives:

•    $750,000 (1) incentive bonus (target of 100% of the actual annual bonus Mr. Seabold receives); and

•    $250,000 transitional bonus for 2015 (target of $250,000 cash incentive tied to each of the quarters ended June 30, September 30 and December 31, 2015).

(1)	As the target is based on a percentage of base salary, the target will increase if the base salary increases.

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COMPENSATION DISCUSSION AND ANALYSIS

Quarterly and Annual Cash (Non-Equity) Incentives for Mr. Seabold. Pursuant to the Amended and Restated Employment Agreement with Mr. Seabold, he is eligible to receive transitional, annual and incentive bonuses. On March 24, 2015, the Compensation, Nominating and Corporate Governance Committee approved three performance unit agreements for Mr. Seabold, which are eligible to be settled fully in cash (although the Company may settle up to 50% of each of the annual and incentive bonus awards in equity rather than cash). The annual and incentive performance unit awards provide that the actual annual and incentive bonus earned under each respective award may be higher or lower than the target amount of $750,000 for each award, with the actual amounts of cash and stock paid to be determined by the Compensation, Nominating and Corporate Governance Committee. These performance unit agreements are described below:

Performance Unit Description	Mr. Seabold’s Performance Goals	Targets	Amount Awarded
Quarterly Performance Unit

¡    Target Goal: In general, the quarterly performance objective shall be attained when the Bank’s residential lending division achieves $4 million in pre-tax profits for each quarter ended June 30, 2015, September 30, 2015 and December 31, 2015.

¡    Maximum Goal: The cumulative performance objective is attained upon achievement of $12 million in aggregate pre-tax profits attributable to the Bank’s residential lending division during the three fiscal quarters.

		Minimum: $0. Target: $250,000 cash. Maximum: $750,000 cash.	Maximum Goal Achieved. Award: $750,000 cash.
Annual Performance Unit

¡   Target Goal: The target objective shall be attained if the Bank achieves a certain regulatory standing as of December 31, 2015.

¡   Maximum Goal: The maximum objective shall be attained if the Bank achieves a certain regulatory standing as of December 31, 2015, in addition to the Bank achieving higher levels of earnings in 2015 as compared to 2014.

		Minimum: $0. Target: $750,000. Maximum: $1,500,000.	Attainment of the performance objectives at a level such that Mr. Seabold is entitled to receive $375,000 short term cash incentive and $250,000 restricted stock award that vests over time.
Incentive Performance Unit

¡    Target and Maximum Goals: The target and maximum objectives are attained based on certain achievements related to the weighted average closing price of the stock (the percentage by which (up to 25%) the weighted average closing price during 2015 exceeds the weighted average price during 2014) and the weighted average diluted earnings per share (the percentage by which (up to 25%) the weighted average diluted earnings per share during 2015 exceed the weighted average diluted earnings per share during 2014), but the overall amounts may be reduced if the Bank does not achieve a certain regulatory standing as of December 31, 2015.

		Minimum: $0. Target: $750,000. Maximum: $1,500,000.	Attainment of performance objectives at a level such that Mr. Seabold is entitled to receive $375,000 short term cash incentive and $250,000 restricted stock award that vests over time.

Annual Proxy Statement	2016	Page	49

COMPENSATION DISCUSSION AND ANALYSIS

2015 Cash Incentives. Following December 31, 2015, the Compensation, Nominating and Corporate Governance Committee commenced an evaluation of the cash incentive compensation to be considered for the Chief Executive Officer and the other Named Executive Officers based upon their performance during 2015. Other than for Mr. Seabold who was paid cash incentives based on the attainment of the objectives set forth in his quarterly, annual and incentive performance units, there was no specific weighting of business goals compared to an individual officer’s performance for the payment of cash incentives, but instead the recommended bonus reflected a holistic view of the success of each executive in achieving objectives for their respective functional area, as well as the contractual terms of their compensation arrangements.

The cash incentive amounts which have been awarded for 2015 performance are as follows:

Executive	Title	2015 Annual Cash Incentives
Steven A. Sugarman	President and Chief Executive Officer	$ 250,000
James J. McKinney	EVP, Chief Financial Officer and Principal Accounting Officer	$ 170,000
Hugh F. Boyle	EVP, Chief Risk Officer	$ 375,000
John C. Grosvenor	EVP, General Counsel and Corporate Secretary	$ 400,000
Jeffrey T. Seabold	EVP, Chief Banking Officer	$1,500,000

Long-Term Incentives

The Compensation, Nominating and Corporate Governance Committee believes that a significant portion of Named Executive Officers’ target compensation should generally be in the form of long-term incentives, which motivates leaders and key employees through the use of awards tied to the long-term performance of the Company. These awards are intended to reward performance over a multi-year period, align the interests of executives with those of stockholders, instill an ownership culture, enhance the personal stake of executive officers in the growth and success of the Company, and provide an incentive for continued service at the Company. Long-term incentive awards are currently granted under the 2013 Omnibus Stock Incentive Plan. The Company issues long-term incentives in three ways: upon hire, retention awards, and annual awards.

Inducement Awards Upon Hire. At the discretion of the Board of Directors, the Company at times awards special inducement equity awards upon hire or upon renegotiation of the employee’s contract. During 2015, Mr. McKinney was given the following inducement award as a result of his employment with the Company:

Executive	Hire Date	Upon Hire Inducement Awards
James J. McKinney Executive Vice President, Chief Financial Officer and Principal Accounting Officer	September 2015.	25,110 shares underlying a restricted stock award.

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COMPENSATION DISCUSSION AND ANALYSIS

2015 Retention Awards. Due to the philosophy that a significant portion of a Named Executive Officers’ target compensation should generally be in the form of long-term incentives and to encourage ongoing focus on long-term stockholder value, the Compensation, Nominating and Corporate Governance Committee deemed it appropriate and in the best interest of the Company and its stockholders to consider awards to the executives of restricted shares of the Company’s voting common stock under the 2013 Omnibus Stock Incentive Plan to incent their superior performance during 2015. Consequently, pursuant to management’s recommendations, the Compensation, Nominating and Corporate Governance Committee approved retention awards to individual officers, key personnel and other employees of the Company and the Bank, all of which vested in full one year after the April 1, 2015 grant date. Restricted shares of the Company’s voting common stock were awarded to each of the Named Executive Officers in the following dollar amounts (based on the market value of the shares on the day prior to grant).

Executive	Title	2015 Stock Retention Incentives
Steven A. Sugarman	President and Chief Executive Officer	$1,499,998	(1)
James J. McKinney	Executive Vice President, Chief Financial Officer and Principal Accounting Officer	$—
Hugh F. Boyle	Executive Vice President, Chief Risk Officer	$299,995
John C. Grosvenor	Executive Vice President, General Counsel and Corporate Secretary	$400,001
Jeffrey T. Seabold	Executive Vice President, Chief Banking Officer	$50,003
Ronald J. Nicolas, Jr.	Former Chief Financial Officer	$187,506

(1)

Mr. Sugarman’s 2015 stock retention incentive award vested in full on April 1, 2016, subject to certification by the Compensation, Nominating and Corporate Governance Committee that the maximum level of performance condition has been achieved. The description of Mr. Sugarman’s award and the performance goals are:

Executive	Type of Award and Description of Performance Goals	Vesting
Steven A. Sugarman

¡  Award: Performance-based restricted stock award representing 121,852 shares.

¡   Vesting Date: Up to 100% of the award vests on April 1, 2016.

¡   Target and Maximum Goal: The performance objective is attained, and the shares will vest in full on April 1, 2016, so long as the Bank has achieved a certain regulatory standing as of March 31, 2016.

Minimum: Zero. Target and Maximum: Full vesting of 121,852 shares.

Annual Proxy Statement	2016	Page	51

COMPENSATION DISCUSSION AND ANALYSIS

2015 Performance Awards. On May 15, 2015, the Compensation, Nominating and Corporate Governance Committee granted equity-based performance awards to Mr. Boyle and Mr. Grosvenor, which are described below:

Executive	Type of Award and Description of Performance Goals	Vesting

Hugh Boyle

¡  Award: Non-qualified performance option award representing 80,000 shares.

¡  Vesting Date: The options vest in equal annual installments of up to 16,000 shares on April 1, 2016, 2017, 2018, 2019 and 2020.

¡  Target and Maximum Goal: The target and maximum objective shall be attained if the Bank achieves a certain regulatory standing during the vesting period, with the number of shares vesting calculated based on the number of days of each vesting period that the standing is achieved.

Minimum: Zero. Target and Maximum: Up to 100% vesting, or 16,000 shares on each vesting date.

John C. Grosvenor

¡  Award: Non-qualified performance option award representing 60,000 shares.

¡  Vesting Date: The options vest in equal annual installments of up to 12,000 shares on April 1, 2016, 2017, 2018, 2019 and 2020.

¡  Target and Maximum Goal: The target and maximum objective shall be attained if the Bank achieves a certain regulatory standing during the vesting period, with the number of shares vesting calculated based on the number of days of each vesting period that the standing is achieved.

Minimum: Zero. Target and Maximum: Up to 100% vesting, or 12,000 shares on each vesting date.

Page	52	Annual Proxy Statement	2016

OTHER COMPENSATION POLICIES AND PRACTICES

Compensation, Nominating and Corporate Governance Committee’s Response to 2013 “Say-on-Pay” Vote

At our 2013 Annual Meeting of Stockholders, the stockholders were presented with the following proposals:

•

“Say-on-Pay” Proposal. Our stockholders were presented with the opportunity to vote on an advisory (non-binding) proposal to approve the compensation of our executives disclosed in our proxy statement for that Meeting, with approximately 75% of the votes cast voting in favor of the “Say-on-Pay” proposal.

•

Triennial Basis of “Say-on-Pay” Proposals. Our stockholders were also presented with an advisory (non-binding) proposal where the Company requested that stockholders approve holding Say-on-Pay votes on a triennial basis. Approximately 53% of the votes cast voted in favor of holding Say-on-Pay votes on a triennial basis.

Following our 2013 Annual Meeting, the Compensation, Nominating and Corporate Governance Committee reviewed the results of the stockholder advisory vote on executive compensation and the advisory vote to hold Say-on-Pay votes every three years. Based on the 2013 “Say-on-Pay” vote, and in light of the increasing complexity of the Company’s businesses, the Board and the Compensation, Nominating and Corporate Governance Committee has responded to “Say-on-Pay” by continuing to obtain management and investor input in addition to continually evolving the Company’s compensation programs to allow the Company to retain competitive in the market and retain and attract talented management.

Stock Ownership Guidelines

In April 2013, the Board of Directors adopted stock ownership guidelines for senior officers of the Company. The guidelines require that our Chief Executive Officer own shares equal to at least 300% of his or her after-tax base salary and that the other Named Executive Officers own shares equal to at least 100% of his or her after-tax base salary. Compliance with the guidelines is required to be achieved within two years from the date each officer first becomes subject to the guidelines. All of the Named Executive Officers are in compliance with the Stock Ownership Guidelines. For stock ownership guidelines of directors, see Corporate Governance Matters/Corporate Governance Highlights.

Hedging/Pledging Policy

The Company considers it inappropriate for any director or officer to enter into speculative transactions in the Company’s securities. The Company’s insider trading policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. Directors, officers, and other employees also may not purchase the Company’s securities on margin, or borrow against any account in which Company securities are held. The prohibitions do not apply to a broker-assisted cashless exercise of stock options granted as part of a Company incentive plan.

401(k) Plan

We offer a qualified, tax exempt savings plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who participate in the 401(k) Plan receive matching contributions, including the Named Executive Officers, who receive matching contributions on the same terms and using the same formulas as other participating employees. Participants are also permitted to borrow against their account balance in the 401(k) Plan.

Perquisites and Other Benefits

Our executives are entitled to few benefits that are not otherwise available to all of our employees. The limited perquisites that we provide to our Named Executive Officers include a company car or auto allowance. In addition, the Named Executive Officers are given the option of receiving the services of a financial advisory firm to assist with their personal financial planning.

Equity Grant Policy

The Board of Directors and, by delegation, the Compensation, Nominating and Corporate Governance Committee, administers the 2013 Omnibus Stock Incentive Plan and establishes the rules for all awards granted under the plan, including grant guidelines, vesting

Annual Proxy Statement	2016	Page	53

OTHER COMPENSATION POLICIES AND PRACTICES

schedules, and other provisions. The Board of Directors or the Compensation, Nominating and Corporate Governance Committee reviews these rules periodically and considers, among other things, the interests of our stockholders, market conditions, information provided by independent advisors, performance objectives, and recommendations made by the Chief Executive Officer.

The Board of Directors or the Compensation, Nominating and Corporate Governance Committee reviews the awards granted for all employees. For annual awards, the Compensation, Nominating and Corporate Governance Committee reviews the recommendations of the Chief Executive Officer for executives and other employees, modifies the proposed grants in certain circumstances, and approves the awards effective as of the date of its approval.

The exercise prices of stock option or SAR grants are set at the closing market price of a share of Company common stock on the date the Board of Directors or Compensation, Nominating and Corporate Governance Committee approves the grants, except that the exercise price of each stock option granted under the 2013 Omnibus Stock Incentive Stock is equal to the closing price of the Company common stock the business day before the grant. The exercise price of new hire awards and relocation or retention grants is determined as set forth above, except that the exercise price is set on the date of hire or effective date of the underlying agreement providing for such grant rather than the date of the approval thereof.

Employment Agreements

As previously discussed, the Company has entered into employment agreements with each of the Named Executive Officers. The Compensation, Nominating and Corporate Governance Committee determined that the compensation packages provided under these agreements was fair and reasonable on the basis of its assessment of comparable compensation opportunities available to the individuals, including the compensation arrangements of the Named Executive Officer at his prior place of employment, in the case of new hires. The specifics of these arrangements are described in detail below under Employment Agreements.

Payments Due Upon Termination or a Change in Control

Under the terms of our equity-based compensation plans and their respective employment agreements, the Chief Executive Officer and the other Named Executive Officers are entitled to severance benefits upon termination of their employment under specified circumstances. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail below under Employment Agreements/Potential Payments upon Termination of Employment or Change in Control.

Recoupment Policy

Under Section 304 of the Sarbanes Oxley Act of 2002, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be required to reimburse the Company for: (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document; and (ii) any profits realized from the sale of securities of the Company during that 12-month period. The Company plans to implement a recoupment policy to comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once final rules have been adopted.

Tax Impact

Section 162(m) of the Internal Revenue Code does not permit publicly traded companies to take income tax deductions for compensation paid to the Chief Executive Officer and the other Named Executive Officers if employed at year end (other than the Chief Financial Officer) to the extent that taxable compensation exceeds $1.0 million per officer in any taxable year and does not otherwise qualify as performance-based compensation.

The 2013 Omnibus stock Incentive Plan is structured so that the compensation deemed paid to an executive officer in connection with the exercise of stock options should qualify as performance-based compensation not subject to the $1.0 million limitation. Awards of restricted stock or grants of RSUs made under the 2013 Omnibus Stock Incentive Plan may or may not qualify as performance-based compensation.

The Compensation, Nominating and Corporate Governance Committee will continue to consider steps that might be in the Company’s best interests to comply with Section 162(m) of the Code. However, in establishing the cash and equity incentive compensation programs for the executive officers, the Compensation, Nominating and Corporate Governance Committee believes that the potential

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OTHER COMPENSATION POLICIES AND PRACTICES

deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The Compensation, Nominating and Corporate Governance Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.

Annual Proxy Statement	2016	Page	55

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Page	56	Annual Proxy Statement	2016

REPORT OF THE COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Compensation, Nominating and Corporate Governance Committee of the Company’s Board of Directors is comprised of the undersigned directors, each of whom is independent as independence is defined for compensation committee members under the NYSE Listed Company Manual. The Compensation, Nominating and Corporate Governance Committee’s responsibilities are defined in a written charter adopted by the Board of Directors.

The Compensation, Nominating and Corporate Governance Committee has reviewed and discussed the above Compensation, Discussion and Analysis with management. Based on such review and discussions, the Compensation, Nominating and Corporate Governance Committee recommended to the Company’s Board of Directors that the Compensation, Discussion and Analysis be included in this proxy statement.

Compensation, Nominating and Corporate Governance Committee

Chad T. Brownstein, Chair

Eric L. Holoman

Jonah F. Schnel

Annual Proxy Statement	2016	Page	57

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation paid to or earned by the Named Executive Officers. For information regarding the employment agreements between the Company and each of Messrs. Sugarman, Boyle, Grosvenor and Seabold as well as a description of the Separation and Settlement Agreement with Mr. Nicolas, see Employment Agreements.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)		Option/ SAR Awards(2)		Non- Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Steven A. Sugarman	2015	$600,000	$250,000		$1,499,998	(9)	$5,114		—		—	$216,198	$2,571,310
President and Chief Executive Officer	2014	$600,000	$300,000		$750,004		$1,439,014		—		—	$268,027	$3,357,045
	2013	$599,039	$750,000		—		$613,477		—		—	$124,514	$2,087,030
James J. McKinney	2015	$94,792	$170,000	(7)	$309,104		—		—		—	—	$573,896
Executive Vice President, Chief Financial Officer and Principal Accounting Officer (4)
Hugh F. Boyle	2015	$404,167	$375,000		$299,995		$317,600	(10)	—		—	$91,686	$1,488,448
Executive Vice President, Chief Risk Officer	2014	$350,000	$200,000		$344,503		—		—		—	$13,223	$907,726
	2013	$67,417	$62,500		$345,750		$92,000		—		—	—	$567,667
John C. Grosvenor	2015	$389,583	$400,000		$400,001		$238,200	(10)	—		—	$145,315	$1,573,099
Executive Vice President, General Counsel and Corporate Secretary	2014	$350,000	$350,010	(8)	$150,001		—		—		—	$16,810	$866,821
	2013	$289,367	$150,000		$70,700		—		—		—	$14,915	$524,982
Jeffrey T. Seabold	2015	$647,917	—		$50,003		—		$1,500,000	(11)	—	$111,407	$2,309,327
Executive Vice President, Chief Banking Officer (5)	2014	$400,000	$650,000	(8)	$150,001		—		—		—	$13,734	$1,213,735
	2013	$237,949	$150,000		$736,000		$327,000		—		—	$42,666	$1,493,615
Ronald J. Nicolas, Jr.	2015	$366,667	—		$187,506		—		—		—	$135,821	$689,994
Former Chief Financial Officer (6)	2014	$400,000	$287,500	(8)	$300,002		—		—		—	$30,157	$1,017,659
	2013	$346,354	$300,000		—		—		—		—	$20,272	$666,626

(1)

Represents the grant date fair values of the stock awards under ASC Topic 718. The assumptions used in the calculation of these amounts are included in Note 16 of the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the years ended December 31, 2015, 2014 and 2013, respectively, filed with the Securities and Exchange Commission.

(2)

Represents the grant date fair values of the option and stock appreciation right (in the case of Mr. Sugarman) awards under ASC Topic 718. In the case of awards during 2015, 2014 and 2013, the assumptions used in the calculation of these amounts are included in Note 16 of the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the years ended December 31, 2015, 2014 and 2013, respectively, filed with the Securities and Exchange Commission. For Messrs. Boyle and Grosvenor, performance non-qualified stock options granted during 2015 are included representing 80,000 and 60,000 shares, respectively.

Page	58	Annual Proxy Statement	2016

SUMMARY COMPENSATION TABLE

(3)

For 2015, 2014 and 2013, all other compensation consisted of items set forth in the table below. Regarding the dividend equivalents paid with respect to the SARs, the dividend equivalents reported in the table below for 2015 and 2014 are comprised only of dividend equivalents accrued on the SARs during 2012 and 2013 and paid to Mr. Sugarman in 2014. These 2012 and 2013 accrued dividend equivalents are reported in the table below because these dividend equivalents were not included in the grant date fair value of the SARs when the SARs (which were originally to be settled in cash) were amended on December 13, 2013 to be settled in shares of the Company’s voting common stock. The dividend equivalents reported in the table below for 2013 reflect all dividend equivalents on the SARs paid to Mr. Sugarman, without regard to whether the dividend equivalents were included in the grant date fair value. Regarding the amounts reported for paid time off (PTO) and floating days, effective January 1, 2016, the Company implemented a flexible time off policy for the Named Executive Officers and reimbursed them such amounts accrued through December 31, 2015, except for Mr. Nicolas who was reimbursed for PTO and floating days through his resignation date of November 15, 2015.

Name	Year	401(k) Match	Certain Dividend Equivalents on SARs	Dividends on Unvested RSAs	Auto Allowance	PTO Paid Out	Floating Day Paid Out	Total
Steven A. Sugarman	2015	$ 18,000	—	$44,204	—	$149,379	$4,615	$216,198
	2014	$ 17,500	$ 235,276	$15,251	—	—	—	$268,027
	2013	$ 17,500	$ 105,181	$1,733	—	—	—	$124,514	(a)
James J. McKinney	2015	—	N/A	—	—	—	—	—
Hugh F. Boyle	2015	—	N/A	$28,071	—	$59,769	$3,846	$91,686
	2014	—	N/A	$13,223	—	—	—	$13,223
	2013	—	N/A	—	—	—	—	—
John C. Grosvenor	2015	$ 15,785	N/A	$13,446	—	$112,623	$3,461	$145,315
	2014	$ 11,690	N/A	$5,121	—	—	—	$16,810
	2013	$ 10,885	N/A	$2,730	$1,200	—	—	$14,915	(a)
Jeffrey T. Seabold	2015	$ 9,039	N/A	$21,909	$4,500	$75,959	—	$111,407
	2014	—	N/A	$13,734	—	—	—	$13,734
	2013	—	N/A	$6,000	—	—	—	$42,666	(b)
Ronald J. Nicolas, Jr.	2015	$ 10,363	N/A	$16,885	$5,500	$99,996	$3,077	$135,821
	2014	$ 14,667	N/A	$10,991	$4,500	—	—	$30,157
	2013	$ 10,233	N/A	$9,989	—	—	—	$20,272	(a)

(a)

For Mr. Sugarman the aggregate amount also includes a $100 anniversary bonus; for Mr. Grosvenor a $100 anniversary bonus and for Mr. Nicolas a $50 anniversary bonus, which are not listed separately in the table above.

(b)

For Mr. Seabold, the amount includes $36,666 of director fees, which is not listed separately in the table above. These director fees were discontinued upon Mr. Seabold’s resignation as a director on May 12, 2013, immediately before he became an employee of the Bank on May 13, 2013.

(4)

Mr. McKinney became Executive Vice President and Chief Financial Officer of the Company effective November 15, 2015, after initially joining the Company effective September 1, 2015 as Executive Vice President and Principal Accounting Officer. No compensation information is provided for Mr. McKinney for 2014 or 2013 because he was not a Named Executive Officer for either of those years.

(5)

For Mr. Seabold, this table does not include the value of the issuance on November 2, 2015 of 28,545 shares of unregistered voting common stock, which were not issued to Mr. Seabold under the Company’s 2013 Omnibus Stock Incentive Plan, but were issued as unregistered securities pursuant to the terms of an acquisition agreement between the Company and CS Financial. See Transactions with Related Persons. This issuance was reported on a Form 4 filed by Mr. Seabold with the Securities and Exchange Commission on November 4, 2015, but is not included as part of Mr. Seabold’s employment compensation.

(6)	Effective November 15, 2015, Mr. Nicolas resigned as Chief Financial Officer of the Company and continued service as a consultant to the Company for a five-month period following his resignation.

(7)	For Mr. McKinney, the amount represents a signing bonus of $20,000 in addition to his year-end annual incentive for performance in 2015 of $150,000.

(8)

For Messrs. Grosvenor, Seabold and Nicolas the bonus amount includes the year-end annual incentive for performance in 2014, as well as cash incentives paid during 2014 aggregating $150,000, $300,000 and $100,000, respectively.

(9)	Represents the grant date fair value of a performance based restricted stock award granted in 2015 assuming achievement of the highest level of performance condition.

(10)

For Messrs. Boyle and Grosvenor, represents the grant date fair value of non-qualified performance option awards assuming achievement of the highest level of performance condition (or full vesting) of 80,000 and 60,0000 underlying shares, respectively.

(11)

For Mr. Seabold, the amount includes cash incentives earned under quarterly, annual and incentive performance unit awards granted in 2015. The annual and incentive performance unit awards provide that the actual annual and incentive bonus earned under each respective award may be higher or lower than the target amount of $750,000 for each award, with the actual amounts of cash and stock paid to be determined by the Compensation, Nominating and Corporate Governance Committee. The Compensation, Nominating and Corporate Governance Committee determined that Mr. Seabold attained the performance objectives under: (i) the 2015 quarterly performance unit agreement such that he is entitled to receive $750,000 in cash; (ii) the 2015 annual performance unit agreement such that he is entitled to receive cash and equity incentives of $625,000; and (ii) the 2015 Incentive performance unit agreement such that he is entitled to receive cash and equity incentives of $625,000. The cash amount set forth in the table above includes the following: (i) $750,000 short-term cash incentive earned under Mr. Seabold’s quarterly performance unit agreement upon achievement of the highest level of performance condition; (ii) $375,000 short term cash incentive earned under Mr. Seabold’s annual performance unit agreement; and (iii) $375,000 short-term cash incentive earned under Mr. Seabold’s incentive performance unit agreement. Not included in the 2015 amounts in the table are: (i) $250,000 of restricted stock granted on April 1, 2016 pursuant to Mr. Seabold’s 2015 annual performance unit agreement; and (ii) $250,000 restricted stock granted on April 1, 2016 under Mr. Seabold’s 2015 incentive performance unit agreement, each of which vest in full one year from the grant date.

Annual Proxy Statement	2016	Page	59

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of plan-based awards to the Named Executive Officers for 2015.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options/ SARs (#)	Exercise/ Base Price of Option/ SAR Awards ($/Sh)	Grant Date Fair Value of Stock and Option/ SAR Awards (1)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)		Maximum (#)
Steven A. Sugarman	4/01/2015	—	—		—		—	121,582	(6)	121,582	(6)	—		—	—	$1,499,988
	9/30/2015	—	—		—		—	—		—		—		2,973(14)	$ 12.27	$ 5,114
James J. McKinney	10/02/2015	—	—		—		—	—		—		25,110	(9)	—	—	$ 309,104
Hugh F. Boyle	4/01/2015	—	—		—		—	—		—		24,370	(10)	—	—	$ 299,995
	5/15/2015	—	—		—		—	80,000	(7)	80,000	(7)	—		—	$ 13.29	$ 317,600
John C. Grosvenor	4/01/2015	—	—		—		—	—		—		32,494	(11)	—	—	$ 400,001
	5/15/2015	—	—		—		—	60,000	(8)	60,000	(8)	—		—	$ 13.29	$ 238,200
Jeffrey T. Seabold(2)	3/24/2015	—	$250,000	(3)	$750,000	(3)	—	—		—		—		—	—	—
	3/24/2015	—	$750,000	(4)	$1,500,000	(4)	—	—		—		—		—	—	—
	3/24/2015	—	$750,000	(5)	$1,500,000	(5)	—	—		—		—		—	—	—
	4/1/2015	—	—		—		—	—		—		4,062	(12)	—	—	$ 50,003
Ronald J. Nicolas, Jr.	4/01/2015	—	—		—		—	—		—		15,232	(13)	—	—	$ 187,506

(1)

Represents the grant date fair values of the awards under ASC Topic 718. The assumptions used in the calculation of these amounts are included in the Note 16 of the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the years ended December 31, 2015 filed with the Securities and Exchange Commission.

(2)

For Mr. Seabold, this table does not include the value of the issuance on November 2, 2015 of 28,545 shares of unregistered voting common stock, which were not issued to Mr. Seabold under the Company’s 2013 Omnibus Stock Incentive Plan, but were issued as unregistered securities pursuant to the terms of an acquisition agreement between the Company and CS Financial (for more information, see Transactions with Related Persons). This issuance was reported on a Form 4 filed by Mr. Seabold with the Securities and Exchange Commission on November 4, 2015, but is not included as part of Mr. Seabold’s employment compensation.

(3)

Represents a quarterly cash incentive to Mr. Seabold of $250,000 in each of the fiscal quarters ended June 30, 2015, September 30, 2015 and December 31, 2015 (equaling the overall maximum of $750,000), which is earned based on achievement of the highest level of performance condition for each quarter.

(4)

Represents an annual performance unit award granted to Mr. Seabold that is eligible to be settled in cash (although the Company may settle up to 50% of the award in equity rather than cash). The actual annual bonus earned under the annual performance unit award may be higher or lower than the target, with the actual annual bonus amount earned and the mix of cash and equity compensation to settle the annual bonus determined by the Compensation, Nominating and Corporate Governance Committee. Assuming achievement of the target level of performance, settlement in cash and that the actual annual bonus is awarded at the target level, then the annual bonus amount is $750,000. Assuming achievement of the highest level of performance, settlement in cash and that the actual annual bonus is awarded at the maximum level, then the annual bonus amount is $1,500,000.

(5)

Represents an incentive performance unit award granted to Mr. Seabold that is eligible to be settled in cash (although the Company may settle up to 50% of the award in equity rather than cash). The actual incentive bonus earned under the incentive performance unit award may be higher or lower than the target, with the actual incentive bonus amount earned and the mix of cash and equity compensation to settle the incentive bonus determined by the Compensation, Nominating and Corporate Governance Committee. Assuming achievement of the target level of performance, settlement in cash and that the actual incentive bonus is awarded at the target level, then the incentive bonus amount is $750,000. Assuming achievement of the highest level of performance, settlement in cash and that the actual incentive bonus is awarded at the maximum level, then the incentive bonus amount is $1,500,000.

(6)	Represents a performance-based restricted stock award granted to Mr. Sugarman that vests in full on April 1, 2016, subject to achievement of the highest level of performance condition.

(7)

Represents a performance non-qualified stock option granted to Mr. Boyle with 20% vesting and becoming exercisable in five equal installments on each of April 1, 2016, 2017, 2018, 2019 and 2020 assuming achievement of the highest level of performance condition.

(8)

Represents a performance non-qualified stock option granted to Mr. Grosvenor with 20% of such options vesting and becoming exercisable in five equal installments on each of April 1, 2016, 2017, 2018, 2019 and 2020 assuming achievement of the highest level of performance condition.

(9)	Represents a restricted stock award granted to Mr. McKinney that vests as follows: 20% increments on each October 2, 2016, 2017, 2018, 2019 and 2020.

(10)	Represents a restricted stock award to Mr. Boyle that fully vested on April 1, 2016.

(11)	Represents a restricted stock award to Mr. Grosvenor that fully vested on April 1, 2016.

(12)	Represents a restricted stock award to Mr. Seabold that fully vested on April 1, 2016.

(13)	Represents a restricted stock award to Mr. Nicolas that fully vested on April 1, 2016.

(14)

Represents an Additional SAR granted to Mr. Sugarman that was fully vested on the grant date with respect to the number of shares indicated and was issued pursuant to the anti-dilution provisions of Mr. Sugarman’s Initial SAR that was granted to Mr. Sugarman on August 21, 2012. In connection with entering into his new employment agreement with the Company on March 24, 2016, Mr. Sugarman agreed to waive his right to receive Additional SARs in connection with future stock issuance by the Company. See Employment Agreements. Mr. Sugarman also waived his right to receive Additional SARs in connection with the common stock offering completed by the Company on March 8, 2016.

Page	60	Annual Proxy Statement	2016

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

The following table provides information regarding vested and unvested stock options and stock appreciation rights and unvested restricted stock awards held by the Named Executive Officers as of December 31, 2015:

	Option/SAR Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs / Warrants Exercisable(#)	Number of Securities Underlying Unexercised Options/ SARs / Warrants Unexercisable(#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs/ Warrants (#)	Option/ SAR / Warrant Exercise/ Base Price (1)		Option/ SAR / Warrant Expiration Date (2)	Number of Shares or Units of Stock that Have Not Vested(#)		Market Value of Shares or Units of Stock that Have Not Vested($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#) (4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($) (4)
Steven A. Sugarman	500,000(5)	—	—	$12.12		8/21/2022	—		—	—		—
	150,933(5)	—	—	$13.06		8/21/2022	—		—	—		—
	88,366(5)	—	—	$13.60		8/21/2022	—		—	—		—
	15,275(5)	—	—	$13.55		8/21/2022	—		—	—		—
	70,877(5)	—	—	$12.83		8/21/2022	—		—	—		—
	252,023(5)	—	—	$10.09		8/21/2022	—		—	—		—
	216,334(5)	—	—	$11.62		8/21/2022	—		—	—		—
	238,937(6)	25,963(6)	—	$10.09		8/21/2022	—		—	—		—
	2,973(7)	—	—	$12.27		8/21/2022	—		—	—		—
	16,165(8)	—	—	$15.81		6/27/2021	—		—	—		—
	960,000(9)	—	—	$8.97	(9)	Variable(9)	—		—	—		—
	—	—	—	—		—	—		—	121,852	(22)	$1,781,476	(22)
James J. McKinney							25,110	(17)	$367,108
Hugh F. Boyle	10,000(10)	15,000(10)	—	$13.83		9/30/2023	—		—	—		—
	—	—	80,000(15)	$13.29		5/15/2025	—		—	—		—
	—	—	—	—		—	59,370	(18)	$867,989	—		—
John C. Grosvenor	75,000(11)	—	—	$12.24		8/22/2022	—		—	—		—
	—	—	60,000(16)	$13.29		5/15/2025	—		—	—		—
	—	—	—	—		—	35,494	(19)	$518,922	—		—
Jeffrey T. Seabold	16,713(12)	—	—	$15.81		6/27/2021	—		—	—		—
	40,000(13)	60,000(13)	—	$13.10		5/13/2023	—		—	—		—
	340,000(9)	—	—	$8.97	(9)	Variable(9)	—		—	—		—
	—	—	—	—		—	34,062	(20)	$497,986	—		—
Ronald J. Nicolas, Jr.	45,000(14)	30,000(14)	—	$11.36		11/05/2022	—		—	—		—
	—	—	—	—		—	25,232	(21)	$368,892	—		—

(1)

The base price of each stock appreciation right (SAR) and exercise price of each stock option is equal to the grant day’s closing price of the voting common stock, except that the exercise price of each stock option granted under the 2013 Omnibus Stock Incentive Plan is equal to the closing price of the voting common stock the business day before the grant date.

(2)	The scheduled expiration date of each stock option and SAR occurs ten years after the grant date.

(3)	Market value reflects the dollar value of unvested restricted shares as of December 31, 2015 based on that day’s closing price of the voting common stock on the NYSE of $14.62.

(4)	The market value reflects the dollar value of the awards based on achieving target levels of performance.

(5)

Each represents a SAR that fully vested on August 21, 2014. The initial SAR (Initial SAR) was granted to Mr. Sugarman on August 21, 2012 for 500,000 shares with a vesting schedule of one-third on August 21, 2012, one-third on August 21, 2013, and one-third on August 21, 2014, and a base price of $12.12. The Initial SAR provides that the SAR (whether vested or unvested) is entitled to dividend equivalent rights. Pursuant to an anti-dilution provision of the Initial SAR, additional SARs (Additional SARs) were issued to Mr. Sugarman upon the Company’s issuance of common stock pursuant to certain capital raises, with a base price determined as of the date of issuance, but otherwise with the same terms and conditions (including vesting and dividend equivalent rights) as the Initial SAR. In connection with entering into his new employment agreement with the Company on March 24, 2016, Mr. Sugarman agreed to waive his right to receive Additional SARs in connection with future stock issuance by the Company. See Employment Agreements. Mr. Sugarman also waived his right to receive Additional SARs in connection with the common stock offering completed by the Company on March 8, 2016. The Initial SAR has an anti-dilution provision pursuant to which additional SARs (Additional SARs) are granted, with the same terms (including vesting) as the Initial SAR. The Initial SAR was originally agreed by the Company and Mr. Sugarman to be settled in cash, but pursuant to an amendment to the Initial SAR, effective December 13, 2013 the Initial SAR and all Additional SARS will be settled in shares of voting common stock.

Annual Proxy Statement	2016	Page	61

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

(6)

These Additional SARs (the TEU Additional SARs) were issued to Mr. Sugarman in connection with the closing of an offering of the Company 8.00% Tangible Equity Units on May 21, 2014. Each Tangible Equity Unit is composed of a prepaid stock purchase contract (each, a Purchase Contract) and a junior subordinated amortizing note issued by the Company. Each Purchase Contract settles based on minimum or maximum settlement rates of shares of common stock. The number of settlement shares underlying the TEU Additional SARs was calculated using the maximum settlement rate and, therefore, the number of shares underlying these TEU Additional SARs is subject to adjustment and forfeiture. Until each Purchase Contract settles and the voting common stock related thereto is issued, each corresponding TEU Additional SAR has a vesting date of May 21, 2017 and no dividend equivalent rights prior to vesting. The TEU Additional SARs vest earlier than May 21, 2017 to the extent any Purchase Contracts settle prior to that date, at which time the TEU Additional SARs corresponding to such Purchase Contract will become fully vested and exercisable (subject to certain exceptions if the settlement occurred before August 21, 2014). The TEU Additional SARs that have accelerated in vesting have the same terms and conditions as the Initial SAR. The TEU Additional SARs originally related to 300,219 shares of voting common stock with a scheduled vesting of May 21, 2017, as described above. As of December 31, 2015, as a result of early settlement of some of the Purchase Contacts, the TEU Additional SAR had accelerated in vesting with respect to 238,937 shares and was forfeited with respect to 35,319 shares. The TEU Additional SAR that has accelerated in vesting has the same terms and conditions as the Initial SAR.

(7)	Represents Additional SARs that fully vested on September 30, 2015.

(8)	Represents a non-qualified stock option of 16, 165 shares that fully vested on June 27, 2012.

(9)

These warrants were originally issued on November 1, 2010 to COR Advisors LLC, an entity controlled by Mr. Sugarman, who was a director of the Company on that date and who later became President and Chief Executive Officer of the Company, to purchase the Company’s non-voting common stock at an exercise price of $11.00 per share, subject to certain adjustments to the number of shares underlying the warrants as well as certain adjustments to the warrant exercise price as applicable. Subsequent to their original issuance, the warrants were transferred and, as of December 31, 2015, warrants for the right to purchase 960,000 shares of non-voting common stock were held by Mr. Sugarman and his spouse through a living trust, and warrants for the right to purchase 340,000 shares of non-voting common stock were held by Mr. Seabold. These warrants vest in tranches, with each tranche being exercisable for 5 years after the tranche’s vesting date. With respect to the warrants held by Mr. Sugarman, 50,000 shares vested on October 1, 2011 and the remainder vested in seven equal quarterly installments beginning January 1, 2012 and ending on July 1, 2013. With respect to the warrants transferred to Mr. Seabold, 130,000 shares vested on each of April 1 and July 1, 2011, and 80,000 shares vested on October 1, 2011.

(10)	Represents a nonqualified stock option of 25,000 shares with the following vesting schedule: 20% increments on each of September 30, 2014, 2015, 2016, 2017 and 2018.

(11)	Represents a non-qualified stock option of 75,000 shares with the following vesting schedule: 25,000 shares on each of August 22, 2013, 2014 and 2015.

(12)	Represents a nonqualified stock option of 16,713 shares that fully vested on June 27, 2012.

(13)	Represents a nonqualified stock option of 100,000 shares with the following vesting schedule: 20% increments on each of May 13, 2014, 2015, 2016, 2017 and 2018.

(14)	Represents a nonqualified stock option of 75,000 shares with the following vesting schedule: 20% increments on each of November 5, 2013, 2014, 2015, 2016 and 2017.

(15)

Represents a performance non-qualified stock option of 80,000 shares granted to Mr. Boyle with 20% of such options vesting and becoming exercisable on each of April 1, 2016, 2017, 2018, 2019, and 2020, assuming achievement of the highest level of performance condition.

(16)

Represents a performance non-qualified stock option of 60,000 shares granted to Mr. Grosvenor with 20% of such options vesting and becoming exercisable on each of April 1, 2016, 2017, 2018, 2019, and 2020, assuming achievement of the highest level of performance conditions.

(17)	Represents unvested portion as of December 31, 2015 of an award of 25,110 shares of restricted stock that vests as follows: 20% increments on each of October 2, 2016, 2017, 2018, 2019, and 2020.

(18)

Represents unvested portion as of December 31, 2015 of an award of 25,000 shares of restricted stock with the following vesting schedule: 20% increments on each of September 30, 2014, 2015, 2016, 2017 and 2018 and the unvested portion as of December 31, 2015 of an award of 25,000 shares of restricted stock that vests as follows: 20% increments on each of June 11, 2015, 2016, 2017, 2018 and 2019. In addition, represents the unvested portion as of December 31, 2015 of an award of 24,370 shares of restricted stock that fully vested on April 1, 2016.

(19)

Represents the unvested portion as of December 31, 2015 of an award of 5,000 shares of restricted stock with the following vesting schedule: 20% increments on each of October 15, 2014, 2015, 2016, 2017 and 2018. In addition, represents the unvested portion as of December 31, 2015 of an award of 32,494 shares of restricted stock that fully vested on April 1, 2016.

(20)

Represents unvested portion, as of December 31, 2015, of an award of 50,000 shares of restricted stock, with the following vesting schedule: 20% increments on each of August 1, 2014, 2015, 2016, 2017 and 2018, and the unvested portion as of December 31, 2015 of an award of 4,062 shares of restricted stock that fully vested on April 1, 2016.

(21)

Represents unvested portion, as of December 31, 2015, of an award of 25,000 shares of restricted stock with the following vesting schedule: 20% increments on each of November 5, 2013, 2014, 2015, 2016 and 2017. In addition, the amount represents the unvested portion, as of December 31, 2015, of an award of 15,232 shares of restricted stock that fully vested on April 1, 2016.

(22)

Represents unvested portion as of December 31, 2015 of an award of 121,852 shares of restricted stock that fully vests on April 1, 2016 assuming achievement of the target level of performance conditions.

Page	62	Annual Proxy Statement	2016

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding vested and unvested stock options and stock appreciation rights and unvested restricted stock awards held by the Named Executive Officers as of December 31, 2015.

	Option/SAR Awards/Warrants				Stock Award
Name	Number of Shares Exercised (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Steven A. Sugarman	—		—		63,545	$779,262
James J. McKinney	—		—		—	—
Hugh F. Boyle	—		—		15,094	$193,507
John C. Grosvenor	—		—		16,504	$201,017
Jeffrey T. Seabold	95,000	(3)	$556,510	(3)	22,225	$271,790
Ronald J. Nicolas, Jr.	—		—		30,795	$384,782

(1)	Amounts do not take into account any shares withheld by the Company to satisfy employee income taxes.

(2)	Represents the value realized upon vesting of restricted stock award, based on the market value of the shares on the vesting date.

(3)

Reflects the exercise as to 95,000 shares of a portion of a warrant to purchase shares of the Company’s non-voting common stock that was originally issued to COR Advisors, LLC for certain consulting services and transferred to Mr. Seabold. The exercise was done on a cashless basis, and the net number of shares of non-voting common stock issued to Mr. Seabold was 37,355. The value realized on exercise is based on the difference between the fair market value (as determined pursuant to the terms of the warrant) of the Company’s voting common stock at the time of exercise ($14.8980 for these purposes) and the exercise price of the warrant at the time of exercise ($9.04). The warrant does not represent part of Mr. Seabold’s employment compensation for the Company.

Annual Proxy Statement	2016	Page	63

EMPLOYMENT AGREEMENTS

We have employment agreements with each of Messrs. Sugarman, McKinney, Boyle, Grosvenor and Seabold. Set forth below are descriptions of these agreements. In addition, as described above under Compensation Discussion and Analysis, as of March 24, 2016, Mr. Sugarman and Mr. McKinney each entered into separate amended and restated employment agreements, the terms of which are also described below. Further, effective as of January 1, 2016, each of Messrs. Boyle, Grosvenor and Seabold entered into amendments to generally standardize certain provisions of their respective employment agreements, including the renewal provisions and the length of the contract term.

Employment Agreement with Mr. Sugarman. Effective August 21, 2012, Mr. Sugarman entered into a three-year employment agreement with the Company as Chief Executive Officer and was also awarded a cash-settled stock appreciation right with respect to 500,000 shares of Company voting common stock (Initial SAR) due to his appointment as Chief Executive Officer as well as to recognize his prior service to the Company. Continued and strategic growth of the Company was encouraged pursuant to an anti-dilution provision in the Initial SAR, which provides that additional SARs (Additional SARs) would be issued to Mr. Sugarman upon the Company’s issuance of common stock pursuant to certain capital raises. The Additional SARs have a base price determined as of the date of issuance, but otherwise with the same terms and conditions (including vesting and dividend equivalent rights) as the Initial SAR. Since his appointment as Chief Executive Officer in 2012, Mr. Sugarman has overseen the Company’s growth from approximately $1.7 billion in assets as of December 31, 2012 to $8.2 billion in assets as of December 31, 2015, leading to overall increased earnings and profitability. During 2013, 2014 and 2015, as the Company grew and raised capital in the form of common stock, Mr. Sugarman received Additional SARs pursuant to the anti-dilution provision.

Subsequent to December 31, 2015, the Compensation, Nominating and Corporate Governance Committee hired a compensation consultant to provide advice about competitive compensation and also completed its ongoing evaluation of Mr. Sugarman’s overall compensation package, including a review of the elimination of the anti-dilution provisions of the Initial SAR. As a result of these actions, on March 24, 2016, Mr. Sugarman entered into an Amended and Restated Employment Agreement (the New CEO Employment Agreement) as the Company’s Chairman of the Board, and President and Chief Executive Officer of the Company and the Bank. In connection with his entry into the New CEO Agreement, Mr. Sugarman also relinquished his right to the antidilution provision under the Initial SAR in consideration of our agreement to grant him a one-time equity award as substitution.

Page	64	Annual Proxy Statement	2016

EMPLOYMENT AGREEMENTS

The terms of the original agreement and New CEO Agreement (as well as the terms of the Initial SAR) are described below.

Provision	Original Agreement	New CEO Agreement
Base Salary	$600,000 (minimum).	$800,000 (minimum).
Effective Date	August 21, 2012.	March 24, 2016.
Term of Agreement	Initial term ending on August 21, 2015, but with an automatic renewal for an additional year beginning August 21, 2014 and each anniversary thereafter, unless the Company provides timely notice of non-renewal.	Initial term ending on April 1, 2019, but term extended by one year every April 1, beginning April 1, 2017, unless the Company provides timely notice that the agreement will not be extended.
Annual Incentive and Target Incentive

$300,000(1) (targeted at 50% of his base salary), and no less than a minimum of 10% of the annual profitability (measured as EBITDA) of the Company’s subsidiaries that are not depositary institutions.

The actual bonus earned could be higher or lower than targeted and will be based on the attainment of performance objectives.

$800,000(1) (targeted at 100% of his base salary).

The actual bonus earned could be higher or lower than targeted and will be based on the attainment of performance objectives. No more than 50% of the actual annual bonus earned for any year shall be paid in the form of equity awards.

Inducement and Replacement Award	Concurrently with entering into the Original Agreement, Mr. Sugarman was granted the Initial SAR for 500,000 shares, which is further described below.

Concurrently with entering into the new CEO Agreement, Mr. Sugarman entered into a waiver letter with the Company, under which he relinquished his right to certain anti-dilution protections for future issuances of capital stock under his Initial SAR.

In connection with the elimination of the anti-dilution provision of the Initial SAR award, we agreed to grant Mr. Sugarman a one-time performance based restricted stock award having an aggregate grant date fair market value of up to $5 million, subject to the Company’s achievement of certain performance goals. If the award is earned pursuant to the achievement of performance goals, the award would be expected to vest on March 24, 2017. In the discretion of the Compensation, Nominating and Corporate Governance committee, the restricted stock would also be subject to restrictions on sale or transfer for an additional four-year period following the vesting date.

Annual Proxy Statement	2016	Page	65

EMPLOYMENT AGREEMENTS

Provision	Original Agreement	New CEO Agreement
Termination of employment occurring either due to a termination without “cause” or a resignation for “good reason”

Under the terms of the employment agreement Mr. Sugarman is entitled to and remains subject to the following:

(1)    Severance (Base Salary, Bonus Equivalent and Pro-Rata Bonus): 1.5 (although within two years following a change in control, the severance multiple would be two) multiplied by the sum of Mr. Sugarman’s (i) annual base salary and (ii) target bonus amount, paid in installments over 24 months. In addition to this severance amount, Mr. Sugarman is entitled to payment of the target bonus (pro-rated for the year during which the date of termination occurs) payable within 30 days after the termination.

(2)    Award Vesting: the immediate vesting of any stock options or stock appreciation rights held by Mr. Sugarman, which will remain exercisable for the remainder of their original full terms, and immediate vesting of all other equity awards.

The terms are the same, except that:

(1)    Severance (Base Salary, Bonus Equivalent and Pro-Rata Bonus):

- The multiple is 3x for a termination following a change in control or termination without “cause” or a resignation for “good reason”.

- The severance amount is paid over 24 months, unless there is a change in control and then any amount in excess of $1,082,500 shall be paid in a lump sum on the 55th day following the date of termination.

- Any bonus based on performance conditions which is not previously paid shall be payable no later than March 15th following the year in which termination occurs.

(2)    Award Vesting: Same.

(3)    Benefits: Medical and dental benefits shall be paid for a period of three years

(4)    Restrictions: Mr. Sugarman is also subject to employee non-solicitation restrictions while he is employed by the Company and for twenty-four months immediately following termination of employment for any reason, and is also subject to perpetual confidentiality restrictions. The Company’s obligations to make severance payments to Mr. Sugarman are conditioned upon his compliance with these restrictions.

(3)    Benefits: 18 months (24 months if the termination or resignation occurs within two years following a change in control) of continued medical and dental benefits provided by the Company to Mr. Sugarman and his eligible dependents.

(4)    Restrictions: Mr. Sugarman is also subject to employee non-solicitation and non-competition restrictions while he is employed by the Company and for twenty-four months immediately following termination of employment for any reason. The Company’s obligations to make severance payments to Mr. Sugarman are conditioned upon his compliance with these restrictions. Mr. Sugarman is also subject to perpetual confidentiality provisions.

(1) As the target is based on a percentage of base salary, the target will increase if the base salary increases.

Page	66	Annual Proxy Statement	2016

EMPLOYMENT AGREEMENTS

The Initial SAR for 500,000 shares vested, subject to continued employment, as follows: 1/3 vested on the date of grant (August 21, 2012), 1/3 vested on the first anniversary of the date of grant and the final 1/3 vested on the second anniversary of the date of grant. The Initial SAR has a ten-year term and a base price of $12.12 per share. On December 13, 2013, all of the outstanding stock appreciation rights granted to Mr. Sugarman (i.e. the Initial SAR plus the additional grants made in 2013) which were originally to be settled in cash were amended to be settled in stock. The SAR agreement, as amended, provides that the SAR (whether vested or unvested) is entitled to dividend equivalent rights. Pursuant to an anti-dilution provision of the Initial SAR, Additional SARs are issued to Mr. Sugarman upon the Company’s issuance of common stock pursuant to certain capital raises, with a base price determined as of the date of issuance, but otherwise with the same terms and conditions (including vesting and dividend equivalent rights) as the Initial SAR. The Initial SAR and Additional SARs have the same vesting and dividend equivalent terms, except for an Additional SAR for 300,219 shares granted on May 21, 2014 (Additional TEU SAR) to Mr. Sugarman relating to a public offering of the Company’s tangible equity units (TEUs), as more fully described in Note 16 to the Company’s consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The TEU Additional SAR originally related to 300,219 shares of voting common stock, but as of December 31, 2015 the TEU Additional SAR accelerated in vesting with respect to 264,900 shares and 35,319 shares were forfeited. As a result, as of December 31, 2015, the unvested portion of the TEU SAR related to 25,963 shares of voting common stock. As indicated above, concurrently with entering into the New CEO Agreement, Mr. Sugarman waived his right to receive Additional SARs in connection with future stock issuances by the Company. Mr. Sugarman also waived his right to receive Additional SARs in connection with the common stock offering completed by the Company on March 8, 2016.

Original Employment Agreement with Mr. McKinney. On July 29, 2015, Mr. McKinney entered into an employment agreement with the Bank, the Company’s wholly owned subsidiary, to begin serving as the Executive Vice President and Principal Accounting Officer of each of the Company and the Bank, effective September 1, 2015. On November 15, 2015, Mr. McKinney began serving as the Executive Vice President, Chief Financial Officer of the Company and the Bank and on March 24, 2016, the Company entered into an Amended and Restated Employment Agreement with Mr. McKinney (the New CFO Agreement) to reflect his enhanced duties and responsibilities as Chief Financial Officer.

The original agreement and New CFO Agreement are described below.

Provision	Original Agreement	New CFO Agreement
Title Base Salary	Chief Accounting Officer. $325,000 (minimum).	Chief Financial Officer. $500,000 (minimum).
Term of Agreement	Term ends April 1, 2018, subject to one-year extensions commencing on April 1, 2018 and on each anniversary thereafter unless the Company timely notifies Mr. McKinney that the term will not be so extended.	Same.
Annual Incentive and Target Incentive

Annual: Entitled to an Annual Bonus.

Target: $162,500(1) (50% of base salary).

The actual bonus earned could be higher or lower than targeted and will be based on the attainment of performance objectives.

Annual: Entitled to an Annual Bonus. Target: $500,000(1) (100% of base salary). The actual bonus earned could be higher or lower than targeted.
Inducement Awards	$20,000 cash signing bonus plus 25,110 restricted shares of common stock, which vests over five years and were granted to Mr. McKinney on October 2, 2015.	Not applicable.

Annual Proxy Statement	2016	Page	67

EMPLOYMENT AGREEMENTS

Provision	Original Agreement	New CFO Agreement
Termination of employment occurring either due to a termination without “cause” or a resignation for “good reason”

Under the terms of the employment agreement Mr. McKinney is entitled to and remains subject to the following:

(1)    Severance (Base Salary Equivalent): (a) in the case of a termination without cause or voluntary resignation for good reason during the initial three-year term of the employment agreement, the right to receive continued monthly payments, in an amount per month equal to $27,083.33 for each month remaining during the initial term (capped at an aggregate of 18 months), or (b) in the case of a termination without cause during any one-year renewal term, the right to receive continued monthly payments of $27,083.33, for the lesser of six months and the number of months remaining until the date of the next renewal.

(2)    Award Vesting: the immediate vesting of the then-unvested restricted stock granted to Mr. McKinney in connection with the execution of his employment agreement.

(3)    Restrictions: Mr. McKinney is also subject to employee non-solicitation restrictions while he is employed by the Company, and for certain periods of time following termination of employment under certain circumstances, as well as perpetual confidentiality restrictions. Payment of his severance benefits is conditioned upon his compliance with these restrictions.

The terms are the same, except that:

(1)    Severance (Base Salary Equivalent): in the case of a termination without cause or voluntary resignation for good reason, Mr. McKinney is entitled to severance pay equal to his base salary, multiplied by the number of years or partial years remaining prior to then current term end date.

(2)    Restrictions:Mr. McKinney is subject to employee non-solicitation restrictions while he is employed by the Company, and for 24 months following termination of employment under circumstances entitling him to severance pay described above, as well as perpetual confidentiality restrictions.

(1) As the target is based on a percentage of base salary, the target will increase if the base salary increases.

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EMPLOYMENT AGREEMENTS

Employment Agreement with Mr. Boyle. On September 17, 2013, Mr. Boyle entered into an employment agreement with the Company. Under the agreement, Mr. Boyle’s employment commenced as of September 30, 2013, with an initial three-year term ending on September 30, 2016, with successive renewals, at the parties’ election, of an additional year on each anniversary of the commencement date of the employment agreement, commencing on September 30, 2016. Effective as of January 1, 2016, the employment agreement was amended to provide that the term of the agreement shall expire on April 1, 2017 and, thereafter, shall automatically renew for additional one-year periods, unless either party provides timely notice of non-renewal. Below is a summary of other contract terms:

Provision	Description
Base Salary	As of September 1, 2015, the base salary has been set at $500,000. As of January 1, 2016, the base salary was increased to $600,000.
Annual Incentive and Target Incentive	Annual: $500,000(1) (100% of base salary). Target: $375,000(1) (75% of base salary). The actual bonus earned could be higher or lower than targeted.
Inducement Awards

On September 30, 2013, Mr. Boyle was granted:

(1)   25,000 restricted shares of the Company’s voting common stock, with such shares vesting in five equal annual installments, commencing one year after his employment commencement date; and

(2)   an option to purchase 25,000 shares of the Company’s voting common stock at an exercise price of $13.83, with such option vesting in five equal annual installments, commencing one year after his employment commencement date.

Termination of employment occurring either due to a termination without “cause” or a resignation for “good reason”

Under the terms of the employment agreement Mr. Boyle is entitled to and remains subject to the following:

(1)    Severance (Base Salary Equivalent): up to 24 months of continued payments based on an annual amount equal to the base salary multiplied by the number of years or partial years remaining prior to the end of the term.

(2)    Award Vesting: the immediate vesting of the then-unvested stock options granted to Mr. Boyle in connection with the execution of his employment agreement, and the continued vesting of any then-unvested restricted stock during the period Mr. Boyle is entitled to continue to serve on an advisory board of the Company.

(3)    Restrictions: Mr. Boyle is also subject to employee non-solicitation restrictions while he is employed by the Company, and for twenty-four months following termination of employment under circumstances entitling him to severance pay described above, as well as perpetual confidentiality restrictions. Payment of severance pay to Mr. Boyle is conditioned upon his compliance with these restrictions.

(1) As the target is based on a percentage of base salary, the target will increase if the base salary increases.

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EMPLOYMENT AGREEMENTS

Employment Agreement with Mr. Grosvenor. Effective August 22, 2012, Mr. Grosvenor entered into an employment agreement that has a term of three years, with an automatic renewal for an additional year on the third anniversary of the effective date and each anniversary thereafter. Effective as of January 1, 2016, the employment agreement was amended to provide that the term of the agreement shall expire on April 1, 2017 and, thereafter, shall automatically renew for additional one-year periods, unless either party provides timely notice of non-renewal.

Provision	Description
Base Salary	As of August 22, 2015, the base salary has been set at $450,000. As of January 1, 2016, the base salary has been set at $500,000.
Annual Incentive and Target Incentive	Eligible to receive additional or special compensation, such as equity awards, incentive pay or bonuses, as the board of directors of the Company, or the Compensation, Nominating and Corporate Governance Committee thereof, may determine.
Inducement Awards

Mr. Grosvenor received a:

(1)   a one-time signing bonus of 5,000 restricted shares of the Company’s voting common stock, which fully vested as of August 22, 2015; and

(2)   an option to purchase 75,000 shares of the Company’s voting common stock at an exercise price of $12.24, which fully vested as of August 22, 2015.

Termination of employment occurring either due to a termination without “cause” or a resignation for “good reason”

Under the terms of the employment agreement Mr. Grosvenor is entitled to and remains subject to the following:

(1)    Severance (Base Salary Equivalent): severance pay equal to 24 months’ salary at the rate of salary in effect on the date of termination.

(2)    Award Vesting: vesting of any then-unvested inducement awards. (1)

(3)    Restrictions: Mr. Grosvenor is also subject to employee non-solicitation restrictions while he is employed by the Company and for twenty-four months following termination of employment under circumstances entitling him to severance pay described above as well as perpetual confidentiality restrictions. Payment of severance pay to Mr. Grosvenor is conditioned upon his compliance with these restrictions.

(1)	Mr. Grosvenor’s inducement awards fully vested on August 22, 2015.

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Amended and Restated Employment Agreement with Mr. Seabold. Mr. Seabold entered into an Amended and Restated Employment Agreement as the Bank’s Executive Vice President, Chief Banking Officer, which replaced an original employment agreement dated May 13, 2013. The amended and restated employment agreement became effective as of April 1, 2015 and provides for a term of three years, with an automatic renewal for an additional two years on the second anniversary of the effective date and on each anniversary thereafter, unless one of the parties provides a notice of non-renewal. Effective as of January 1, 2016, the amended and restated employment agreement was amended to change the time period for providing the notice of non-renewal from 60 to 90 days prior to the anniversary date.

Provision	Description
Base Salary	$750,000
Annual Incentive and Target Incentive

Annual Bonus: 750,000(1) (target of 100% of Mr. Seabold’s base salary). The actual annual bonus could be higher or lower than the targeted amount and shall be paid in cash or equity awards; however no more than 50% of the actual annual bonus for any year shall be paid in the form of equity awards.

Annual Incentive Bonus: $750,000(1) (target of 100% of the actual annual bonus Mr. Seabold receives). The actual annual incentive bonus could be higher or lower than the targeted amount and shall be paid in cash or equity awards; however no more than 50% of the actual annual incentive bonus for any year shall be paid in the form of equity awards.

Transitional Quarterly Bonus for 2015: $250,000 (target of $250,000 cash incentive tied to each of the quarters ended June 30, September 30 and December 31, 2015 if certain performance goals are met). The actual 2015 transitional bonus shall be paid in cash in quarterly installments, each installment due no later than 60 days following the end of each the three fiscal quarters during 2015 to which the transitional bonus relates.

Termination of employment occurring either due to a termination without “cause” or a resignation for “good reason”

Under the terms of the employment agreement Mr. Seabold is entitled to and remains subject to the following:

(1)    Severance (Base Salary, Bonus Equivalent and Pro-Rata Bonus): 1.5 times the sum of his base salary and the actual annual bonus and actual incentive bonus received by Mr. Seabold in respect of the most recently completed fiscal year of the Company prior to the termination date, or following a change in control, the severance multiple would be 2, and be based upon the sum of his base salary and the targeted annual bonus as well as the targeted incentive bonus payable in installments over a twenty-four month period. In addition, to the extent not previously paid, and subject to the achievement of any performance goals, Mr. Seabold is entitled to a bonus (pro-rated for the year during which the date of termination occurs), which is equivalent to the targeted annual bonus and the targeted incentive bonus, payable no later than March 15 the year following the year in which the termination occurs.

(2)    Award Vesting: the immediate vesting of any equity awards held by Mr. Seabold, with any stock options or stock appreciation rights remaining exercisable for the remainder of their original full terms.

(3)    Benefits: 18 months (24 months following a change in control) of continued medical and dental benefits.

(4)    Restrictions: Mr. Seabold is also subject to customary employee non-solicitation restrictions while he is employed by the Bank and for a period of 24 months following termination of employment, as well as corporate opportunity restrictions while he is employed by the Bank and perpetual confidentiality restrictions. The Company’s obligations to make severance payments to Mr. Seabold are conditioned upon his compliance with these restrictions.

(1) As the target for the annual bonus is based on a percentage of base salary, the target will increase if the base salary increases. In addition, as the incentive bonus amount is targeted to equal the annual bonus, it will change as the annual bonus amount changes.

Annual Proxy Statement	2016	Page	71

EMPLOYMENT AGREEMENTS

Separation and Settlement Agreement with Mr. Nicolas, the former Chief Financial Officer. On August 12, 2015, the Company entered into a Separation and Settlement Agreement with Mr. Nicolas, which provided for the resignation of Mr. Nicolas as the Company’s Chief Financial Officer effective as of November 15, 2015 and his continued service as a consultant to the Company for a five-month period following his resignation.

Under the separation agreement, subject to Mr. Nicolas’s execution and non-revocation of a general release of claims in favor of the Company, upon his resignation Mr. Nicolas was entitled to receive a lump sum cash payment equal to $750,000. In addition, as consideration for his consulting services to the Company following his resignation, Mr. Nicolas was also entitled to an additional lump sum consulting fee of $250,000 and, during the consulting period, a health insurance subsidy. Under the separation agreement, the outstanding equity awards held by Mr. Nicolas continue to vest during the consulting period. If Mr. Nicolas’s services are terminated by the Company without cause during the consulting period, then Mr. Nicolas will be entitled to continue receiving the health insurance subsidy for the remainder of the consulting period and any outstanding equity awards that would have vested during the consulting period will become fully vested. The separation agreement further provides that Mr. Nicolas will be subject to employee and customer nonsolicitation restrictions for 24 months following his resignation as well as perpetual confidentiality restrictions. The separation agreement also includes a mutual nondisparagement provision.

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EMPLOYMENT AGREEMENTS

Potential Payments upon Termination of Employment or Change in Control

The following table shows the approximate value of the benefits and payments that the Named Executive Officers, other than Mr. Nicolas (whose employment as Chief Financial Officer terminated on November 15, 2015 and who held a consulting position at year end) would have been entitled to receive as of December 31, 2015 had their employment been terminated or had a change in control occurred on that date. The table excludes: (i) amounts accrued through December 31, 2015 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts; (ii) vested account balances under the Company’s 401(k) plan; and (iii) already vested equity awards. In addition, the amounts in the table below assume: (i) that payments under Mr. Seabold’s non-equity incentive plans are equivalent to and would satisfy the Company’s obligations for payment of a pro rata bonus; (ii) maximum payouts for the performance awards held by Messrs. Sugarman, Boyle and Grosvenor after termination of employment; and (iii) the employment agreement provisions relating to equity incentive awards are reflected in the respective award agreements. Payments to Mr. Nicolas in connection with the termination of his employment are described under Separation and Settlement Agreement with Mr. Nicolas.

Name	Type of Payment or Benefit	Termination for Cause / Voluntary Termination Without Good Reason	Involuntary Termination Without Cause or Voluntary Termination With Good Reason		After a Change in Control, Involuntary Termination Without Cause or Voluntary Termination With Good Reason		Change in Control, but no Termination of Employment Occurs		Death or Disability
Steven A. Sugarman (1)	Severance	—	$2,277,500	(2)	$2,853,000	(2)	—		$551,000	(16)
	Accelerated Vesting of Equity Incentive Awards	—	$1,899,088	(3)	$1,899,088	(3)	$117,612	(15)	$1,899,088	(3)
	Post-Employment Health Care Benefits	—	$37,026	(4)	$49,368	(4)	—		$37,026	(4)

	TOTAL	—	$4,213,614		$4,801,456		$117,612		$2,487,114

James J. McKinney (1)	Severance	—	$487,584	(5)	$487,584	(5)	—		—
	Accelerated Vesting of Equity Incentive Awards	—	$367,108	(6)	$367,108	(6)	—		$367,108	(6)
	Post-Employment Health Care Benefits	—	—		—		—		—

	TOTAL	—	$854,692		$854,692		—		$367,108

Hugh F. Boyle	Severance	—	$375,000	(7)	$375,000	(7)	—		—
	Accelerated Vesting of Equity Incentive Awards	—	$11,850	(8)	$986,239	(13)	—		$986,239	(13)
	Post-Employment Health Care Benefits	—	—		—		—		—

	TOTAL	—	$386,850		$1,361,239		—		$986,239

John C. Grosvenor	Severance	—	$900,000	(9)	$900,000	(9)	—		—
	Accelerated Vesting of Equity Incentive Awards	—	—		$554,862	(14)	—		$598,722	(17)
	Post-Employment Health Care Benefits	—	—		—		—		—

	TOTAL	—	$900,000		$1,454,862		—		$598,722

Jeffrey T. Seabold	Severance	—	$3,850,000	(10)	$4,550,000	(10)	—		$1,750,000	(18)
	Accelerated Vesting of Equity Incentive Awards	—	$589,186	(11)	$589,186	(11)	—		$589,186	(11)
	Post-Employment Health Care Benefits	—	$37,026	(12)	$49,368	(12)	—		$37,026	(12)

	TOTAL	—	$4,476,212		$5,188,554		—		$2,376,212

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EMPLOYMENT AGREEMENTS

(1.)

The potential benefits and payments for Messrs. Sugarman and McKinney have been calculated under the terms of their respective original employment agreements. However, subsequent to 2015, each of Messrs. Sugarman and McKinney entered into an Amended and Restated Employment Agreement. Had these amended and restated agreements been in place as of December 31, 2015, then the potential benefits and payments upon termination or change in control owed to Messrs. Sugarman and McKinney have been estimated as follows. See Employment Agreements.

Name	Type of Payment or Benefit	Termination for Cause / Voluntary Termination Without Good Reason	Involuntary Termination Without Cause or Voluntary Termination With Good Reason		After a Change in Control, Involuntary Termination Without Cause or Voluntary Termination With Good Reason		Change in Control, but no Termination of Employment Occurs	Death or Disability
Steven A. Sugarman	Severance	—	$5,600,000	(19)	$5,600,000	(19)	—	$800,000
	Accelerated Vesting of Equity Incentive Awards	—	$1,899,088	(3)	$1,899,088	(3)	$117,612	$1,899,088	(3)
	Post-Employment Health Care Benefits	—	$74,052	(20)	$74,052	(20)	—	$74,052	(20)

	TOTAL	—	$7,573,140		$7,573,140		$117,612	$2,773,140

James J. McKinney	Severance	—	$1,125,000	(21)	$1,125,000	(21)	—	—
	Accelerated Vesting of Equity Incentive Awards	—	$367,108		$367,108	(6)	—	$367,108	(6)
	Post-Employment Health Care Benefits	—	—		—		—	—

	TOTAL	—	$1,492,108		$1,492,108		—	$367,108

(2)

Represents the amount that would be paid to Mr. Sugarman in cash pursuant to his employment agreement following the termination of his employment, with $551,000 (which represents the pro-rata target bonus to which Mr. Sugarman would have been entitled as of December 31, 2015) being paid within 30 days after termination and the remainder in monthly installments for a period of 24 months.

(3)

Represents the value of the: (i) acceleration of vesting of the unvested portion of Mr. Sugarman’s TEU Additional SAR, based on the difference between the closing price per share of the Company’s voting common stock on December 31, 2015 of $14.62 and the base price per share of $10.09; and (ii) the value of the acceleration of vesting of the unvested restricted stock awards held by Mr. Sugarman as of December 31, 2015, based on the closing price per share of the Company’s voting common stock on that date of $14.62.

(4)

Represents the approximate cost to the Company of continuing to provide medical and dental benefits to Mr. Sugarman and his eligible dependents pursuant to his employment agreement following the termination of his employment, for a period of 18 months if such termination does not occur within two years following a change in control of the Company and for a period of 24 months if such termination occurs within two years following a change in control of the Company. In the case of termination due to death or disability, the amount in the table assumes that death or disability does not occur within two years following a change in control; otherwise, in the event such termination occurs within two years following a change in control, the amount would be $49,368.

(5)	Represents the amount that would be paid to Mr. McKinney in cash pursuant to his employment agreement following the termination of his employment, in monthly installments for a period of 18 months.

(6)

Represents the value of the acceleration of vesting of the unvested restricted stock awards held by Mr. McKinney as of December 31, 2015, based on the closing price per share of the Company’s voting common stock on that date of $14.62.

(7)

Represents the amount that would be paid to Mr. Boyle in cash pursuant to his employment agreement following the termination of his employment, in monthly installments for the remainder of the agreement term (a period of 9 months as of December 31, 2015).

(8)

Represents the value of the acceleration of vesting of the unvested portion of Mr. Boyle’s stock options, based on the difference between the closing price per share of the Company’s voting common stock on December 31, 2015 of $14.62 and the exercise price per share of the option of $13.83 per share.

(9)	Represents the amount that would be paid to Mr. Grosvenor pursuant to his employment agreement following the termination of his employment, in monthly installments for a period of 24 months.

(10)

Represents the amount that would be paid to Mr. Seabold pursuant to his employment agreement following the termination of his employment, with $1,750,000 (which represents the non-equity portion of Mr. Seabold’s performance plan, which vests in full and, for purposes of this table, is considered equivalent to the pro-rata bonus amount to which Mr. Seabold would have been entitled to as of December 31, 2015) being paid no later than March 15th of the year following the year in which the termination occurs (i.e. by March 15, 2016, if termination had occurred on December 31, 2015) and the remainder in monthly installments for a period of 24 months.

(11)

Represents: (i) the value of the acceleration of vesting of the unvested portion of Mr. Seabold’s stock options, based on the difference between the closing price per share of the Company’s voting common stock on December 31, 2015 of $14.62 and the exercise price per share of the option of $13.10 per share; and (ii) the value of the acceleration of vesting of the unvested restricted stock awards held by Mr. Seabold as of December 31, 2015, based on the closing price per share of the Company’s voting common stock on that date of $14.62.

(12)

Represents the approximate cost to the Company of continuing to provide medical and dental benefits to Mr. Seabold and his eligible dependents pursuant to his employment agreement following the termination of his employment, for a period of 18 months if such termination does not occur within two years following a change in control of the Company and for a period of 24 months if such termination occurs within two years following a change in control of the Company. In the case of termination due to death or disability, the amount in the table assumes that death or disability does not occur within two years following a change in control; otherwise, in the event such termination occurs within two years following a change in control, the amount would be $44,808.

(13)

Represents: (i) the value of the acceleration of vesting of the unvested portion of Mr. Boyle’s stock options, based on the difference between the closing price per share of the Company’s voting common stock on December 31, 2015 of $14.62 and the exercise price per share of the option of $13.83 per share with respect to

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EMPLOYMENT AGREEMENTS

15,000 shares and $13.82 per share with respect to the 80,000 shares underlying his performance stock option, assuming the highest level of performance; and (ii) the value of the acceleration of vesting of the unvested restricted stock awards held by Mr. Boyle as of December 31, 2015, based on the closing price per share of the Company’s voting common stock on that date of $14.62.

(14)

Represents: (i) the value of the acceleration of vesting of the unvested portion of Mr. Grosvenor’s performance stock options, assuming the highest level of performance, based on the difference between the closing price per share of the Company’s voting common stock on December 31, 2015 of $14.62 and the exercise price per share of the option of $13.29 per share; and (ii) the value of the acceleration of vesting of the unvested restricted stock awards held by Mr. Grosvenor to which a double trigger change in control provision applies as of December 31, 2015, based on the closing price per share of the Company’s voting common stock on that date of $14.62.

(15)

Represents the value of the acceleration of vesting of the unvested portion of Mr. Sugarman’s TEU Additional SAR, based on the difference between the closing price per share of the Company’s voting common stock on December 31, 2015 of $14.62 and the base price per share of $10.09.

(16)	Represents the amount that would be paid to Mr. Sugarman pursuant to his employment agreement within 30 days following death or disability.

(17)

Represents: (i) the value of the acceleration of vesting of the unvested portion of Mr. Grosvenor’s performance stock options, assuming the highest level of performance, based on the difference between the closing price per share of the Company’s voting common stock on December 31, 2015 of $14.62 and the exercise price per share of the option of $13.29 per share; and (ii) the value of the acceleration of vesting of the unvested restricted stock awards held by Mr. Grosvenor to as of December 31, 2015, based on the closing price per share of the Company’s voting common stock on that date of $14.62.

(18)	Represents the amount that would be paid to Mr. Seabold in cash pursuant to his employment agreement no later than March 15 the year following the year in which death or disability occurs.

(19)

Represents the amount that would be paid to Mr. Sugarman in cash pursuant to his amended and restated employment agreement following the termination of his employment, with $800,000 being paid no later than March 15 the year following the year in which the termination occurs (i.e. March 15, 2016) and $4,800,000 being paid in monthly installments for a period of 24 months. However if the termination had occurred within two years after a change in control that constitutes a change in control event within the meaning of Section 409A of the Internal Revenue Code, the $800,000 would be paid in cash by March 15, 2016, $3,717,500 would be paid on the 55th day following the date of termination, and $1,082,500 would be paid in monthly installments over 24 months.

(20)

Represents the approximate cost to the Company of continuing to provide medical and dental benefits to Mr. Sugarman and his eligible dependents pursuant to his amended and restated employment agreement following the termination of his employment, for a period of 3 years (or 36 months).

(21)

Represents the amount that would be paid to Mr. McKinney in cash pursuant to his amended and restated employment agreement following the termination of his employment, in monthly installments for a period of 24 months.

Annual Proxy Statement	2016	Page	75

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Company’s Board of Directors is comprised of the undersigned directors, each of whom is independent as independence is defined for audit committee members under the NYSE Listed Company Manual. The Audit Committee’s responsibilities are defined in a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon, and annually attesting to management’s assessments of the effectiveness of the Company’s internal control over financial reporting. The members of the Audit Committee are responsible to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2015, with management and with KPMG LLP, the Company’s independent registered public accounting firm for 2015. The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 16, Communications with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence as currently in effect, and discussed with KPMG LLP their independence. Based upon the review and discussions described in this report, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

AUDIT COMMITTEE

Robert D. Sznewajs, Chair

Jeffrey Karish

Jonah F. Schnel

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PROPOSAL II - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

KPMG LLP served as our independent registered public accounting firm for the years ended December 31, 2015 and 2014. Representatives of KPMG LLP have been invited to be present at the Annual Meeting, and it is expected that they will attend. If present, the representatives will have an opportunity to make a statement if they so choose, and will be available to respond to appropriate questions from stockholders.

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016, subject to ratification by the Company’s stockholders at the Annual Meeting. Although stockholder ratification of the appointment of KPMG LLP is not required by our bylaws or otherwise, our Board of Directors is submitting this appointment to stockholders for their ratification at the Annual Meeting as a matter of good corporate practice. If the stockholders do not ratify the appointment of KPMG LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the appointment of KPMG LLP is ratified by the stockholders at the Annual Meeting, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year.

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

Fees

For the years ended December 31, 2015 and 2014, KPMG LLP provided various audit, audit-related and non-audit services to the Company, as follows:

	Year Ended December 31,
	2015	2014
Audit Fees (1)	$2,036,320	$1,092,000
Audit Related Fees (2)	$243,700	$273,000
Tax Fees (3)	$73,000	—
All Other Fees	—	—
TOTAL	$2,353,020	$1,365,000

(1)

For the audits of the Company’s consolidated annual financial statements and internal control over financial reporting and for reviews of the Company’s consolidated interim financial statements included in its Quarterly Reports on Form 10-Q. For 2015 also includes certain reports related to compliance audits.

(2)	For 2015, for comfort letters. For 2014, for offerings, consents and comfort letters, review and assurance and related services as well as special purpose reports for compliance audits.

(3)	For permissible professional services related to income tax return preparation and compliance.

Pre-Approval of Audit and Non-Audit Services

Pursuant to the terms of its charter, the Audit Committee of the Company’s Board of Directors is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the independent registered public accounting firm for all audit and permissible non-audit services to be provided by the independent registered public accounting firm and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent registered public accounting firm to render permissible non-audit services to the Corporation, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies. During 2015 and 2014, the Audit Committee pre-approved all of the services provided by KPMG LLP. The Audit Committee has considered the provisions of these services by KPMG LLP and has determined that the services are compatible with maintaining KPMG LLP’s independence.

Annual Proxy Statement	2016	Page	77

PROPOSAL III - ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF EXECUTIVES DISCLOSED IN THIS PROXY STATEMENT

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC’s implementing rules, we are including in this proxy statement and will present at the Annual Meeting an advisory (non-binding) proposal on executive compensation, commonly known as a “say-on-pay” proposal. This proposal gives stockholders the opportunity to endorse or not endorse the 2015 compensation of the Company’s named executive officers as disclosed in this proxy statement.

The Company holds a “say-on-pay” vote on a triennial basis, which was approved pursuant to an advisory vote presented at the Company’s 2013 Annual Meeting of Stockholders. Approximately 53% of the votes cast voted in favor of holding Say-on-Pay votes on a triennial basis. In addition, at the 2013 Annual Meeting of Stockholders, the stockholders were presented with an opportunity to vote on an advisory non-viding basis with respect to 2012 executive compensation. Approximately 75% of the votes cast voted in favor of the “Say-on-Pay” proposal.

Advisory (non-binding) Vote to Approve Executive Compensation

For the 2016 Annual Meeting of Stockholders, the advisory non-binding vote will be presented as a resolution substantially the following form:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. Nor will it affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The following are highlights of actions taken in 2015 and for 2016 on executive compensation:

Our 2015 Executive Compensation Highlights

We introduced qualified performance-based awards to incent superior performance of executives and ensure that the total compensation of each executive remains dependent on our corporate performance and aligned with stockholders’ interests as well as to establish performance objectives pursuant to Section 162(m) of the Internal Revenue Code.

We negotiated an Amended and Restated Employment Agreement with Mr. Seabold in order to better reflect the nature of the enhanced executive duties and the expanded scope of responsibilities that relate to his role as Chief Banking Officer. This amendment increased the alignment of Mr. Seabold with the overall success of the Company and eliminated performance incentives tied exclusively to the Company’s mortgage business. This agreement also transitioned Mr. Seabold to a bonus structure that was entirely performance based.

We began an overall review and evaluation of our executive compensation program, which included obtaining input from stockholders (described below) and continued to review and evaluate Mr. Sugarman’s overall compensation. For more information about this process, see Compensation Discussion and Analysis/Our Executive Compensation Highlights Subsequent to December 31, 2015.

Our Executive Compensation Highlights for 2016 (Subsequent to 2015)

During the first quarter of 2016, at the direction of our Board of Directors, our Compensation, Nominating and Corporate Governance Committee completed its comprehensive strategic evaluation of executive compensation, which included a review of executive employment agreements, compensation structure and performance based awards.

During 2015, we obtained stockholder feedback about executive compensation in a variety of ways. We sought input from our largest and most strategic local investors and reported this investor feedback to our Board of Directors. Additionally, we solicited multiple investment banks to provide market analysis and anonymous investor feedback, which provided insight to and changes made to our governance process related to executive compensation, nominations and business oversight.

Stockholder feedback received in 2015 is directly reflected in the modifications made to the executive compensation program during the first quarter of 2016 (as described below), including termination of the anti-dilution provision of Mr. Sugarman’s stock appreciation rights (SARs) and the restructuring of Mr. Sugarman’s overall compensation package.

We expect to continue to discuss executive pay with stockholders and investors and expect executive compensation programs to evolve further over time.

Page	78	Annual Proxy Statement	2016

PROPOSAL III - ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF EXECUTIVES DISCLOSED IN THIS PROXY STATEMENT

Our Executive Compensation Highlights for CEO compensation (Taken in 2016, Subsequent to 2015)

We consulted with and retained Semler Brossy, a nationally recognized compensation consulting firm, to further assist with our ongoing review and evaluation of Mr. Sugarman’s overall compensation and to recommend competitive, ongoing CEO annual compensation opportunities.

Since his appointment as CEO in 2012, Mr. Sugarman has overseen the Company’s growth from approximately $1.7 billion in assets as of December 31, 2012 to $8.2 billion in assets as of December 31, 2015, leading to overall increased earnings, profitability and total stockholder returns and improved operating metrics.

In order to continue to incent Mr. Sugarman and shift incentives to align with the Company’s continued growth as it approaches $10 billion in assets, we entered into an Amended and Restated Employment Agreement with Mr. Sugarman that took effect on March 24, 2016. For a detailed description of the terms of the new employment agreement, see Employment Agreements. The highlights of the new employment agreement are:

–

Concurrent with signing the new employment agreement, Mr. Sugarman signed a wavier letter that eliminates the anti-dilution provision of his Initial SAR and the new employment agreement also eliminates the guaranteed minimum bonus to Mr. Sugarman that equaled 10% of the EBITDA of the Company’s non-deposit businesses.

–

Before the new employment agreement was finalized, Mr. Sugarman waived his right under the anti-dilution provision to an additional stock appreciation right of 223,218 underlying shares at a price of $15.12 that would have been issued to him with respect to the Company’s March 8, 2016 offering of 5,577,500 shares of its voting common stock.

–

In connection with the removal of the anti-dilution provision of the Initial SAR, we agreed to grant Mr. Sugarman a one-time performance based restricted stock award having an aggregate grant date fair market value of up to $5 million, subject to the Company’s achievement of certain performance goals. If the award is earned pursuant to the achievement of performance goals, the award would be expected to vest on March 24, 2017. In the discretion of the Compensation, Nominating and Corporate Governance committee, the restricted stock would also be subject to restrictions on sale or transfer for an additional four-year period following the vesting date.

With the assistance of Semler Brossy, we evaluated and determined a specific compensation peer group to better evaluate executive compensation.

Our Executive Compensation Highlights for Other Named Executive Officers (Taken in 2016, Subsequent to 2015)

We granted additional performance awards for our Section 16 Officers to transition all applicable executives to consistent performance award criteria relating to certain regulatory and profitability requirements as well as to be deductible under Section 162(m) of the Internal Revenue Code for officers covered by Section 162(m). The awards will be both quarterly and annual in nature. This approach reflects a new compensation process that compensates executives for their performance throughout the course of the year, such that their performance is more closely aligned to achieving objectives based on quarterly and annual goals, rather than general performance, and with incentives being paid when the objectives are achieved, rather than providing one lump sum bonus after year end. This process provides that executives will be awarded cash incentives, additional performance awards tied to future objectives or equity awards that may vest over time.

We entered into new or fully amended and restated employment agreements with Mr. McKinney, Ms. Nickel, Mr. Kuelbs and Mr. Turner and we entered into amended employment agreements with each of Mr. Boyle, Mr. Grosvenor and Mr. Seabold. In addition:

–

In view of the continued growth of our assets, which were slightly less than $1 billion as of December 31, 2011 and were $8.2 billion as of December 31, 2015, we evaluated these agreements against best practices and regulatory requirements for banks that have grown to more than $10 billion in assets.

–	We evaluated base compensation for our Section 16 officers, which resulted in increases to base salaries, considering the continued growth of our assets and competitive practices among peer companies.

–

We added non-solicit and non-competition provisions and a requirement that these key executives provide the Company adequate and proper notice prior to any resignation or leave of absence to ensure the Company’s business is not harmed.

–	We standardized the executive employment agreements for consistent treatment and alignment to the Company’s objectives among similarly situated executives.

Annual Proxy Statement	2016	Page	79

PROPOSAL III - ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF EXECUTIVES DISCLOSED IN THIS PROXY STATEMENT

As disclosed in more detail under Compensation Discussion and Analysis, our Compensation, Nominating and Corporate Governance Committee has a very deliberate and thoughtful process for establishing a broad-based compensation program for our executives. Our compensation programs are guided by our vision to be California’s Bank; our mission to empower California’s diverse businesses, entrepreneurs and communities, and; our core values of operational excellence, superior analytics and entrepreneurialism. Our overall goals of our compensation programs are to:

¡	Compete for, hire and retain skilled and talented executives,

¡	Achieve our strategic objectives without undue risk-taking,

¡	Reward long-term growth and profitability,

¡	Reward the success of the management team as a whole, and

¡	Reward individual achievement and contributions.

Executive compensation determinations are a complex and demanding process. The Compensation, Nominating and Corporate Governance Committee exercises great care and discipline in its analysis and decision-making and recognizes our stockholders’ interest in executive compensation practices. The Compensation, Nominating and Corporate Governance Committee seeks to establish compensation levels that attract highly effective executives who work well as a team and that are aligned with our corporate values to conduct our business with character, compassion, class and competition. A primary focus of our compensation program is to compensate actual performance, using realistic incentive thresholds while not exposing the Company to imprudent levels of risk. The Board of Directors believes that our executive compensation program comports with the objectives described above.

Our Board of Directors believes that our executive compensation in 2015 continued to achieve the objective of our executive compensation philosophy and programs, and therefore recommends that stockholders vote FOR this proposal.

Page	80	Annual Proxy Statement	2016

PROPOSAL IV - STOCKHOLDER PROPOSAL RELATING TO MAJORITY VOTING

The PL Capital Group, located at 67 Park Place East, Suite 675, Morristown, New Jersey 07960, has submitted the following proposal. The PL Capital Group is the beneficial owner of 2,216,919 shares of voting common stock of the Company. In accordance with applicable rules of the SEC, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below exactly as they were submitted by the proponent.

Shareholder Proposal: Majority Voting

RESOLVED, that the stockholders of Banc of California, Inc. (the “Company”) request that the Board of Directors initiate the appropriate process to amend the Company’s charter and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of stockholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats set up for election.

Supporting Statement

The PL Capital Group believes the Company’s current plurality voting standard for director nominees is a fundamentally flawed system. It does not facilitate true corporate democracy, as it allows director nominees who receive even one affirmative vote to be elected in an uncontested election, regardless of the number of votes cast against (or withheld on) the nominee.

By contrast, a “majority voting” standard, in uncontested elections, ensures that a director nominee cannot be elected unless the nominee receives the affirmative vote of the majority of votes cast. This gives shareholders a real say in uncontested elections. If shareholders believe the director nominee has done (or in the case of a new nominee, will do) a good job representing the stockholders’ interest, they will vote for the nominee and vice versa. The PL Capital Group believes that a majority voting standard is an important corporate governance feature which empowers shareholders with the ability to remove poorly performing directors and increases the directors’ accountability to the owners of the Company, its shareholders.

Majority voting has been adopted by many public companies, including over 80% of the companies in the S&P 500 Index. We urge the board of the Company to adopt this widely accepted and common sense standard for uncontested elections for directors. We believe that adopting a majority voting standard is particularly important because the Company does not permit proxy access or cumulative voting, and it has a staggered board.

The PL Capital Group is one of the largest stockholders of the Company. As of the date this proposal was submitted, we owned over 2.2 million shares of the Company. We urge shareholders to join us in supporting this proposal.

Please vote FOR this proposal.

Company Response

The Board is neither supporting nor opposing this proposal and makes no voting recommendation.

The proposal, which is advisory in nature, would constitute a recommendation to the Board if approved by stockholders. Approval of this proposal will not implement majority voting. In order to implement majority voting, the Company’s bylaws would need to be amended.

Annual Proxy Statement	2016	Page	81

ADDITIONAL INFORMATION

Other Matters

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

Stockholder Proposals for the Annual Meeting to be Held in 2017

If you intend to present a stockholder proposal at next year’s Annual Meeting, your proposal must be received by the Company at its executive offices, located at 18500 Von Karman Avenue, Suite 1100, Irvine, California 92612, no later than December 16, 2016 to be eligible for inclusion in the Company’s proxy statement and form of proxy for that Meeting. Your proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and the Company’s charter and bylaws and Maryland law.

The Company’s bylaws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in the Company’s proxy materials. For a stockholder proposal to be considered for presentation at next year’s annual meeting, written notice of the proposal containing the information set forth in Section 1.09 of the Company’s bylaws must be received by the Company no later than December 14, 2016 and no earlier than November 14, 2016. If, however, the date of the next annual meeting is before April 13, 2017 or after July 12, 2017, notice of the stockholder proposal must be delivered no earlier than the 180th day prior to the date of the next annual meeting and not later than the close of business on the later of the 150th day prior to the day of the meeting or the 10th day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting is first made.

Page	82	Annual Proxy Statement	2016

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 3:00 A.M., Pacific Daylight Time, on May 13, 2016.
Vote by Internet
• Go to www.investorvote.com/BANC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all director nominees under Proposal I and
FOR Proposals II and III and makes no recommendation with respect to Proposal IV.

I. Election of Directors: 01 - Steven A. Sugarman	For ☐	Withhold ☐	02 - Jonah F. Schnel	For ☐	Withhold ☐	+

	For	Against	Abstain		For	Against	Abstain
II. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐	IV. If properly presented at the Annual Meeting, a non-binding stockholder proposal to adopt a majority voting standard in relation to the election of directors.	☐	☐	☐
	For	Against	Abstain
III. Advisory (non-binding) vote to approve the compensation of the Company’s executives disclosed in the Company’s proxy statement for the Annual Meeting.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please print full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Banc of California, Inc.

2016 Annual Meeting of Stockholders

Friday, May 13, 2016, 8:00 A.M. Pacific Daylight Time

Pacific Club

4110 MacArthur Boulevard, Newport Beach, California

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Banc of California, Inc.

2016 Annual Meeting of Stockholders

18500 Von Karman Avenue, Suite 1100, Irvine, CA 92612

Proxy Solicited by the Board of Directors for the Annual Meeting — May 13, 2016

The undersigned hereby appoints the members of the Board of Directors of Banc of California, Inc. (the “Company”), and their survivors, with full power of substitution, and authorizes them to represent and vote, as directed on the reverse side, all shares of the voting common stock, par value $0.01 per share, of the Company held of record by the undersigned as of the close of business on March 24, 2016, at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 13, 2016 at 8:00 A.M. Pacific Daylight Time, at the Pacific Club, located at 4110 MacArthur Boulevard, Newport Beach, California, and at any and all adjournments or postponements thereof.

The Board of Directors recommends a vote FOR the election of all nominees under Proposal I and FOR Proposals II and III and makes no recommendation with respect to Proposal IV.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES UNDER PROPOSAL I, “FOR” PROPOSALS II AND III AND “ABSTAIN” WITH RESPECT TO PROPOSAL IV. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

(Continued, and to be marked, dated and signed, on the reverse side)